UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.         )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Chevron Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of the 2010

Annual Meeting and the

2010 Proxy Statement

Notice of the 2010

Annual Meeting of Stockholders

Meeting Date:	Wednesday, May 26, 2010

Meeting Time:	8:00 a.m., CDT

Location:	Chevron Building Auditorium 1500 Louisiana Street Houston, Texas 77002-7308

Record Date:	Thursday, April 1, 2010

Agenda

•	Elect 16 Directors;

•	Ratify the appointment of the independent registered public accounting firm;

•	Approve an amendment to Chevron’s By-Laws to reduce the percentage of stockholdings required for stockholders to call for special meetings;

•	Take action on six stockholder proposals; and

•	Transact any other business that may be properly brought before the Annual Meeting.

Admission

All stockholders are invited to attend the Annual Meeting. To be admitted, you will need a form of photo identification and either an admission ticket or valid proof of ownership of Chevron common stock. Please refer to pages 6 and 7 of this Proxy Statement for information about attending the Annual Meeting. Seating at the Annual Meeting will be available on a first-come basis.

Voting

Stockholders owning Chevron common stock at the close of business on Thursday, April 1, 2010, or their legal proxy holders are entitled to vote at the Annual Meeting. Please refer to pages 1 through 4 of this Proxy Statement for information about voting at the Annual Meeting.

On or about Thursday, April 15, 2010, we will mail to our stockholders either (1) a copy of this Proxy Statement, a proxy card and our Annual Report or (2) a Notice of Internet Availability of Proxy Materials, which will indicate how to access our proxy materials and vote on the Internet.

By Order of the Board of Directors,

Lydia I. Beebe

Corporate Secretary and

Chief Governance Officer

General Information	1
Items of Business to Be Considered at the Annual Meeting	1
Appointment of Proxy Holders	1
Record Date and Voting	1
Quorum, Vote Required and Method of Counting	3
Method and Cost of Soliciting and Tabulating Votes	4
Householding Information	5
Electronic Access to Proxy Statement and Annual Report	5
Stockholder of Record Account Maintenance	6
Attending the Annual Meeting	6
Election of Directors (Item 1 on the proxy card)	8
The Director Nomination Process	8
Nominees for Director	9
Independence of Directors	18
Board Operations	21
Board Committee Membership and Functions	21
Meetings and Attendance	22
Board Leadership and Independent Lead Director	22
Board Role in Risk Oversight	23
Business Conduct and Ethics Code	24
Transactions With Related Persons	24
Audit Committee Report	25
Board Nominating and Governance Committee Report	26
Management Compensation Committee Report	27
Executive Compensation	28
Compensation Discussion and Analysis	28
Summary Compensation Table	41
Grants of Plan-Based Awards in Fiscal Year 2009	44
Outstanding Equity Awards at 2009 Fiscal Year-End	45
Option Exercises and Stock Vested in Fiscal Year 2009	47
Pension Benefits Table	48
Nonqualified Deferred Compensation Table	50
Potential Payments Upon Termination or Change-in-Control	53
Equity Compensation Plan Information	60
Director Compensation	61
Stock Ownership Information	65
Security Ownership of Certain Beneficial Owners and Management	65
Section 16(a) Beneficial Ownership Reporting Compliance	66
Proposal to Ratify the Appointment of the Independent Registered Public Accounting Firm (Item 2 on the proxy card)	67
Proposal to Approve Amendment to Chevron’s By-Laws to Reduce the Percentage of Stockholdings Required for Stockholders to Call for Special Meetings (Item 3 on the proxy card)	69
Stockholder Proposals	71
2010 Qualifying Stockholder Proposals	71
Submission of Future Stockholder Proposals	71
Stockholder Proposals (Items 4 through 9 on the proxy card)	72

Chevron Corporation

6001 Bollinger Canyon Road

San Ramon, California 94583-2324

Thursday, April 15, 2010

2010 Proxy Statement

General Information

Your Board of Directors is providing you with these proxy materials in connection with the solicitation of proxies to be voted at Chevron Corporation’s 2010 Annual Meeting of Stockholders and at any postponement or adjournment of the Annual Meeting. In this Proxy Statement, Chevron may also be referred to as “we,” “our,” “the Company” or “the Corporation.”

ITEMS OF BUSINESS TO BE CONSIDERED AT THE ANNUAL MEETING

Your Board is asking you to vote on the following items at the Annual Meeting:

•	Elect 16 Directors named in this Proxy Statement;

•	Ratify the appointment of the independent registered public accounting firm;

•	Approve an amendment to Chevron’s By-Laws to reduce the percentage of stockholdings required for stockholders to call for special meetings; and

•	Six stockholder proposals.

APPOINTMENT OF PROXY HOLDERS

Your Board asks you to appoint John S. Watson, R. Hewitt Pate and Lydia I. Beebe as your proxy holders to vote your shares at the Annual Meeting. You make this appointment by voting the proxy card provided to you and using one of the voting methods described below.

If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this Proxy Statement. In the absence of your direction, they will vote your shares as recommended by your Board.

Unless you indicate otherwise on the proxy card or through the telephone or Internet voting procedures, you also authorize your proxy holders to vote your shares on any matters that are not known by your Board as of the date of this Proxy Statement and that may be properly presented for action at the Annual Meeting.

RECORD DATE AND VOTING

Stockholders owning Chevron common stock at the close of business on April 1, 2010, the Record Date, or their legal proxy holders are entitled to vote at the Annual Meeting.

Your Board strongly encourages you to vote. Your vote is important. Voting early helps ensure that we receive a quorum of shares necessary to hold the Annual Meeting. Many stockholders do not vote, so the stockholders who do vote influence the outcome of the election in greater proportion than their percentage ownership of Chevron.

General Information (Continued)

Stockholders of record (i.e., stockholders who own their shares in their own name on the books of the Corporation) can vote by telephone, on the Internet or by mail as described below. Street name stockholders (i.e., stockholders who own their shares through a bank, broker or other holder of record) can vote by the method explained on the proxy card, voting instruction card or other information you receive from the bank, broker or other holder of record. We encourage you to vote on the Internet. It is convenient, and it saves us significant postage and processing costs. In addition, when you vote on the Internet or by telephone prior to the meeting date, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted.

The telephone and Internet voting procedures are designed to verify that you are a stockholder of record by use of a control number and to allow you to confirm that your voting instructions have been properly recorded. If you vote by telephone or on the Internet, you do not need to return your proxy card. Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. EDT on Tuesday, May 25, 2010.

Voting by Telephone. You may vote by proxy by using the toll-free number listed on your proxy card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

Voting on the Internet. You may vote by proxy on the Internet. The Web site for Internet voting is www.proxyvote.com. As with telephone voting, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you can request electronic delivery of future proxy materials.

Voting by Mail. You may vote by proxy by completing, signing, dating and returning your proxy card in the preaddressed, postage-paid envelope provided.

Voting in Person at the Annual Meeting. If you are a stockholder of record, you may vote by proxy by completing, signing, dating and returning your proxy card in person at the Annual Meeting. If you are a street name stockholder, you must obtain a proxy, executed in your favor, from the bank, broker or other holder of record to be able to vote in person at the Annual Meeting. Your Board recommends that you vote using one of the other voting methods since it is not practical for most stockholders to attend the Annual Meeting. However, the method by which you vote your proxy card will not limit your right to vote at the Annual Meeting if you decide to attend in person.

Revoking Your Voting Instructions to Your Proxy Holders. If you are a stockholder of record and you vote by proxy using any method, you may later revoke your proxy instructions by:

—sending a written statement to that effect to Chevron Corporation, Attn: Corporate Secretary and Chief Governance Officer, 6001 Bollinger Canyon Road, San Ramon, California, 94583-2324;

—submitting a proxy card with a later date and signed as your name appears on the stock account;

—voting at a later time by telephone or the Internet; or

—voting in person at the Annual Meeting.

If you are a street name stockholder and you vote by proxy, you may later revoke your proxy instructions by informing the bank, broker or other holder of record in accordance with that entity’s procedures.

General Information (Continued)

Confidential Voting. Chevron has a confidential voting policy to protect the privacy of our stockholders’ votes. Under this policy, ballots, proxy cards and voting instructions returned to banks, brokers and other holders of record are kept confidential. Only the proxy solicitor, the proxy tabulator and the Inspector of Election have access to the ballots, proxy cards and voting instructions. Anyone who processes or inspects the ballots, proxy cards and voting instructions signs a pledge to treat them as confidential. None of these persons is a Chevron Director, officer or employee. The proxy solicitor and the proxy tabulator will disclose information taken from the ballots, proxy cards and voting instructions only in the event of a proxy contest or as otherwise required by law.

QUORUM, VOTE REQUIRED AND METHOD OF COUNTING

At the close of business on the Record Date, there were [                        ] shares of Chevron common stock outstanding and entitled to vote at the Annual Meeting. Each outstanding share is entitled to one vote.

A quorum, which is a majority of the outstanding shares as of the Record Date, must be present to hold the Annual Meeting. A quorum is calculated based on the number of shares represented at the meeting, either by the stockholders attending in person or by the proxy holders. If you indicate an abstention as your voting preference in all matters, your shares will be counted toward a quorum but will not be voted on any matter.

If you are a street name stockholder and do not vote your shares, your bank, broker or other holder of record can vote your shares at its discretion only on Item 2 on the proxy card. If you do not give your bank, broker or other holder of record instructions on how to vote your shares on Item 1 (the election of directors) or Items 3 through 9 (the Board and stockholder proposals), your shares will not be voted on those matters.

If you have shares in an employee benefits plan and do not vote those shares, your trustee may vote your shares in accordance with the terms of the plan.

The required vote and method of calculation for the various business matters to be considered at the Annual Meeting are as follows:

Item 1—Election of Directors

Each outstanding share of Chevron common stock is entitled to one vote for each of the Director nominees named in this Proxy Statement. Each Director nominee who receives a majority of the votes cast (i.e., the number of shares voted “for” a Director nominee must exceed the number of shares voted “against” that Director nominee, excluding abstentions) will be elected a Director. However, if the number of Director nominees exceeds the number of Directors to be elected, the Directors shall be elected by a plurality of the shares present in person or by proxy at the Annual Meeting or any adjournment thereof and entitled to vote on the election of Directors. If you do not wish your shares to be voted with respect to a particular Director nominee, you may “abstain” by so indicating in the space provided on the proxy form or abstain as prompted during the telephone or Internet voting instructions.

Under Chevron’s By-Laws, in an uncontested election any current Director who receives more “against” votes than “for” votes must submit an offer of resignation to the Board Nominating and Governance Committee. The Committee must then consider all relevant facts, including the Director’s qualifications and past and expected future contributions, the overall composition of the Board, and whether Chevron would meet regulatory or similar requirements without the Director, and make a recommendation to the Board on what action to take with respect to the offer of resignation.

General Information (Continued)

If you are a street name stockholder and do not vote your shares, your bank, broker or other holder of record may not vote your shares on the election of Directors.

Item 2—Proposal to Ratify the Appointment of the Independent Registered Public Accounting Firm

This item is approved if the number of shares voted in favor exceeds the number of shares voted against. If you are a street name stockholder and do not vote your shares, your bank, broker or other holder of record may vote your shares at its discretion on this item.

Item 3—Board Proposal to Approve Amendment to Chevron’s Bylaws

This item is approved if a majority of the outstanding shares of Chevron’s common stock entitled to vote at the Annual Meeting are voted in favor of the Proposal. If you “abstain” or otherwise do not vote on this Proposal, it has the same effect as a vote against this Proposal. If you are a street name stockholder and do not vote your shares, your bank, broker or other holder of record may not vote your shares at its discretion on this item.

Items 4 through 9—Stockholder Proposals

These items are approved if the number of shares voted in favor exceeds the number of shares voted against. If you are a street name stockholder and do not vote your shares, your bank, broker or other holder of record may not vote your shares at its discretion on these items.

Any shares not voted on Items 1 or 4 through 9 (whether by abstention, broker nonvote or otherwise) will have no impact on that particular item.

Important Reminder of Effect of Not Casting Your Vote

If You Are a Street Name Stockholder

If you are a street name stockholder it is especially critical that you vote your shares if you want your vote to count in the election of Directors (Item 1) and on Items 3 through 9 of this Proxy Statement. Recent changes in regulation have eliminated the ability of your bank, broker or other holder of record to vote your shares unless you give them instructions to do so by completing the voting instruction card included with this Proxy Statement.

METHOD AND COST OF SOLICITING AND TABULATING VOTES

Chevron will bear the costs of soliciting and tabulating your votes. Chevron has retained Broadridge Financial Solutions, Inc., to assist in distributing these proxy materials. Georgeson Inc. will act as our proxy solicitor in soliciting votes, at an estimated cost of $25,000 plus its reasonable out-of-pocket expenses. Chevron employees, personally, by telephone, by email or otherwise, may solicit your votes without additional compensation.

Chevron will reimburse banks, brokers and other holders of record for reasonable, out-of-pocket expenses for forwarding these proxy materials to you, according to certain regulatory fee schedules. We estimate that this reimbursement will cost Chevron less than $2 million. The actual amount will depend on variables such as the number of proxy packages mailed, the number of stockholders receiving electronic delivery and postage costs. See “Electronic Access to Proxy Statement and Annual Report” below for information on how you can help reduce printing and mailing costs.

General Information (Continued)

Broadridge Financial Solutions, Inc., will be the proxy tabulator and IVS Associates, Inc., will act as the Inspector of Election.

HOUSEHOLDING INFORMATION

We have adopted a procedure approved by the U.S. Securities and Exchange Commission called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Annual Report and Proxy Statement or Notice of Internet Availability of Proxy Materials. This procedure will reduce our printing costs and postage fees.

If you or another stockholder of record with whom you share an address are receiving multiple copies of the Annual Report and Proxy Statement or Notice of Internet Availability of Proxy Materials, you can request to receive a single copy of these materials in the future by calling Broadridge Financial Solutions, Inc., toll-free at 1-800-542-1061 or by writing to Broadridge Financial Solutions, Inc., Attn: Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you or another stockholder of record with whom you share an address wish to receive a separate Annual Report and Proxy Statement or Notice of Internet Availability of Proxy Materials, we will promptly deliver it to you if you request it by contacting Broadridge Financial Solutions, Inc., in the same manner described above.

Stockholders who participate in householding will continue to receive separate proxy cards. Householding will not affect your dividend check mailings.

If you are a street name stockholder, you can request householding by contacting your bank, broker or other holder of record.

ELECTRONIC ACCESS TO PROXY STATEMENT AND ANNUAL REPORT

You can elect to receive future proxy materials by email, which will save us the cost of producing and mailing documents to your home or business. If you choose to receive future proxy materials by email, you will receive an email with instructions containing a link to the Web site where those materials are available as well as a link to the proxy voting Web site.

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If you are a stockholder of record, you may enroll in the electronic delivery service by going directly to www.icsdelivery.com/cvx. You may revoke your electronic delivery election at this site at any time and request a paper copy of the Proxy Statement and Annual Report.

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If you are a street name stockholder, you may also have the opportunity to receive copies of the Proxy Statement and Annual Report electronically. Please check the information provided in the proxy materials mailed to you by your bank, broker or other holder of record concerning the availability of this service.

This year, we are again furnishing proxy materials over the Internet to a number of our stockholders under the Securities and Exchange Commission’s notice and access rules. Many of our stockholders will receive a Notice of Internet Availability of Proxy Materials instead of a paper copy of this Proxy Statement and our 2009 Annual Report. The Notice contains instructions on how to access those documents and vote over the Internet and how stockholders can receive a paper copy of our proxy materials, including this Proxy Statement, our 2009 Annual Report, and a proxy card or voting instruction card. All stockholders who do not receive a Notice will receive a paper copy of the proxy

General Information (Continued)

materials by mail. We believe that this process will conserve natural resources and reduce the costs of printing and distributing our proxy materials. We remind stockholders who receive a Notice that the Notice is not itself a proxy card.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to Be Held on Wednesday, May 26, 2010:

The Notice of Annual Meeting, Proxy Statement and

2009 Annual Report are available at www.proxyvote.com.

At www.proxyvote.com, stockholders can view these materials, cast their vote, and request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

STOCKHOLDER OF RECORD ACCOUNT MAINTENANCE

Our transfer agent is BNY Mellon Shareowner Services. All communications concerning accounts of stockholders of record, including address changes, name changes, inquiries about the requirements to transfer shares and similar issues can be handled by calling Chevron Stockholder Services’ toll-free number, 1-800-368-8357, or by contacting BNY Mellon Shareowner Services through its Web site at www.melloninvestor.com.

In addition, you can access your account through BNY Mellon Shareowner Services’ Web site. You can view your current balance, access your account history, sell shares held in the Chevron Investor Services Program, and obtain current and historical stock prices. To access your account on the Internet, visit www.melloninvestor.com/isd and enter your Investor ID and your PIN. The Investor ID can be found on your account statement or dividend check stub.

If you are a street name stockholder, you may contact your bank, broker or other holder of record with questions concerning your account.

ATTENDING THE ANNUAL MEETING

Only stockholders or their legal proxy holders are invited to attend the Annual Meeting. The meeting will be held at the Chevron Building Auditorium, 1500 Louisiana Street, Houston, Texas 77002-7308. Parking validation for the garage at 1400 Louisiana will be available at the meeting.

To be admitted to the Annual Meeting, you will need a form of photo identification and either an admission ticket or valid proof of ownership of Chevron common stock.

If you are a stockholder of record, an admission ticket is attached to your proxy card. If you plan to attend the Annual Meeting, please vote your proxy, but keep your admission ticket and bring it with you to the Annual Meeting. If you arrive at the Annual Meeting without an admission ticket, we will admit you only if we are able to verify that you are a stockholder.

If you are a street name stockholder, you must present proof of your ownership of Chevron common stock, such as a recent bank or brokerage account statement, to receive an admission ticket and be admitted to the Annual Meeting. You can also obtain an admission ticket in advance by mailing a written request, along with proof of your ownership of Chevron common stock, to Chevron Corporation, Attn: Corporate Secretary and Chief Governance Officer, 6001 Bollinger Canyon Road, San Ramon, California 94583-2324.

If you are not a stockholder, you will be admitted only if you have a valid legal proxy and form of photo identification.

General Information (Concluded)

No cameras; recording equipment; electronic devices, including cell phones; large bags; briefcases; or packages will be permitted in the Annual Meeting.

Election of Directors

(Item 1 on the proxy card)

Your Board is nominating the 16 individuals identified below for election as Directors. Directors are elected annually and serve for a one-year term and until their successors are elected. If any nominee is unable to serve as a Director, which we do not anticipate, the Board by resolution may reduce the number of Directors or choose a substitute.

THE DIRECTOR NOMINATION PROCESS

The Board Nominating and Governance Committee is responsible for defining the qualifications for Board membership and identifying, assessing and recommending qualified Director candidates for the Board’s consideration in nominating individuals for election to the Board. The Board membership qualifications and nomination procedures are set forth in Chevron’s Corporate Governance Guidelines, which are available on the Chevron Web site at www.chevron.com. Generally, the Board is seeking individuals with the following qualifications:

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the highest professional and personal ethics and values, consistent with The Chevron Way and our Business Conduct and Ethics Code, both of which are available on the Chevron Web site at www.chevron.com;

•	broad experience at the policy-making level in business, government, education, technology or public interest;

•	the ability to provide insights and practical wisdom based on the individual’s experience and expertise;

•	a commitment to enhancing stockholder value;

•	sufficient time to effectively carry out duties as a Director (service on boards of public companies should be limited to no more than five); and

•	independence (at least a majority of the Board must consist of independent Directors, as defined by the New York Stock Exchange (NYSE) Corporate Governance Standards).

The Committee uses a skills and qualifications matrix to ensure that the overall Board maintains a balance of knowledge and experience. The Committee carefully reviews all Director candidates, including current Directors, in light of these qualifications based on the context of the current and anticipated composition of the Board, the current and anticipated operating requirements of the Company, and the long-term interests of stockholders. In conducting this assessment, the Committee considers diversity, education, experience, length of service and such other factors as it deems appropriate given the current and anticipated needs of the Board and the Company. The Committee and Board define diversity broadly to include diversity of professional experience (policy, business, government, education, technology or public interest), geographical location and viewpoint, as well as diversity of race, gender, nationality and ethnicity.

The Committee considers all candidates recommended by our stockholders. Stockholders may recommend candidates by writing to the Corporate Secretary and Chief Governance Officer at 6001 Bollinger Canyon Road, San Ramon, California 94583-2324, stating the recommended candidate’s name and qualifications for Board membership. When considering candidates recommended by stockholders, the Committee follows the same Board membership qualifications evaluation and nomination procedures discussed above.

Election of Directors (Continued)

In addition to stockholder recommendations, the Committee considers Director candidates identified for consideration for nomination to the Board from other sources. Board members periodically suggest possible candidates, and from time to time, the Committee may engage a third-party consultant to assist in identifying potential candidates. Since the 2009 Annual Meeting, the Board has added one new Director, George L. Kirkland, a long-term employee and executive of the Company. Mr. Kirkland was elected by the Board to replace Mr. Watson as Chevron’s Vice Chairman in January 2010 upon Mr. Watson’s assumption of the duties of Chairman and Chief Executive Officer of Chevron. In connection with the 2010 Annual Meeting, the Committee evaluated current and anticipated operating requirements, anticipated future retirements under the mandatory retirement policy in the Corporate Governance Guidelines, and the Board’s current profile and recommended a Board size of 16 Directors. Of the 16 Director nominees, 14 are current Directors and two (Messrs. Hagel and Stumpf) are new nominees who were identified by our current nonemployee Directors as part of the Board Nominating and Governance Committee’s regular process for identifying potential Director nominees.

NOMINEES FOR DIRECTOR

Your Board unanimously recommends a vote FOR each of these nominees.

SAMUEL H. ARMACOST

Lead Director;

Director since 1982

Mr. Armacost, age 71, is the retired Chairman of the Board of SRI International, formerly Stanford Research Institute, an independent research, technology development and commercialization organization.

Prior Positions Held: Mr. Armacost was Chairman of the Board of SRI International from 1998 until 2010. He was Managing Director of Weiss, Peck & Greer LLC from 1990 until 1998 and Managing Director of Merrill Lynch Capital Markets from 1987 until 1990. He was President, Director and Chief Executive Officer of BankAmerica Corporation from 1981 until 1986.

Current Public Company Directorships: Callaway Golf Company; Del Monte Foods Company; Exponent, Inc.; Franklin Resources Inc.

Prior Public Company Directorships (within the last five years): None.

Other Directorships and Memberships: SRI International.

Qualifications, Experience, Attributes and Skills: Mr. Armacost meets all of the Director qualifications described above under “The Director Nomination Process.” In particular, Mr. Armacost has served as a chief executive officer of a major public company, BankAmerica Corporation, providing him insight and experience into the operations, challenges and complex issues facing major corporations. Mr. Armacost also has significant financial expertise and experience gained throughout his career, including through his work at BankAmerica Corporation and as a Managing Director of Weiss, Peck & Greer LLC and Managing Director of Merrill Lynch Capital Markets. As retired Chairman of SRI International, Mr. Armacost also has knowledge of the business climate in California and in the San Francisco Bay Area, where Chevron is headquartered.

Election of Directors (Continued)

LINNET F. DEILY Director since 2006 Ms. Deily, age 64, was a Deputy U.S. Trade Representative and U.S. Ambassador to the World Trade Organization from 2001 to 2005.

Prior Positions Held: Ms. Deily was Vice Chairman of Charles Schwab Corporation from 2000 until 2001. She was previously President of the Schwab Retail Group from 1998 until 2000 and President of Schwab Institutional Services for Investment Managers from 1996 until 1998. Prior to joining Schwab, she was Chairman, President and Chief Executive Officer from 1990 until 1996 and President and Chief Operating Officer from 1988 until 1990 of the First Interstate Bank of Texas.

Current Public Company Directorships: Honeywell International Inc.

Prior Public Company Directorships (within the last five years): Alcatel-Lucent S.A. (and its predecessor, Lucent Technologies Inc.).

Other Directorships and Memberships: Greater Houston Partnership; Museum of Fine Arts, Houston; Houston Zoo; St. Luke’s Episcopal Health System; Houston Endowment; Jung Center.

Qualifications, Experience, Attributes and Skills: Ms. Deily meets all of the Director qualifications described above under “The Director Nomination Process.” In particular, Ms. Deily has significant policy-making and international affairs experience based in part on her work as a Deputy U.S. Trade Representative and U.S. Ambassador to the World Trade Organization. In addition, she has experience leading major public corporations, first as Chairman, President and Chief Executive Officer of the First Interstate Bank of Texas and later as Vice Chairman of Charles Schwab Corporation. Ms. Deily also has significant financial expertise and experience gained through the various positions she held at Charles Schwab Corporation and First Interstate Bank of Texas.

ROBERT E. DENHAM Director since 2004 Mr. Denham, age 64, has been a Partner of Munger, Tolles & Olson LLP, a law firm, since 1998 and from 1973 until 1991.

Prior Positions Held: Mr. Denham was Chairman and Chief Executive Officer of Salomon Inc. from 1992 until 1997. In 1991, he was General Counsel of Salomon and its subsidiary, Salomon Brothers.

Current Public Company Directorships: The New York Times Company; Wesco Financial Corporation; Fomento Económico Mexicano, S.A. de C.V.

Prior Public Company Directorships (within the last five years): Alcatel-Lucent S.A. (and its predecessor, Lucent Technologies Inc.).

Other Directorships and Memberships: John D. and Catherine T. MacArthur Foundation; Russell Sage Foundation.

Qualifications, Experience, Attributes and Skills: Mr. Denham meets all of the Director qualifications described above under “The Director Nomination Process.” In particular, Mr. Denham brings to the

Election of Directors (Continued)

Board extensive board and senior executive-level expertise in accounting, law, business and finance as a result of his nearly 40-year career as a lawyer, Chief Executive Officer at Salomon Inc., and Chairman and President of the Financial Accounting Foundation, a position he held from 2004 to 2009. Mr. Denham has also held numerous leadership positions with associations and councils focusing on governance, executive compensation, accounting, professional ethics and business.

ROBERT J. EATON Director since 2000 Mr. Eaton, age 70, is the retired Chairman of the Board of Management of DaimlerChrysler AG, a manufacturer of automobiles.

Prior Positions Held: Mr. Eaton was Chairman of the Board of Management of DaimlerChrysler AG from 1998 until 2000. He was Chairman of the Board and Chief Executive Officer of Chrysler Corporation from 1993 until 1998. He was Vice Chairman and Chief Operating Officer of Chrysler Corporation from 1992 until 1993.

Current Public Company Directorships: None.

Prior Public Company Directorships (within the last five years): None.

Other Directorships and Memberships: Fellow, Society of Automotive Engineers; Fellow, Engineering Society of Detroit; National Academy of Engineering.

Qualifications, Experience, Attributes and Skills: Mr. Eaton meets all of the Director qualifications described above under “The Director Nomination Process.” In particular, Mr. Eaton has served as chairman and chief executive officer of a major public company, providing him insight and experience into the operations, challenges and complex issues facing major corporations. Mr. Eaton brings to the Board extensive board and senior executive-level expertise in the automotive industry, an industry closely connected to the energy industry, as a result of his nearly 40-year career at General Motors Company, Chrysler Corporation and DaimlerChrysler AG.

CHUCK HAGEL Director Nominee Mr. Hagel, age 63, has been Distinguished Professor, Georgetown University and the University of Nebraska at Omaha since 2009.

Prior Positions Held: From 1997 to 2009, Mr. Hagel served as a U.S. Senator from Nebraska. During his tenure in the U.S. Senate, Mr. Hagel served on the Senate Foreign Relations Committee; the Banking, Housing and Urban Affairs Committee; and the Intelligence Committee; and he served as Chairman of the Foreign Relations International Economic Policy, Export and Trade Promotion Subcommittee; the Banking Committee’s International Trade and Finance Subcommittee; and Securities Subcommittee. He also served as the Chairman of the Congressional-Executive Commission on China and the Senate Climate Change Observer Group. Prior to his election to the U.S. Senate, Mr. Hagel was president of McCarthy & Company, an investment banking firm in Omaha, Nebraska.

Election of Directors (Continued)

Current Public Company Directorships: None.

Prior Public Company Directorships (within the last five years): None.

Other Directorships and Memberships: Chairman, Atlantic Council of the United States; Co-Chairman, President’s Intelligence Advisory Board; Member, Secretary of Defense’s Policy Board; Member, Secretary of Energy’s Blue Ribbon Commission on America’s Nuclear Future; Bellevue University Board of Trustees; Commission on Climate and Tropical Forests; Public Broadcasting Service (PBS); Vietnam Veterans Memorial Fund Corporate Council; Zurich Holding Company of America; and numerous other private advisory boards.

Qualifications, Experience, Attributes and Skills: Mr. Hagel meets all of the Director qualifications described above under “The Director Nomination Process.” In particular, Mr. Hagel brings to the Board extensive experience in public policy and international affairs as a result of recent service as Chairman of the Atlantic Council of the United States and as a two-term U.S. Senator from Nebraska. Mr. Hagel’s experience and his role on the advisory boards of a number of organizations gives him a strong knowledge of finance, international strategy, markets and competitors. In addition, Mr. Hagel’s work with the Senate Climate Change Observer Group and the Commission on Climate and Tropical Forests, gives him an understanding of environmental matters.

ENRIQUE HERNANDEZ, JR.

Director since 2008

Mr. Hernandez, age 54, has been Chairman, Chief Executive Officer and President of Inter-Con Security Systems, Inc., a global security services provider, since 1986.

Prior Positions Held: Mr. Hernandez was an associate in the law firm of Brobeck, Phleger & Harrison from 1981 until 1985.

Current Public Company Directorships: McDonald’s Corporation; Nordstrom, Inc.; Wells Fargo & Company.

Prior Public Company Directorships (within the last five years): Tribune Company.

Other Directorships and Memberships: Childrens Hospital Los Angeles; Harvard College Visiting Committee; Harvard University Resources Committee; University of Notre Dame Board of Trustees.

Qualifications, Experience, Attributes and Skills: Mr. Hernandez meets all of the Director qualifications described above under “The Director Nomination Process.” In particular, Mr. Hernandez brings to the Board extensive board and senior executive-level experience in international business and law as a result of his nearly 25-year career with Inter-Con Security Systems, Inc., and his legal experience as a litigation attorney at Brobeck, Phleger & Harrison. Mr. Hernandez also provides expertise in communications and community affairs from his role as co-founder of Interspan Communications, a television broadcasting company serving Spanish-language audiences.

Election of Directors (Continued)

FRANKLYN G. JENIFER Director since 1993 Mr. Jenifer, age 71, is President Emeritus of the University of Texas at Dallas, a doctoral-level educational institution.

Prior Positions Held: Mr. Jenifer was President of the University of Texas at Dallas from 1994 until 2005. He was President of Howard University from 1990 until 1994. Prior to that, he was Chancellor of the Massachusetts Board of Regents of Higher Education from 1986 until 1990. Mr. Jenifer served as vice-chancellor of the New Jersey Department of Higher Education from 1979 until 1986.

Current Public Company Directorships: None.

Prior Public Company Directorships (within the last five years): None.

Other Directorships and Memberships: Mountainside Hospital of Merit Health Systems, Inc.

Qualifications, Experience, Attributes and Skills: Mr. Jenifer meets all of the Director qualifications described above under “The Director Nomination Process.” In particular, Mr. Jenifer brings to the Board extensive expertise in workforce development as a result of his long career leading educational institutions and his service in the public and private sectors, including service as chairman of the American Council on Education and as a director of the Texas Science and Technology Council and Texas Health Research Institute.

GEORGE L. KIRKLAND Director since 2010 Mr. Kirkland, age 59, has been Vice Chairman of Chevron since January 2010 and Executive Vice President of Global Upstream and Gas since January 2005.

Prior Positions Held: Mr. Kirkland was previously President of Chevron Overseas Petroleum from 2002 through 2004. From 2000 to 2001, he was President of Chevron U.S.A. Production Co. Mr. Kirkland joined Chevron in 1974.

Current Public Company Directorships: None.

Prior Public Company Directorships (within the last five years): None.

Other Directorships and Memberships: Africa America Institute; Corporate Council on Africa; U.S.-Kazakhstan Business Association; US-ASEAN Business Council; American Petroleum Institute.

Qualifications, Experience, Attributes and Skills: Mr. Kirkland meets all of the Director qualifications described above under “The Director Nomination Process.” In particular, Mr. Kirkland brings to the Board extensive senior executive-level experience at Chevron and in the energy industry with a strong knowledge of Chevron’s upstream business, including strategy, markets, competitors, financials, policy, administration, operations and industry regulation. Mr. Kirkland’s 35-year career at Chevron has at various points included principal responsibility for upstream research and technology, production and operations in Nigeria, the United States and Canada, and, most recently, global exploration, production and gas activities.

Election of Directors (Continued)

SAM NUNN

Director since 1997

Mr. Nunn, age 71, has been Co-Chairman and Chief Executive Officer of the Nuclear Threat Initiative, a charitable organization, since 2001 and Distinguished Professor, Sam Nunn School of International Affairs at the Georgia Institute of Technology since 1997.

Prior Positions Held: Mr. Nunn was a Partner of King & Spalding, a law firm, from 1997 until 2003. He served as U.S. Senator from Georgia from 1972 until 1997. During his tenure in the U.S. Senate, he served as Chairman of the Senate Armed Services Committee and the Permanent Subcommittee on Investigations. He also served on the Intelligence and Small Business committees.

Current Public Company Directorships: The Coca-Cola Company; Dell Inc.; General Electric Company.

Prior Public Company Directorships (within the last five years): Internet Security Systems, Inc.; Scientific-Atlanta, Inc.

Other Directorships and Memberships: Chairman, Center for Strategic and International Studies.

Qualifications, Experience, Attributes and Skills: Mr. Nunn meets all of the Director qualifications described above under “The Director Nomination Process.” In particular, Mr. Nunn brings to the Board extensive experience in government, public and social policy and international affairs as a result of his 24 years of service in the U.S. Senate and more recently as a CEO of the Nuclear Threat Initiative. While serving as U.S. Senator from Georgia, Mr. Nunn chaired the Senate Armed Services Committee and Permanent Subcommittee on Investigations. As Co-Chairman and CEO of the Nuclear Threat Initiative, Mr. Nunn has presided over the Initiative’s efforts to reduce the global threat of nuclear, biological and chemical weapons.

DONALD B. RICE

Director since 2005

Mr. Rice, age 70, served from 2002 through 2007 as Chairman of the Board and, since 1996, as President and Chief Executive Officer of Agensys, Inc., a private biotechnology company and since December 2007, an affiliate of Astellas Pharma, Inc.

Prior Positions Held: Mr. Rice was President and Chief Operating Officer of Teledyne, Inc., from 1993 until 1996. He was Secretary of the Air Force from 1989 until 1993. He was President and Chief Executive Officer of the RAND Corporation from 1972 until 1989.

Current Public Company Directorships: Vulcan Materials Co.; Wells Fargo & Company (retiring April 2010).

Prior Public Company Directorships (within the last five years): Amgen, Inc.; Unocal Corporation.

Other Directorships and Memberships: RAND Corporation Board of Trustees; Chairman, Pardee RAND Graduate School Board of Governors.

Qualifications, Experience, Attributes and Skills: Mr. Rice meets all of the Director qualifications described above under “The Director Nomination Process.” In particular, Mr. Rice brings to the Board extensive board and senior executive expertise in business, government, public and international

Election of Directors (Continued)

affairs, and significant experience in science and technology as a result of his service in the public and private sectors. Having served as a director of Unocal Corporation prior to its acquisition by Chevron, Mr. Rice brought to the Board strong knowledge of strategy, markets, competitors and financials of Unocal’s operations.

KEVIN W. SHARER

Director since 2007

Mr. Sharer, age 62, has been, since January 2001, Chairman of the Board and, since May 2000, Chief Executive Officer and President of Amgen Inc., a biotechnology company.

Prior Positions Held: From 1992 until 2000, Mr. Sharer served as President and Chief Operating Officer of Amgen. From 1989 until 1992, Mr. Sharer was President of the Business Markets Division of MCI Communications Corporation. From 1984 until 1989, Mr. Sharer served in numerous executive capacities at General Electric Company.

Current Public Company Directorships: Amgen Inc.; Northrop Grumman Corporation.

Prior Public Company Directorships (within the last five years): 3M Company; Unocal Corporation.

Other Directorships and Memberships: California Institute of Technology Board of Trustees; Los Angeles County Museum of Natural History; U.S. Naval Academy Foundation.

Qualifications, Experience, Attributes and Skills: Mr. Sharer meets all of the Director qualifications described above under “The Director Nomination Process.” In particular, Mr. Sharer serves as a chief executive officer of a major public company, providing him insight and experience into the operations, challenges, and complex issues facing major corporations, as well as significant expertise in technology, research and development, and long investment cycles. Having served as a director of Unocal Corporation prior to its acquisition by Chevron, Mr. Sharer brought to the Board strong knowledge of strategy, markets, competitors and financials of Unocal’s operations. As current Chairman, Chief Executive Officer and President of Amgen, Mr. Sharer also brings first-hand knowledge of the business climate in California.

CHARLES R. SHOEMATE Director since 1998 Mr. Shoemate, age 70, is the retired Chairman, President and Chief Executive Officer of Bestfoods, a manufacturer of food products.

Prior Positions Held: Mr. Shoemate was Chairman of the Board and Chief Executive Officer of Bestfoods, formerly CPC International, from 1990 until 2000. He was elected President and a member of the Board of Directors of Bestfoods in 1988.

Current Public Company Directorships: None.

Prior Public Company Directorships (within the last five years): CIGNA Corporation; International Paper Company.

Other Directorships and Memberships: Indian River Medical Center Foundation.

Election of Directors (Continued)

Qualifications, Experience, Attributes and Skills: Mr. Shoemate meets all of the Director qualifications described above under “The Director Nomination Process.” In particular, Mr. Shoemate has served as chairman and chief executive officer of a major public company, providing him insight and experience into the operations, challenges and complex issues facing major corporations. Mr. Shoemate brings to the Board extensive board and senior executive-level expertise in manufacturing, finance, marketing and international business as a result of his nearly 40-year career with Bestfoods and its predecessor companies.

JOHN G. STUMPF

Director Nominee

Mr. Stumpf, age 56, has been since January 2010, Chairman of the Board, since 2007, Chief Executive Officer, and since 2005, President of Wells Fargo & Company, a financial services and bank holding company.

Prior Positions Held: From 2002 until 2005, Mr. Stumpf served as Group Executive Vice President of Community Banking at Wells Fargo. In 2000, he led the integration of Wells Fargo’s $23 billion acquisition of First Security Corporation. Beginning in 1982, Mr. Stumpf served in numerous executive capacities at Norwest Corporation until its merger with Wells Fargo in 1998, at which time he became head of Wells Fargo’s Southwestern Banking Group.

Current Public Company Directorships: Target Corporation; Wells Fargo & Company.

Prior Public Company Directorships (within the last five years): None.

Other Directorships and Memberships: The Clearing House; The Financial Services Roundtable; San Francisco Museum of Modern Art.

Qualifications, Experience, Attributes and Skills: Mr. Stumpf meets all of the Director qualifications described above under “The Director Nomination Process.” In particular, Mr. Stumpf serves as chairman and chief executive officer of a major public company, providing him insight and experience into the operations, challenges and complex issues facing major corporations. Mr. Stumpf also has significant financial expertise and strategy and marketing experience as a result of his 28-year career in the banking and financial services industries. As current Chairman and Chief Executive Officer of Wells Fargo & Company, Mr. Stumpf also brings first-hand knowledge of the business climate in California and in the San Francisco Bay Area, where Chevron is headquartered.

RONALD D. SUGAR Director since 2005 Mr. Sugar, age 61, is the retired Chairman of the Board and Chief Executive Officer of Northrop Grumman Corporation, a global defense and technology company.

Prior Positions Held: Mr. Sugar was Chairman of the Board and Chief Executive Officer of Northrop Grumman Corporation from 2003 until 2010 and President and Chief Operating Officer from 2001 until 2003. He was President and Chief Operating Officer of Litton Industries, Inc., from 2000 until 2001.

Current Public Company Directorships: None.

Election of Directors (Continued)

Prior Public Company Directorships (within the last five years): Northrop Grumman Corporation.

Other Directorships and Memberships: Boys & Girls Clubs of America; Los Angeles Philharmonic Association; Los Angeles World Affairs Council; National Academy of Engineering; UCLA Anderson School Board of Visitors; University of Southern California Board of Trustees.

Qualifications, Experience, Attributes and Skills: Mr. Sugar meets all of the Director qualifications described above under “The Director Nomination Process.” In particular, Mr. Sugar has served as chairman and chief executive officer of a major public company, providing him insight and experience into the operations, challenges and complex issues facing major corporations. Mr. Sugar has extensive board and senior executive-level expertise in manufacturing, technology, finance, government affairs, international marketing and long investment cycles. Mr. Sugar’s career has included service as Chief Financial Officer of TRW, Inc., providing additional financial expertise. As retired chairman and chief executive officer of Northrop, Mr. Sugar also has first-hand knowledge of the business climate in California.

CARL WARE Director since 2001 Mr. Ware, age 66, is a retired Executive Vice President of The Coca-Cola Company, a manufacturer of beverages.

Prior Positions Held: Mr. Ware was a Senior Advisor to the CEO of The Coca-Cola Company from 2003 until 2005 and was an Executive Vice President, Global Public Affairs and Administration, from 2000 until 2003. He was President of The Coca-Cola Company’s Africa Group, with operational responsibility for 50 countries in sub-Saharan Africa from 1991 until 2000.

Current Public Company Directorships: Coca-Cola Bottling Co. Consolidated; Cummins Inc.

Prior Public Company Directorships (within the last five years): Georgia Power Co.

Other Directorships and Memberships: Atlanta Falcons; Clark Atlanta University Board of Trustees; PGA TOUR Golf Course Properties, Inc.

Qualifications, Experience, Attributes and Skills: Mr. Ware meets all of the Director qualifications described above under “The Director Nomination Process.” In particular, Mr. Ware brings to the Board extensive senior executive-level expertise in operations, manufacturing, marketing and public and international affairs as a result of his nearly 28-year career with The Coca-Cola Company. Mr. Ware’s tenure as President and Chief Operating Officer of Coca-Cola Africa provided in-depth knowledge of one of Chevron’s key areas of operations and his tenure as Executive Vice President for Public Affairs and Administration provided additional public policy experience.

Election of Directors (Continued)

JOHN S. WATSON Director since 2009 Mr. Watson, age 53, has been Chairman of the Board and Chief Executive Officer of Chevron since January 1, 2010.

Prior Positions Held: Mr. Watson was previously Vice Chairman of the Board of Chevron from 2009 until 2010. He was Executive Vice President of Strategy and Development from 2008 until 2009. From 2005 until 2007, he was President of Chevron International Exploration and Production, and from 2001 until 2005, he was Chief Financial Officer. He was named Vice President responsible for strategic planning in 1998. Mr. Watson joined Chevron Corporation in 1980.

Current Public Company Directorships: None.

Prior Public Company Directorships (within the last five years): None.

Other Directorships and Memberships: American Petroleum Institute; Animal Rescue Foundation.

Qualifications, Experience, Attributes and Skills: Mr. Watson meets all of the Director qualifications described above under “The Director Nomination Process.” In particular, Mr. Watson brings to the Board extensive senior executive-level expertise in Chevron as well as the energy industry with a strong knowledge of strategy, markets, competitors, financials, policy, and operations . Mr. Watson’s 29-year career at Chevron has at various points included principal responsibility for corporate-wide finance, strategic planning, mergers and acquisitions, international exploration and production. In 2000, Mr. Watson led Chevron’s integration effort after its successful acquisition of Texaco Inc., after which he became Chief Financial Officer.

INDEPENDENCE OF DIRECTORS

The Board has determined that each nonemployee Director nominee (Mr. Armacost, Ms. Deily, and Messrs. Denham, Eaton, Hagel, Hernandez, Jenifer, Nunn, Rice, Sharer, Shoemate, Stumpf, Sugar and Ware) is independent in accordance with the NYSE Corporate Governance Standards and that no material relationship exists that would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director.

For a Director to be considered independent, the Board must determine that the Director does not have any direct or indirect material relationship with Chevron. In making its determinations, the Board adheres to the specific tests for independence included in the NYSE Corporate Governance Standards. In addition, the Board has determined that the following relationships of Chevron Directors occurring within the last fiscal year are categorically immaterial to a determination of independence if the relevant transaction was conducted in the ordinary course of business:

•	director of another entity if business transactions between Chevron and that entity do not exceed $5 million or 5 percent of the receiving entity’s consolidated gross revenues, whichever is greater;

•

director of another entity if Chevron’s discretionary charitable contributions to that entity do not exceed $1 million or 2 percent of that entity’s gross revenues, whichever is less, and if the charitable contributions are consistent with Chevron’s philanthropic practices; and

Election of Directors (Continued)

•

relationship arising solely from a Director’s ownership of an equity or limited partnership interest in a party that engages in a transaction with Chevron as long as the Director’s ownership interest does not exceed 2 percent of the total equity or partnership interest in that other party.

These categorical standards are contained in our Corporate Governance Guidelines, which are available on our Web site at www.chevron.com and are available in print upon request.

During 2009, Mr. Armacost, Ms. Deily, and Messrs. Denham, Hernandez, Nunn, Rice, Sharer, Stumpf, Sugar and Ware were directors of for-profit entities with which Chevron conducts business in the ordinary course. They and Messrs. Eaton and Hagel were also directors or trustees of or similar advisors to not-for-profit entities to which Chevron contributed funds in 2009. The Board determined that all of these transactions and contributions were below the thresholds set forth in the first and second categorical standards described above (except as noted below) and are therefore categorically immaterial to a determination of the particular Director’s independence.

The Board reviewed the following relationships and transactions that existed or occurred in 2009 that are not covered by the categorical standards described above:

•

For Mr. Armacost, the Board considered that in 2009, Chevron made contributions to the Bay Area Council (a not-for-profit advocate of the San Francisco Bay Area and communities) amounting to less than 2.3 percent of the Council’s most recently reported annual gross revenues. Chevron has made contributions to the Council each year since 1996. Mr. Armacost was a member of the Council’s board of directors, which consists of more than 140 members, from 1999 until December 2009 and was not compensated for his services. The Board, noting Chevron’s significant presence in the Bay Area and the fact that Chevron’s practice of contributing to the Council predates Mr. Armacost’s service as a director of the Council, concluded that the 2009 contributions were made in the ordinary course of business, were not related to Mr. Armacost’s position as a director of the Council and would not impair Mr. Armacost’s independence.

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For Ms. Deily, the Board considered that in 2009, Chevron made contributions to the Greater Houston Partnership (a not-for-profit advocate of Houston’s business community) amounting to less than 3.7 percent of the Partnership’s most recently reported annual gross revenues. Chevron has made contributions to the Partnership each year since 1997, and a Houston-based Chevron executive serves on the Partnership’s board. Ms. Deily has been a member of the Partnership’s board of directors, which consists of more than 130 members, since May 2006 and is not compensated for her services. The Board, noting Chevron’s significant presence in Houston and the fact that Chevron’s practice of contributing to the Partnership predates Ms. Deily’s service as a director of the Partnership and as a Chevron Director, concluded that the 2009 contributions were made in the ordinary course of business, were not related to Ms. Deily’s position as a director of the Partnership and would not impair Ms. Deily’s independence.

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For Mr. Sharer, the Board considered that in 2009, Chevron sold products to Amgen Inc., in the ordinary course of business, amounting to less than .02 percent of Amgen’s and less than .001 percent of Chevron’s most recently reported annual consolidated gross revenues. Mr. Sharer is the Chairman, Chief Executive Officer and President of Amgen. The Board concluded that these transactions would not impair Mr. Sharer’s independence.

Election of Directors (Concluded)

•

For Mr. Stumpf, the Board considered that in 2009, Chevron utilized Wells Fargo & Company for commercial banking, brokerage and other services in the ordinary course of business, amounting to less than .13 percent of Wells Fargo’s and less than .008 percent of Chevron’s most recently reported annual consolidated gross revenues. Mr. Stumpf is the Chairman, Chief Executive Officer and President of Wells Fargo. The Board concluded that these transactions would not impair Mr. Stumpf’s independence.

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For Mr. Sugar, the Board considered that in 2009, Chevron made contributions to the University of Southern California amounting to less than 0.20 percent of USC’s most recently reported annual gross revenues. Chevron has made contributions to USC each year since 1987. Mr. Sugar has been a member of USC’s Board of Trustees, which consists of 55 members, since 2003 and is not compensated for his services. The Board, noting Chevron’s significant presence in Los Angeles and Southern California and the fact that Chevron’s practice of contributing to USC predates Mr. Sugar’s service as a trustee of the school and as a Chevron Director, concluded that the 2009 contributions were made in the ordinary course of business, were not related to Mr. Sugar’s position as a trustee of USC and would not impair Mr. Sugar’s independence. For Mr. Sugar, the Board also considered that in 2009, Chevron purchased products from and sold products to Northrop Grumman Corporation, in the ordinary course of business, amounting to less than .01 percent of Northrop Grumman’s and less than .001 percent of Chevron’s most recently reported annual consolidated gross revenues. Mr. Sugar retired as Chairman and Chief Executive Officer of Northrop Grumman at the end of 2009. The Board concluded that these transactions would not impair Mr. Sugar’s independence.

Board Operations

BOARD COMMITTEE MEMBERSHIP AND FUNCTIONS

Chevron’s Board of Directors has four standing committees: Audit, Board Nominating and Governance, Management Compensation, and Public Policy. The Audit, Board Nominating and Governance, and Management Compensation Committees are each constituted and operated according to the requirements of the Securities Exchange Act of 1934 and related rules and the New York Stock Exchange (NYSE) Corporate Governance Standards. Each Committee is governed by a written charter that can be viewed on the Chevron Web site at www.chevron.com and is available in print upon request. In addition, each member of the Audit Committee is independent, financially literate and an “audit committee financial expert,” as such terms are defined under the Securities Exchange Act of 1934 and related rules and the NYSE Corporate Governance Standards.

Committees and Membership		Committee Functions
AUDIT Charles R. Shoemate, Chairman Linnet F. Deily Robert E. Denham Enrique Hernandez, Jr.	—	Selects the independent registered public accounting firm for endorsement by the Board and ratification by the stockholders;
	—	Reviews reports of independent and internal auditors;
	—	Reviews and approves the scope and cost of all services (including nonaudit services) provided by the independent registered public accounting firm;
	—	Monitors the effectiveness of the audit process and financial reporting;
	—	Reviews the adequacy of financial and operating controls;
	—	Monitors Chevron’s compliance programs; and
	—	Evaluates the effectiveness of the Committee.
BOARD NOMINATING AND GOVERNANCE Samuel H. Armacost, Chairman Franklyn G. Jenifer Sam Nunn Donald B. Rice Kevin W. Sharer Carl Ware	—	Evaluates the effectiveness of the Board and its Committees and recommends changes to improve Board, Board Committee and individual Director effectiveness;
	—	Assesses the size and composition of the Board;
	—	Recommends prospective Director nominees;
	—	Reviews and approves nonemployee Director compensation; and
	—	Periodically reviews and recommends changes as appropriate in Chevron’s Corporate Governance Guidelines, Restated Certificate of Incorporation, By-Laws and other Board-adopted governance provisions.
MANAGEMENT COMPENSATION Robert J. Eaton, Chairman Donald B. Rice Kevin W. Sharer Ronald D. Sugar Carl Ware	—	Reviews and recommends to the independent Directors the salary and other compensation matters for the CEO;
	—	Reviews and approves salaries and other compensation matters for executive officers other than the CEO;
	—	Administers Chevron’s incentive compensation and equity-based plans, including the Employee Savings Investment Plan Restoration Plan, the Chevron Incentive Plan, the Long-Term Incentive Plan and the Deferred Compensation Plan for Management Employees;
	—	Reviews Chevron’s strategies and supporting processes for management succession planning, leadership development, executive retention and diversity; and
	—	Evaluates the effectiveness of the Committee.
PUBLIC POLICY Sam Nunn, Chairman Samuel H. Armacost Robert J. Eaton Franklyn G. Jenifer Ronald D. Sugar	—	Identifies, monitors and evaluates domestic and international social, political and environmental trends and issues that affect Chevron’s activities and performance;
	—	Recommends to the Board policies, programs and strategies concerning such issues; and
	—	Evaluates the effectiveness of the Committee.

Board Operations (Continued)

MEETINGS AND ATTENDANCE

In 2009, your Board held eight regularly scheduled Board meetings, all of which included executive sessions of independent directors, and 22 Board committee meetings, which included 10 Audit Committee, five Board Nominating and Governance Committee, four Management Compensation Committee, and three Public Policy Committee meetings.

All Directors attended 93 percent or more of the Board meetings and their Board Committee meetings during 2009. Chevron’s policy regarding Directors’ attendance at the Annual Meeting, as described in the “Board Agenda and Meetings” section of Chevron’s Corporate Governance Guidelines (available at www.chevron.com), is that all Directors are expected to attend the Annual Meeting, absent extenuating circumstances. Last year, all Directors except one attended the 2009 Annual Meeting.

BOARD LEADERSHIP AND INDEPENDENT LEAD DIRECTOR

Under Chevron’s By-Laws, the Board’s independent Directors select the Chairman of the Board annually. Mr. John Watson currently serves Chevron as both Chief Executive Officer and Chairman of the Board. The Board Nominating and Governance Committee conducts an annual assessment of Chevron’s corporate governance structures and processes, which includes a review of Chevron’s Board leadership structure and whether combining or separating the roles of Chairman and CEO is in the best interests of Chevron’s stockholders. At present, Chevron’s Board believes that it is in the stockholders’ best interests for the CEO to also serve as Chairman of the Board. The Board believes that this structure fosters an important unity of leadership between the Board and the Company and enables the Board to organize its functions and conduct its business in the most efficient and effective manner. Chevron’s stockholders agreed with this approach in 2007 and 2008, when they considered and voted on stockholder proposals to separate the roles of Board Chairman and CEO. The 2007 proposal was opposed by 64 percent of stockholders voting and the 2008 proposal was opposed by 85 percent of those voting.

Under Chevron’s Corporate Governance Guidelines, the independent Directors select a Lead Director annually. Currently, Mr. Armacost, an independent Director, is our Lead Director. As described in the “Lead Director” section of Chevron’s Corporate Governance Guidelines, the Lead Director’s responsibilities are to:

•	Chair all meetings of the independent Directors, including executive sessions;

•	Serve as liaison between the Board Chairman and the independent Directors;

•	Consult with the Board Chairman on and approve agendas and schedules for Board meetings;

•	Consult with the Board Chairman on other matters pertinent to Chevron and the Board;

•	Call meetings of the independent Directors; and

•	Communicate with major stockholders.

Any stockholder can communicate with the Lead Director or any of the other Directors in the manner described in the Board Nominating and Governance Committee Report in this Proxy Statement.

Board Operations (Continued)

BOARD ROLE IN RISK OVERSIGHT

One of the many duties of your Board is to provide oversight of Chevron’s risk management policies and practices to ensure that the appropriate risk management systems are employed throughout the Company. Chevron faces a broad array of risks, including market, operational, strategic, legal, political and financial risks. The Board exercises its role of risk oversight in a variety of ways, including the following:

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In the context of the Board’s annual strategy session and the annual business plan and capital budget review, it reviews portfolio, capital allocation and geopolitical risks. Chevron’s management team routinely reports to the Board on risk matters in the context of the Company’s strategic, business and operational planning and decision making. Management manages and monitors risks at all levels of the company, including operating companies, business units, corporate departments and service companies, and regularly reports to the Board through presentations from various centers of management level risk expertise, including Corporate Strategic Planning, Legal, Corporate Compliance, Health Environment and Safety, Global Exploration and Reserves, Corporation Finance, and others.

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The Audit Committee assists the Board in monitoring Chevron’s risk exposure and developing guidelines and policies to govern processes for managing risks. The Committee discusses Chevron’s policies with respect to risk assessment and risk management. The Company’s Treasury Department reports annually to the Committee in a review of risk management practices. The Committee also regularly discusses risk management in the context of compliance and internal controls. The Committee regularly reports out its discussions to the full Board for consideration and action when appropriate.

•

The Board Nominating and Governance Committee assists the Board in monitoring Chevron’s risks incident to the Company’s governance structures and processes. At least annually, the Committee conducts a thorough evaluation of the Company’s governance practices with the help of the Corporate Governance Department. In connection with this review, the Committee discusses risk management in the context of general governance matters, including among other topics, Board and management succession planning, delegations of authority and internal approval processes, stockholder proposals and activism, and Director and officer liability insurance. The Committee regularly reports out its discussion to the full Board for consideration and action when appropriate.

•

The Public Policy Committee assists the Board in monitoring risks associated with Chevron’s role in the communities in which it operates. The Committee routinely discusses risk management in the context of, among other things, legislative initiatives, environmental stewardship, employee relations, government and non-government organization relations, and Chevron’s reputation. The Committee is assisted in its work by management’s Global Issues Committee and regularly reports out its discussion to the full Board for consideration and action when appropriate.

•

The Management Compensation Committee assists the Board in monitoring the risks associated with Chevron’s compensation programs and practices. The Committee is assisted in its work by its own independent compensation consultant. The Committee annually reviews the design and goals of Chevron’s compensation programs and practices in the context of possible risks to Chevron’s financial and reputational well-being. The Committee regularly reports out its discussion to the full Board for consideration and action when appropriate.

Board Operations (Continued)

BUSINESS CONDUCT AND ETHICS CODE

We have adopted a code of business conduct and ethics for Directors, officers (including the Company’s Chief Executive Officer, Chief Financial Officer and Comptroller) and employees, known as the Business Conduct and Ethics Code. The code is available on our Web site at www.chevron.com and is available in print upon request. We will post any amendments to the code on our Web site.

TRANSACTIONS WITH RELATED PERSONS

Review and Approval of Related Person Transactions

It is our policy that all employees and Directors must avoid any activity that is in conflict with or has the appearance of conflicting with Chevron’s business interests. This policy is included in our Business Conduct and Ethics Code. Directors and executive officers must inform the Chairman and Corporate Secretary and Chief Governance Officer when confronted with any situation that may be perceived as a conflict of interest. In addition, at least annually, each Director and executive officer completes a detailed questionnaire specifying any business relationship that may give rise to a conflict of interest.

The Board has charged the Board Nominating and Governance Committee to review related person transactions as defined by the Securities and Exchange Commission (SEC) rules. The Committee has adopted guidelines to assist it with this review. Under these guidelines, all executive officers, Directors and Director nominees must promptly advise the Corporate Secretary and Chief Governance Officer of any proposed or actual business and financial affiliations involving themselves or their immediate family members that, to the best of their knowledge after reasonable inquiry, could reasonably be expected to give rise to a reportable related person transaction. The Corporate Secretary and Chief Governance Officer will prepare a report summarizing any potentially reportable transactions, and the Committee will review these reports and determine whether to approve or ratify the identified transaction. The Committee has identified the following categories of transactions that are deemed to be preapproved by the Committee, even if the aggregate amount involved exceeds the $120,000 reporting threshold identified in the SEC rules:

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compensation paid to an executive officer if that executive officer’s compensation is otherwise reported in our Proxy Statement or if the executive officer is not an immediate family member of another Chevron executive officer or director;

•	compensation paid to a Director for service as a Director if that compensation is otherwise reportable in our Proxy Statement;

•	transactions in which the related person’s interest arises solely as a stockholder and all stockholders receive the same benefit on a pro-rata basis;

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transactions involving competitive bids (unless the bid is awarded to a related person who was not the lowest bidder or unless the bidding process did not involve the use of formal procedures normally associated with our bidding procedures);

•	transactions including services as a common or contract carrier or public utility in which rates or charges are fixed by law;

•	transactions involving certain banking-related services under terms comparable with similarly situated transactions;

Board Operations (Continued)

•

transactions conducted in the ordinary course of business in which our Director’s interest arises solely because he or she is a director of another entity and the transaction does not exceed $5 million or 5 percent (whichever is greater) of the receiving entity’s consolidated gross revenues for that year;

•

charitable contributions by Chevron to an entity in which our Director’s interest arises solely because he or she is a director, trustee or similar advisor to the entity and the contributions do not exceed, in the aggregate, $1 million or 2 percent (whichever is less) of that entity’s gross revenues for that year; and

•

transactions conducted in the ordinary course of business and our Director’s interest arises solely because he or she owns an equity or limited partnership interest in the entity and the transaction does not exceed 2 percent of the total equity or partnership interests of the entity.

The Committee reviews all relevant information, including the amount of all business transactions involving Chevron and the entity with which the Director or executive officer is associated, and determines whether to approve or ratify the transaction. A Committee member will abstain from decisions regarding transactions involving that Director or his or her family members.

Related Person Transactions

The stepmother of Chairman and Chief Executive Officer John S. Watson and Mr. Watson’s late father’s estate (of which Mr. Watson, his stepmother and several of his immediate family members are beneficiaries) are receiving payments from a law firm in connection with the firm’s buyout in January 2008 of Mr. Watson’s father’s partnership and real property interests. In late 2008, subsequent to Mr. Watson’s father’s withdrawal from this law firm and death, Chevron retained the firm. In 2009, Chevron paid the firm $122,521 and expects to pay it approximately $120,000 in fees in 2010.

A son-in-law of Mr. Peter J. Robertson, Chevron’s former Vice Chairman who retired from the Company on April 1, 2009, is employed by the Company with annual compensation of approximately $125,000 plus employee benefits.

The Board Nominating and Governance Committee has reviewed and approved or ratified these transactions under the standards described above.

AUDIT COMMITTEE REPORT

The Audit Committee assists your Board in fulfilling its responsibility to oversee management’s implementation of Chevron’s financial reporting process. The Audit Committee Charter can be viewed on the Chevron Web site at www.chevron.com and is available in print upon request. In discharging its oversight role, the Audit Committee reviewed and discussed the audited financial statements contained in the 2009 Annual Report on Form 10-K with Chevron’s management and its independent registered public accounting firm. Management is responsible for the financial statements and the reporting process, including the system of disclosure controls and procedures and internal control over financial reporting. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of Chevron’s financial statements with accounting principles generally accepted in the United States and on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee met privately with the independent registered public accounting firm and discussed issues deemed significant by the accounting firm, and the Audit Committee has discussed with the independent auditors the matters required to be discussed by the statement on Auditing

Board Operations (Continued)

Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee discussed with the independent registered public accounting firm its independence from Chevron and its management; received the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence; and considered whether the provision of nonaudit services was compatible with maintaining the accounting firm’s independence.

In reliance on the reviews and discussions outlined above, the Audit Committee has recommended to your Board that the audited financial statements be included in Chevron’s Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the SEC.

Respectfully submitted on February 24, 2010, by the members of the Audit Committee of your Board:

Charles R. Shoemate, Chairman

Linnet F. Deily

Robert E. Denham

Enrique Hernandez, Jr.

BOARD NOMINATING AND GOVERNANCE COMMITTEE REPORT

The Board Nominating and Governance Committee is responsible for defining and assessing qualifications for Board membership, identifying qualified Director candidates, assisting the Board in organizing itself to discharge its duties and responsibilities, and providing oversight of Chevron’s corporate governance practices and policies, including an effective process for stockholders to communicate with the Board. The Committee is composed entirely of independent Directors as defined by the NYSE Corporate Governance Standards and operates under a written charter. The Committee’s charter is available on the Chevron Web site at www.chevron.com and is available in print upon request. The Committee submits this report to stockholders to report on its role.

The Committee’s role in and process for identifying and evaluating Director nominees, including nominees recommended by stockholders, is described on pages 8 and 9 of this Proxy Statement. In addition, the Committee made recommendations to the Board on determining director independence, Board Committee assignments, Committee chairman positions, Audit Committee “financial experts” and the financial literacy of Audit Committee members.

The Committee regularly reviews trends and recommends corporate best practices, initiates improvements, and plays a leadership role in maintaining Chevron’s strong corporate governance structures and practices. Among the practices the Committee believes demonstrate the Company’s commitment to strong corporate governance are:

•	annual assessment of Board performance, its Committees and Directors;

•	annual election of all Directors;

•	annual election of the Chairman of the Board by the Directors;

•	annual election of an independent Lead Director;

•	right of stockholders to call for a special meeting;

•	majority vote standard for the election of Directors in uncontested elections coupled with a Director resignation policy;

Board Operations (Concluded)

•	no supermajority voting provisions in Chevron’s Restated Certificate of Incorporation;

•	minimum stockholding requirements for Directors and officers; and

•	review and approval or ratification of “related person transactions” as defined by SEC rules.

The Committee reviews interested-party communications, including stockholder inquiries directed to nonemployee Directors. The Corporate Secretary and Chief Governance Officer compiles the communications, summarizes lengthy or repetitive communications, and regularly summarizes the communications received, the responses sent and further disposition, if any. All communications are available to the Directors. Interested parties wishing to communicate their concerns or questions about Chevron to the Chairman of the Committee or any other nonemployee Directors may do so by U.S. mail addressed to Nonemployee Directors, c/o Office of the Corporate Secretary and Chief Governance Officer, at 6001 Bollinger Canyon Road, San Ramon, California 94583-2324.

Stockholders can find additional information concerning Chevron’s corporate governance structures and practices in Chevron’s Corporate Governance Guidelines, By-Laws and the Restated Certificate of Incorporation, copies of which are available on Chevron’s Web site at www.chevron.com and are available in print upon request.

Respectfully submitted on March 30, 2010, by members of the Board Nominating and Governance Committee of your Board:

Samuel H. Armacost, Chairman

Franklyn G. Jenifer

Sam Nunn

Donald B. Rice

Kevin W. Sharer

Carl Ware

MANAGEMENT COMPENSATION COMMITTEE REPORT

The Management Compensation Committee of Chevron has reviewed and discussed with management the Compensation Discussion and Analysis beginning on the following page, and based on such review and discussion, the Committee recommended to the Board of Directors of the Corporation that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Corporation’s Annual Report on Form 10-K.

Respectfully submitted on March 30, 2010, by members of the Management Compensation Committee of your Board:

Robert J. Eaton, Chairman

Donald B. Rice

Kevin W. Sharer

Ronald D. Sugar

Carl Ware

Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

This section explains how we compensate our named executive officers, or “NEOs”:

NEO	Position
David J. O’Reilly*	Chairman and Chief Executive Officer
Patricia E. Yarrington	Vice President and Chief Financial Officer
John S. Watson*	Vice Chairman
George L. Kirkland*	Executive Vice President
Charles A. James	Executive Vice President

*	Mr. O’Reilly elected to retire and resigned as Chevron’s Chairman and CEO, effective December 31, 2009. Mr. Watson became Chairman and CEO and Mr. Kirkland became Vice Chairman effective January 1, 2010.

We have divided this section into three parts:

•

Part I—The Principles and Processes That Underlie How We Compensate Our NEOs. In this section we discuss the important principles, processes, participants and tools that help us make compensation decisions for our NEOs.

•

Part II—The Different Ways We Compensate Our NEOs. In this section we discuss the four components of NEO compensation—base salary, short-term cash incentives, long-term equity incentives and benefits—and actual compensation paid to our NEOs in 2009.

•	Part III—Other Matters That Affect How We Compensate Our NEOs. In this section we discuss how other internal and external compensation policies and regulations can affect how we compensate our NEOs.

PART I—THE PRINCIPLES AND PROCESSES THAT UNDERLIE HOW WE COMPENSATE OUR NEOS.

Our Core Principles for NEO Compensation

The core principles that underlie our approach to compensation are that NEO compensation should:

•	reward creation of long-term stockholder value through increased stockholder returns;

•	reflect long-term corporate and individual performance;

•	maintain an appropriate balance between base salary and short-term and long-term incentive opportunities, with a distinct emphasis on compensation that is “at risk”;

•	be externally competitive and internally equitable;

•	give us the flexibility to attract and retain talented senior leaders in a very competitive industry, even through the cyclical nature of our business; and

•	reinforce the values we express in The Chevron Way (www.chevron.com/about/chevronway/) and our Operational Excellence Management System (www.chevron.com/about/operationalexcellence/).

Executive Compensation (Continued)

How we compensate our NEOs also reflects the industry in which we compete. Chevron is a Fortune 10 company and one of the world’s largest integrated energy companies. We operate complex oil, gas, petroleum and chemical businesses. We compete globally with large independent and national energy companies. We closely monitor the business performance and compensation practices of our top competitors, particularly ExxonMobil, BP, Royal Dutch Shell and ConocoPhillips. Like these companies, our business is largely commodity based and can be highly cyclical, for a variety of reasons. Our business can be adversely affected at any time by external factors, including domestic and international economic trends, natural disasters, and political instability. The lead times and project life spans in our business are generally very long term. Often, the life cycle of a particular project is longer than an NEO’s tenure in a particular position. To manage this business and the associated risks successfully, our NEOs must, among other things, be able to manage costs, control risks, execute business plans and leverage those employees whom they supervise in order to optimize profits and increase long-term stockholder value and return. These skills are vital to Chevron’s continued success and must be supported by our compensation programs.

The Role of Our Management Compensation Committee and Its Compensation Planning Tools

Our Management Compensation Committee is responsible for NEO compensation. The Committee is composed entirely of “independent outside directors,” as defined under Section 162(m) of the Internal Revenue Code, and each member is independent under the NYSE Corporate Governance Standards. The Committee annually reviews and determines NEO compensation; however, for our CEO’s compensation, the Committee makes recommendations to the nonemployee Directors of the Board who determine his compensation. A complete description of the Committee’s authority and responsibility is set forth in its charter, which is available on our Web site at www.chevron.com and is available in print upon request.

The Committee utilizes a variety of tools to assist it with fulfilling its responsibility for NEO compensation and making compensation decisions consistent with the core principles discussed above, including:

Compensation Consultant.

During 2009, the Committee retained an independent compensation consultant—Exequity LLP—to assist it with its duties. Under the terms of the retention, the Committee has the exclusive right to select, retain and terminate Exequity as well as to approve any fees, terms or other conditions of Exequity’s service. Exequity and its lead consultant reported directly to the Committee, but, when directed to do so by the Committee, worked cooperatively with Chevron’s management to develop analyses and proposals for presentations to the Committee.

Exequity provided the Committee with a review of general industry trends and the broad executive compensation climate as well as specific advice concerning Chevron’s NEO compensation practices, including analysis of our base salary, short-term and long-term incentive, and benefit practices against those of our peers (discussed below). More particularly, during 2009, Exequity:

•	managed an annual executive pay analysis covering base salary, short-term incentives, and long-term incentives for our CEO and other NEOs;

•

attended selected Committee meetings (including executive sessions) and presented results of analysis and any key recommendations for Committee action, including, specifically, recommendations for CEO pay;

Executive Compensation (Continued)

•	discussed emerging trends and technical issues at designated Committee meetings during the year and reviewed and commented on management proposals, as appropriate; and

•	responded to miscellaneous Committee requests, including requests for analysis and trends in incentive pay design, executive benefits and disclosure requirements.

The Committee reviewed information provided by Exequity to determine the appropriate level and mix of compensation for each of the NEOs in light of Chevron’s compensation philosophy and objectives. Exequity’s analysis showed that Chevron’s NEO compensation was appropriately designed and administered and appropriately competitive for the industry in which Chevron competes.

Internal Compensation Specialists.

The Committee relies upon our internal compensation specialists for additional counsel, data and analysis.

CEO Recommendations.

The Committee also relies upon our CEO for compensation recommendations for the NEOs other than himself. The CEO and the Committee discuss the CEO’s assessment of the NEOs and any other factors that the CEO believes may be relevant for the Committee’s consideration.

Peer Group Practices.

The Committee’s compensation decisions for our NEOs are also compared with the pay practices of our competitors and other large public companies. We utilize an Oil Industry Peer Group and a Non-Oil Industry Peer Group for evaluating our NEO compensation practices and levels. The purpose of these comparisons is to help the Committee understand generally how our NEOs’ compensation compares with the compensation of persons in reasonably similar positions at these companies, rather than to establish any benchmarks or performance targets for setting NEO compensation.

The Oil Industry Peer Group consists of 12 oil and energy industry companies: Anadarko Petroleum, BP, ConocoPhillips, Devon Energy, ExxonMobil, Hess, Marathon Oil, Occidental Petroleum, Royal Dutch Shell, Sunoco, Tesoro and Valero Energy. These companies are our primary competitors for executive-level talent and have substantial U.S. or global operations that most nearly approximate the size, scope and complexity of our business or segments of our business. The compensation practices and levels of the companies in this peer group are reviewed in connection with determining NEO base salaries, Chevron Incentive Plan (CIP) awards and Long-Term Incentive Plan (LTIP) awards (described below). Data concerning these companies is derived from the Oil Industry Job Match Survey, an annual survey published by Towers Perrin, and from these companies’ proxy statements or other public disclosures.

The Non-Oil Industry Peer Group consists of 23 non-oil and energy industry companies: 3M, Alcoa, American Electric Power, AT&T, Boeing, Caterpillar, Dow Chemical, Duke Energy, Ford Motor, General Electric, Hewlett-Packard, Honeywell, IBM, Intel, International Paper, Johnson & Johnson, Lockheed Martin, Merck, Motorola, Northrop Grumman, PepsiCo, Pfizer and Verizon Communications. We believe it is important to periodically compare our overall compensation practices (and those of the oil and energy industry generally) against a broader mix of companies to ensure that our compensation practices are reasonable when compared with non-energy companies similar to us in size, complexity

Executive Compensation (Continued)

and scope of operations. The companies comprising this peer group remain generally the same from year to year, unless market events such as mergers or acquisitions merit replacing one company with another. When determining the companies to be included in the Non-Oil Industry Peer Group, we look for companies of similar financial and operational size whose products are primarily commodities and that have, among other things, global operations, significant assets and capital requirements, long-term project investment cycles, extensive technology portfolios, an emphasis on engineering and technical skills and extensive distribution channels. Data concerning these companies is derived from the Total Compensation Measurement Database, a proprietary source of compensation data and analysis developed by Hewitt Associates.

PART II—THE DIFFERENT WAYS WE COMPENSATE OUR NEOS.

Overview

We compensate our NEOs in four ways: base salary, annual cash incentives, long-term equity incentives and broad-based benefit and retirement programs. We describe each below.

Allocation Among Components

No specific formula is used to determine the allocation of an NEO’s total annual compensation among base salary, short-term and long-term incentives, and benefits. However, we believe the NEOs’ short-term and long-term, or at-risk, incentives should represent more than half of their annual compensation opportunity. Thus, for example, in 2009 the portion of the CEO’s total compensation (base salary, CIP and LTIP grant date fair value) that was at risk was 87 percent and an average 84 percent was at risk for the other NEOs. In addition, as noted above, we believe that NEO compensation should be externally competitive and internally equitable. Thus, we evaluate an NEO’s total compensation opportunity against the total compensation opportunity available to persons in the same base salary grade within Chevron and persons in similar positions at companies in the Oil and Non-Oil Industry Peer Groups.

Base Salary

The first of the four components of our NEOs’ compensation is base salary. We believe that base salaries should provide a competitive base level of income and help us attract and retain strong executive talent. Base salaries also help us maintain an appropriate balance between fixed and short-term and long-term, or at-risk, compensation.

How We Determine Our CEO’s Base Salary.

The Committee and the other independent Directors believe that the CEO’s base salary should be competitive with the other chief executive officers in our Oil Industry Peer Group. The Committee does not have predetermined targets or a predetermined range within the Oil Industry Peer Group as an objective. Instead, the Committee exercises its discretion, taking into account the size, scope and complexity of our business and the CEO’s experience, skills and performance. The Committee makes a recommendation to the independent Directors, and the independent Directors make the salary determinations for the CEO.

Comparative Data.    Each year when evaluating our CEO’s base salary, the Committee directs its independent consultant to review and report to the Committee on the relation of our CEO’s base salary

Executive Compensation (Continued)

to the base salaries of chief executive officers in our Oil Industry Peer Group and our Non-Oil Industry Peer Group. The independent consultant provides a summary of base salary data gleaned from proprietary compensation surveys and publicly available compensation data.

Mr. O’Reilly’s 2009 Base Salary.    In 2009, Exequity reported to the Committee that Mr. O’Reilly’s base salary of $1,650,000 (effective since April 2006) was ranked fourth among the base salaries of chief executive officers in our Oil Industry Peer Group and 13th among the base salaries of chief executive officers in our Non-Oil Industry Peer Group. Given Chevron’s positioning in the top quartile of the Oil Industry Peer Group for size of revenues and market capitalization, as well as Mr. O’Reilly’s significant experience through his nine years as CEO, in March 2009, the independent Directors of the Board determined that Mr. O’Reilly’s base salary should be increased by $100,000 to $1,750,000. This increase did not affect the rank of Mr. O’Reilly’s base salary among the base salaries of chief executive officers in our Oil Industry Peer Group and only modestly increased his rank (to 10th) among the base salaries of chief executive officers in our Non-Oil Industry Peer Group.

How We Determine Our Other NEOs’ Base Salaries.

For our other NEOs, base salary is a function of two things: (1) their assigned base salary grade and (2) individual qualitative considerations, such as individual performance, experience, skills, competitive positioning, retention objectives and leadership responsibilities relative to other NEOs. Our CEO makes recommendations to the Committee as to the base salaries for each of our other NEOs. The Committee makes base salary determinations for all NEOs, and the independent Directors review and ratify the determinations.

Salary Grades and Salary Grade Ranges.    Each NEO is assigned to a base salary grade. Each grade has a base salary minimum, midpoint and maximum that constitute the salary range for that grade. Salary grades and the appropriate salary ranges are determined through market surveys of positions of comparable level, scope, complexity and responsibility. We believe that base salary grade ranges should be competitive with the base salary ranges for persons occupying reasonably similar positions at the companies within our Oil Industry Peer Group, although the Committee does not have a predetermined position within that group. The Committee annually reviews the ranges and may approve increases in the base salary grade ranges if it determines that adjustments are necessary to maintain this competitiveness. Because our NEOs occupy the senior leadership and management positions at Chevron, the positions are assigned to the highest salary grades. In 2009, the Committee approved a 2 percent increase in the base salary grade ranges for our NEOs after reviewing updated data from our Oil Industry Peer Group and the projected movement in base salaries among those companies. This resulted in 2009 base salary grade ranges for our NEOs (other than the CEO) as follows: Messrs. Watson and Kirkland: $804,000 to $1,206,000; Ms. Yarrington and Mr. James: $657,000 to $985,000.

2009 Base Salaries.    Each NEO’s base salary is reviewed annually by the Committee and may be adjusted for a variety of reasons, including individual performance, experience, skills, competitive positioning, retention objectives and leadership responsibilities relative to other NEOs. Effective April 1, 2009, the Committee approved the following increases in the base salaries of our other NEOs.

•

Ms. Yarrington’s 2009 base salary was increased 31.3 percent, to $720,000, in recognition of her promotion to Chief Financial Officer and to reflect an upward adjustment in her base salary grade range following her promotion.

•

Mr. Watson’s 2009 base salary was increased 22.7 percent, to $1,000,000, in recognition of his promotion to Vice Chairman of the Board and to reflect an upward adjustment in his base salary grade range following his promotion.

Executive Compensation (Continued)

•

Mr. Kirkland’s 2009 base salary was increased 22.7 percent, to $1,000,000, in recognition of the continued strong performance and earnings of Chevron’s upstream business and to reflect an upward adjustment in his base salary grade range following his promotion.

•

Mr. James’ 2009 base salary was increased 6.7 percent, to $801,000, in recognition of his promotion to Executive Vice President and the addition of several groups under his management responsibility and to reflect an upward adjustment in his base salary grade range following his promotion.

We report each NEO’s base salary in the “Summary Compensation Table” below. As described in “Other Benefits, Retirement Programs and Perquisites,” NEOs are eligible to defer up to 40 percent of their base salary over the Internal Revenue Code section 401(a)(17) limit for payment upon retirement or termination of service. We describe the aggregate NEO deferrals in 2009 in the “Nonqualified Deferred Compensation Table,” below.

Annual Cash Incentive—The Chevron Incentive Plan (CIP)

The second of the four components of our NEOs’ compensation is an annual cash incentive, or Chevron Incentive Plan award. CIP awards are designed to reward the NEOs for business and individual performance. We believe that CIP awards are an effective short-term performance management, development and retention tool. In March 2010, CIP awards for the 2009 performance year were made to the NEOs as detailed in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table,” below.

How We Determine CIP Awards.

Prior to the performance year, the Committee establishes a CIP Award Target (explained under “CIP Award Target,” below) for each NEO, which is based on a percentage of the NEO’s base salary. After the end of the performance year, the Committee assesses Chevron’s overall performance and sets a Corporate Performance Factor (explained under “Chevron’s Corporate Performance,” below), which is the same for each NEO. The Committee then determines the cash amount for each NEO’s CIP award by multiplying the NEO’s CIP Award Target by the Corporate Performance Factor, then adjusting the resulting amount to take into account the NEO’s individual performance, including the performance of any strategic business units reporting to the NEO. The Corporate Performance Factor and the NEO’s individual performance are not determined by a formula or on the basis of predetermined financial or performance targets or award ranges. Rather, the Committee exercises its discretion based upon a number of factors discussed below. With respect to each NEO other than the CEO, the CEO makes a recommendation to the Committee.

CIP Award Target.    The CIP Award Target is a percentage of the NEO’s base salary and is set prior to the beginning of the performance year as an appropriate starting point for determining the actual size of the NEO’s CIP award. We believe that CIP awards, like salaries, should be internally consistent such that persons in the same base salary grade have the same percentage of base salary to establish the CIP Award Target. The Committee sets the percentage of base salary for each salary grade to be competitive with similar awards to persons in reasonably similar positions at companies in our Oil Industry Peer Group. For determining the CIP Award Target of the CEO, the Committee relies on data covering CEOs in the Oil Industry Peer Group that is provided by its independent compensation consultant. Since there are not identical jobs at other companies, for the rest of the NEOs, the Committee relies on the data from the Oil Industry Job Match Survey (described above) to ensure that

Executive Compensation (Continued)

the award targets are generally competitive. In 2009, the Committee set, for the 2009 performance year, the following CIP Award Targets for each NEO based upon the percentage of base salary for the salary grade of the NEO: Mr. O’Reilly, 125 percent; Messrs. Watson and Kirkland, 90 percent; and Ms. Yarrington and Mr. James, 80 percent.

Chevron’s Corporate Performance.    We believe that CIP awards for NEOs should be largely determined by our overall corporate performance. After the end of the performance year, the Committee sets the Corporate Performance Factor based on its assessment of how the Company performed. The Committee considers numerous metrics in setting the Corporate Performance Factor, primarily earnings, return on capital employed (ROCE), Chevron’s total stockholder return (TSR) ranking and Chevron’s ROCE ranking. The Committee does not assign relative weight to any one metric, nor does it have a set formula for evaluating these metrics, but rather exercises its discretion, taking into account how the Company performed in light of its business plan objectives, which are approved by the Board annually. Also, given the long-term nature of the business, in which investments today yield returns for decades to come, the Committee considers decisions and progress on strategic investments. For 2009, the objectives and actual performance for each of the key indicators were as follows:

Indicator	Objective	Actual	Actual As a % of Objective
Earnings (in billions)	$9.8	$10.48	107%
ROCE*	10.1%	10.6%	105%
Chevron’s TSR Ranking**	N/A	3 of 5	N/A
Chevron’s ROCE Ranking**	N/A	3 of 5	N/A

*	Calculated as net income (adjusted for after-tax interest expense and noncontrolling interest) divided by the average of total debt, noncontrolling interest and stockholders’ equity for the year.

**	TSR ranking is Chevron’s total stockholder return (including stock price appreciation and dividends) compared with the four largest companies in the Oil Industry Peer Group for 2009 (BP, ConocoPhillips, ExxonMobil and Royal Dutch Shell); ROCE ranking is Chevron’s return on capital employed compared with the same four companies in the Oil Industry Peer Group for 2009.

The Committee also focuses on nonfinancial items, such as safety, employee diversity, oil and gas production, reliability of facilities and operations, and progress on strategic projects and investments for the future of the business. The Committee considers the Company’s performance in these areas on both an absolute and relative basis, comparing our performance against the performance of our top competitors in the Oil Industry Peer Group—BP, ConocoPhillips, ExxonMobil and Royal Dutch Shell— and considering these in light of matters beyond management’s control, such as commodity price effects and foreign exchange. The Committee also relies on data provided by its independent consultant for determining that the amounts are competitive and in line with relative performance. For 2009, the Committee set a Corporate Performance Factor of 110 percent. Although Chevron’s earnings in 2009 were less than 2008, the Committee based its decision on, in addition to the factors included above, Chevron’s increased production of 7 percent for 2009 compared to 2008, reserves replacement of 112 percent of net oil equivalent production, improved refinery utilization and reliability, and success in cost management, safety and long-term project progression. The Corporate Performance Factor is the same for each NEO.

Executive Compensation (Continued)

Individual Performance.    We believe that CIP awards should also reflect an NEO’s performance as a member of Chevron’s senior leadership team. After the Committee has applied the Corporate Performance Factor to the CIP Award Target for each NEO, the Committee exercises its discretion in further adjusting the final CIP award to take into account individual performance, which includes consideration of business performance in the areas of responsibility reporting to the NEO. The Committee also considers internal pay equity to ensure that NEOs in the same base salary grade are positioned properly. The Committee does not use a predetermined set of metrics, performance targets or formula in considering individual performance. Instead, the Committee uses its judgment and discretion in analyzing the individual performance of each NEO, including how any business units reporting to the NEO performed.

2009 CIP Awards.

Our NEOs received the following CIP awards, which are also detailed in the “Summary Compensation Table,” below.

Mr. O’Reilly received an award of $3,000,000. This amount reflects the amount of his base salary ($1,750,000) multiplied by his CIP Award Target percentage of 125 percent multiplied by the Corporate Performance Factor of 110 percent, resulting in $2,406,250. The remaining $593,750 of Mr. O’Reilly’s award is attributable to the Committee’s and Board’s assessment of his individual performance in 2009, specifically his continued leadership and focus on capital stewardship, operational excellence and cost reduction that led to record levels of refinery reliability, high production growth and lower costs. This performance resulted in strong financial results during difficult economic times in the industry. In addition, your Board was extremely satisfied with the smooth and successful transitioning of the role of Chairman and CEO to Mr. Watson.

Ms. Yarrington received an award of $700,000. This amount reflects the amount of her base salary ($720,000) multiplied by her CIP Award Target percentage of 80 percent multiplied by the Corporate Performance Factor of 110 percent, resulting in $633,600. The remaining $66,400 of Ms. Yarrington’s award is attributable to the Committee’s and Board’s assessment of her individual performance in 2009, specifically her seamless transition into the role of Chief Financial Officer and her exceptional management of Chevron’s cash flow and credit management during a tumultuous period in world finance. This focus provided continuity to business operations, preserved company resources and maintained a strong balance sheet.

Mr. Watson received an award of $1,200,000. This amount reflects the amount of his base salary ($1,000,000) multiplied by his CIP Award Target percentage of 90 percent multiplied by the Corporate Performance Factor of 110 percent, resulting in $990,000. The remaining $210,000 of Mr. Watson’s award is attributable to the Committee’s and Board’s assessment of his individual performance in 2009, specifically his role in shaping the strategic direction of the company, representing Chevron’s interests in public and governmental matters, focusing on capital project execution and efficient procurement of goods and services, and in recognition of his increasing responsibilities as he transitioned to the Chairman and CEO position.

Mr. Kirkland received an award of $1,260,000. This amount reflects the amount of his base salary ($1,000,000) multiplied by his CIP Award Target percentage of 90 percent multiplied by the Corporate Performance Factor of 110 percent, resulting in $990,000. The remaining $270,000 of Mr. Kirkland’s award is attributable to the Committee’s and Board’s assessment of his individual performance in 2009, specifically his oversight of the worldwide exploration and production functions and his

Executive Compensation (Continued)

leadership in bringing several new capital projects into production while successfully ramping up existing producing projects, all of which led to Chevron’s increased production and replaced reserves. In addition, Mr. Kirkland was instrumental in advancing future production growth projects, particularly the expansion of the natural gas business.

Mr. James received an award of $775,000. This amount reflects the amount of his base salary ($801,000) multiplied by his CIP Award Target percentage of 80 percent multiplied by the Corporate Performance Factor of 110 percent, resulting in $704,880. The remaining $70,120 of Mr. James’ award is attributable to the Committee’s and Board’s assessment of his individual performance in 2009, specifically his continued leadership in developing a world class law department which led to the successful resolution and advancement of cases across the company’s area of operation. He was also instrumental in finding and developing a succession candidate ahead of the planned transition.

Annual Long-Term Equity Incentive—The Long-Term Incentive Plan (LTIP)

The third of the four components of our NEOs’ compensation is an annual long-term equity incentive, or Long-Term Incentive Plan award, consisting of a mix of stock options and performance shares. We believe that LTIP awards are an effective way to give NEOs an equity stake in our business, thereby encouraging performance that significantly increases long-term stockholder return. LTIP awards are designed to provide a significant portion of the total compensation opportunity that is at risk and are in direct alignment with stockholder value. As stockholder value increases, so, too, will the value of an NEO’s equity stake in our business.

NEOs are eligible to receive an LTIP award annually. LTIP award sizes are not determined by a formula or on the basis of predetermined financial or performance targets or award ranges, but rather as described below. Annual LTIP awards are not given on the basis of past performance; rather they are given on the basis of prospective contribution, retention and incentive. Our NEOs received LTIP awards as detailed in the “Grants of Plan-Based Awards in Fiscal Year 2009” table, below.

How We Structure LTIP Awards.

Each NEO’s LTIP award consists of two components—stock options and performance shares. We believe using these two kinds of equity incentive awards is appropriate because they are both linked directly to stockholder returns. Stock options provide an absolute measure tied directly to the stock market, whereas performance shares add a relative performance perspective. These awards have little or no value unless, in the case of stock options, our stock price appreciates and, in the case of performance shares, our total stockholder return compares favorably with the TSR of our top competitors in our Oil Industry Peer Group—ExxonMobil, BP, Royal Dutch Shell and ConocoPhillips. The Committee decided to use these companies for TSR ranking to ensure that the potential for payout is based on Chevron’s performance as compared with its top global competitors in the Oil Industry Peer Group that have substantial U.S. operations; that are most similar to Chevron in size, complexity of business, and scope and location of operations; and that primarily compete for stockholder investment in the large energy industry market.

Stock Options.    Sixty percent of an NEO’s LTIP award value consists of nonqualified stock options. The actual number of shares is determined by dividing 60 percent of the value of the NEO’s LTIP award by the product of Chevron’s 180-day trailing average stock price multiplied by an estimated Black-Scholes value. Stock options are awarded with a strike price equal to the closing price on the

Executive Compensation (Continued)

grant date and vest over three years, one-third upon each anniversary of the grant date. Stock options expire 10 years from the grant date. An NEO may exercise his or her stock options and either sell or hold the shares subject to the option.

We report the value of each NEO’s 2009 stock option exercises in the “Option Exercises and Stock Vested in Fiscal Year 2009” table, below.

Performance Shares.    Forty percent of an NEO’s LTIP award consists of performance shares. The actual number of shares is determined by dividing 40 percent of the value of the NEO’s LTIP award by the 180-day trailing average stock price multiplied by a discount factor derived from a valuation simulation. An NEO is eligible to receive a percentage of the cash value of the performance shares at the end of the applicable three-year performance period depending upon how our TSR for the same period compares with that of our top competitors in our Oil Industry Peer Group—ExxonMobil, BP, Royal Dutch Shell and ConocoPhillips. Thus, for example, performance shares awarded in March 2010 will not be eligible for payout (if any) until 2013; any performance share payouts occurring in 2009 were from performance shares granted in 2006.

We calculate the value of performance share payouts in the manner described in Footnote 1 to the “Option Exercises and Stock Vested in Fiscal Year 2009” table, below. For stock options and performance shares, we describe the effects of termination of service in the “Potential Payments Upon Termination or Change-in-Control” tables, below.

How We Determine the Size of LTIP Awards.

The CEO.    The ultimate value received from the CEO’s annual LTIP grant is completely dependent upon Chevron’s stock price appreciation in the case of stock options, which inherently includes shareholder returns, and Chevron’s relative total shareholder return in the case of performance shares. In determining the size of an LTIP award for the CEO, the Committee relies upon input from its independent consultant and the data from the Oil Industry Job Match Survey. Based on the size, scope and complexity of our business, the Committee and the other independent Directors believe that the value of the CEO’s annual LTIP award at grant should be competitive with similar awards granted to other chief executive officers of other companies in our Oil Industry Peer Group. The Committee does not have predetermined performance targets or a predetermined range within the Oil Industry Peer Group as an objective for awards. On March 25, 2009, the Committee recommended and the Board approved an LTIP award for Mr. O’Reilly consisting of 315,000 stock options and 50,000 performance shares, which on that date had an economic value competitive with similar awards granted to the other chief executive officers in our Oil Industry Peer Group. However, Mr. O’Reilly forfeited these awards under the terms of the Long-Term Incentive Plan upon his retirement from Chevron, effective December 31, 2009, because he had not held the awards for at least one year as of his retirement.

NEOs Other Than the CEO.    The ultimate value received from an annual LTIP grant is completely dependent upon Chevron’s stock price appreciation in the case of stock options, which inherently includes shareholder returns, and Chevron’s relative total shareholder return in the case of performance shares. For NEOs other than the CEO, the size of an annual LTIP award is a function of the NEO’s salary grade. At the beginning of the performance year, the Committee sets the LTIP award size for each salary grade. The Committee believes that the value of an NEO’s annual LTIP award should be generally equivalent to the average of the value of similar awards to persons in similar positions at companies of similar size and scope in our Oil Industry Peer Group. The Committee does not, however, fix predetermined performance targets or comparative percentiles for awards. In

Executive Compensation (Continued)

determining the size of the NEO’s LTIP award, the Committee relies upon input from its independent consultant and the data from the Oil Industry Job Match Survey (described above). On March 25, 2009, the Committee approved LTIP awards for each of the NEOs other than the CEO as follows, which on that date had an economic value competitive with similar awards granted to other NEOs in our Oil Industry Peer Group: Ms. Yarrington, 130,000 stock options and 20,000 performance shares; Mr. James, 130,000 stock options and 20,000 performance shares; Mr. Watson, 170,000 stock options and 27,000 performance shares; and Mr. Kirkland, 170,000 stock options and 27,000 performance shares. In addition, in March 2009, Mr. James received an award of 40,000 restricted stock units, which vest on April 1, 2011, as incentive for Mr. James to continue his employment until such time as a suitable successor was found and had transitioned into Mr. James’ duties and for Mr. James to conclude several other key matters he was managing. However, Mr. James has elected to leave Chevron effective May 2, 2010, and will forfeit these restricted stock units subject to the terms of an agreement respecting his termination, the terms of which are described in Part III of this Compensation Discussion & Analysis under “Employment, Severance or Change-in-Control Agreements” and in the “Potential Payments Upon Termination or Change-in-Control” tables, below. The ultimate value of the other awards described above will completely depend upon, in the case of stock options, the appreciation of our stock price, and, in the case of performance shares, our relative total shareholder return over the three-year measurement period.

In the “Summary Compensation Table” and “Grants of Plan-Based Awards in Fiscal Year 2009” table, below, we report the actual grant date value and terms of the foregoing awards granted in 2009 to each NEO.

Other Benefits, Retirement Programs and Perquisites

The fourth component of our NEOs’ compensation is benefits, retirement programs and limited perquisites. These are designed to encourage retention and reward long-term employment.

Benefit Programs.

The same health and welfare programs, including post-retirement health care, that are broadly available to our employees in the United States also apply to NEOs, with no other special programs.

Retirement Programs.

Our equity and benefit programs are based upon a career employment model and designed to encourage retention and long-term employment. Since many of our business decisions have long-term horizons and to help ensure our executives have a vested interest in our future profitability, the programs are designed to allow executives to increase their benefits due to longer service.

NEO retirement programs are comparable with the broad-based retirement programs (traditional defined-benefit pension plans and savings plans) except for the inclusion of executive earnings not permitted in the ERISA qualified retirement plans on account of IRS limitations. NEOs are eligible to participate in the following retirement programs:

•

Chevron Retirement Plan: A defined-benefit pension plan that is intended to be tax qualified under Internal Revenue Code section 401(a). NEOs who meet the age, service and other requirements of the Plan are eligible for a pension after retirement. In the “Summary Compensation Table” and “Pension Benefits Table,” below, we report the change in pension value in 2009 and the present value of each NEO’s accumulated benefit under the Plan.

Executive Compensation (Continued)

•

Chevron Retirement Restoration Plan: An unfunded and nonqualified defined-benefit restoration pension plan that is designed to provide benefits comparable with those provided by the Chevron Retirement Plan but that cannot be paid from the Chevron Retirement Plan because of IRS limitations on benefits and earnings imposed on tax-qualified plans. In the “Pension Benefits Table” and accompanying narrative, below, we describe how the Plan works and present the current value of each NEO’s accumulated benefit under the Plan.

•

Employee Savings Investment Plan: A defined contribution plan that is intended to be tax qualified under Internal Revenue Code section 401(k). We provide an 8 percent match on an NEO’s contributions to the Plan, up to 2 percent of their compensation. Our match up to the IRS limit is made to the Plan. In the “Summary Compensation Table,” below, we describe Chevron’s contributions to each NEO’s plan account.

•

Employee Savings Investment Plan Restoration Plan: A nonqualified defined contribution restoration plan that provides for a Chevron contribution that would have been paid in the Employee Savings Investment Plan but for the fact that the NEO’s contributions were above the IRS limits for the Employee Savings Investment Plan. For contributions in excess of the IRS limits, NEOs can elect to have 2 percent of their base salary directed into the Deferred Compensation Plan, and we will deposit our 8 percent match to those funds into the Chevron Employee Savings Investment Restoration Plan. In the “Nonqualified Deferred Compensation Table,” below, we describe Chevron’s contributions to each NEO’s account.

•

Deferred Compensation Plan: An unfunded and nonqualified defined contribution plan that permits NEOs to defer up to 90 percent of their CIP awards and LTIP performance shares and up to 40 percent of their base salary above the Internal Revenue Code section 401(a)(17) limit for payment after retirement or termination of service. Deferred amounts can appreciate in value based upon the performance of Chevron’s common stock and other funds provided by the plan administrator. In the “Nonqualified Deferred Compensation Table,” below, we describe the aggregate NEO deferrals and earnings in 2009.

Perquisites.

Perquisites for NEOs are very limited and consist only of financial counseling fees, home security, and the aggregate incremental costs to Chevron for personal use of Chevron automobiles and aircraft. The Committee periodically reviews our policies with respect to perquisites. In the “Summary Compensation Table,” below, we report each NEO’s perquisites in 2009.

PART III—OTHER MATTERS THAT AFFECT HOW WE COMPENSATE OUR NEOS.

Stock Ownership Guidelines

As noted above, one of the core principles underlying how we compensate our NEOs is to encourage creation of long-term stockholder value through increased stockholder returns. One way we do this is to require our NEOs to hold prescribed levels of Chevron common stock, thereby linking their interests with those of our stockholders. Stock ownership guidelines are based on a multiple of each NEO’s base salary: for our CEO, five times; Vice Chairman, Executive Vice Presidents and Chief Financial Officer, four times. All of our NEOs have satisfied the ownership guidelines. Based upon our closing stock price on December 31, 2009, our CEO had a stock ownership base-salary multiple of 10.4 times and our other NEOs averaged a stock ownership base-salary multiple of 4.3 times.

Executive Compensation (Continued)

Employment, Severance or Change-in-Control Agreements

We do not generally maintain employment, severance or change-in-control agreements with our NEOs. However, Mr. James, who is an NEO for the first time, entered into an employment agreement with Chevron in 2002 when he joined the Company, and in 2010, he entered into a termination agreement with Chevron in connection with his election to leave the Company on May 2, 2010. Under the terms of the termination agreement, which is described more fully in the “Potential Payments Upon Termination or Change-in-Control” tables, below, Mr. James will receive $1,500,000 in lieu of his March 2009 restricted stock units award and $500,000 for consulting and transition services for a period of one year following his departure (which includes a minimum of 500 hours of consulting and $1,000 for each hour in excess of 500 hours). Also under the termination agreement, unless Mr. James voluntarily terminates his employment due to a reduction in position prior to May 2, 2010, Mr. James is not entitled to any compensation under his 2002 employment agreement except for accrued but unpaid base salary and accrued but unused vacation as of the termination date. The Committee determined that the payment in lieu of the March 2009 restricted stock unit award is appropriate because the Company, with Mr. James’ assistance, was able to identify a suitable replacement for Mr. James, and Mr. James assisted in the effective transition of duties in a number of complex areas. In addition, Mr. James brought to a successful conclusion some key matters for which he was tasked with managing much more quickly than originally anticipated.

Upon retirement or termination of service for other reasons, NEOs are entitled to certain accrued benefits and payments generally afforded other employees. We describe these benefits and payments in the “Pension Benefits,” “Non-Qualified Deferred Compensation” and “Potential Payments Upon Termination or Change-in-Control” tables, below.

Compensation Recovery Policies

Our Chevron Incentive, Long-Term Incentive and Deferred Compensation plans contain provisions permitting us to “claw back” certain amounts of compensation awarded to an NEO at any time after June 2005 under these plans if an NEO, among other things, commits acts of embezzlement, fraud or theft or other acts that harm our business, reputation or other employees; or when the NEO’s misconduct results in our having to prepare an accounting restatement or in the disclosure of our confidential information; or when following termination of service, the NEO fails to abide by the terms of any confidentiality, noncompetition or nonsolicitation agreements with us.

The Tax Deductibility of NEO Compensation

Under section 162(m) of the Internal Revenue Code, we generally receive an annual federal income tax deduction for compensation paid to the CEO and the other three most highly paid executives (excluding the Chief Financial Officer) only if the compensation is less than $1 million or is performance-based. The applicable awards granted under both the Chevron Incentive Plan and the Long-Term Incentive Plan qualify as performance-based compensation and thus typically are fully tax deductible for us. The performance-based criteria contained in both the Chevron Incentive Plan and the Long-Term Incentive Plan were reapproved by stockholders in 2009. The Committee intends to continue seeking a tax deduction for all executive compensation within the section 162(m) limits to the extent it is in the best interests of Chevron and its stockholders.

Executive Compensation (Continued)

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation of our named executive officers, or “NEOs,” for the fiscal year ending December 31, 2009, and for the fiscal years ending December 31, 2008 and 2007 for Messrs. O’Reilly, Watson, and Kirkland, who were NEOs in 2008 and 2007. The primary components of each NEO’s compensation are also described in our Compensation Discussion and Analysis, above. Our NEOs do not have employment contracts with the Company, except for Mr. James. His employment arrangement is discussed in our “Compensation Discussion and Analysis—Part III—Employment, Severance or Change-in-Control Agreements,” above, and in “Potential Payments Upon Termination or Change-in-Control,” below.

Name and Principal Position(1)	Year	Salary ($)(2)		Stock Awards ($)(3)			Option Awards ($)(4)			Non-Equity Incentive Plan Compensation(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
D.J. O’Reilly, Chairman and CEO	2009 2008 2007	$ $ $	1,793,750 1,650,000 1,650,000	$ $ $	5,069,450 4,262,160 4,511,240	(8)	$ $ $	4,838,400 4,391,750 5,726,250	(9)	$3,000,000 $3,220,000 $3,600,000	$1,331,917 $1,046,734 $ 0	$517,228 $266,884 $255,251	$ $ $	16,550,745 14,837,528 15,742,741
P.E. Yarrington, Chief Financial Officer	2009		$707,708		$1,728,070			$1,996,800		$ 700,000	$1,154,130	$ 59,170		$6,345,878
J.S. Watson, Vice Chairman	2009 2008 2007	$ $ $	946,042 800,417 746,042	$ $ $	2,382,730 1,734,600 1,555,600		$ $ $	2,611,200 1,788,640 1,908,750		$1,200,000 $ 975,000 $1,050,000	$1,553,664 $ 157,861 $ 0	$ 99,055 $ 79,239 $100,260	$ $ $	8,792,691 5,535,757 5,360,652
G.L. Kirkland, Executive Vice President	2009 2008 2007	$ $ $	946,042 800,417 746,042	$ $ $	2,382,730 1,734,600 1,555,600		$ $ $	2,611,200 1,788,640 1,908,750		$1,260,000 $1,070,000 $1,050,000	$2,851,301 $1,127,469 $ 662,309	$ 94,648 $ 81,465 $ 76,303	$ $ $	10,145,921 6,602,591 5,999,004
C.A. James, Executive Vice President	2009		$794,875		$4,557,890			$1,996,800		$ 775,000	$ 592,331	$ 74,158		$8,791,054

(1)	Mr. O’Reilly retired on December 31, 2009. Following his retirement, Mr. Watson became Chairman and CEO and Mr. Kirkland became Vice Chairman.

(2)	Reflects actual salary earned during the fiscal year covered. Compensation is reviewed after the end of each year, and salary increases, if any, are effective April 1 of the following year. The table below reflects the salary effective April 1 of the year in which each person was an NEO and the amounts deferred under the Deferred Compensation Plan for Management Employees (DCP). For Mr. O’Reilly, salary paid in 2009 exceeds that in the table below because his pay for the last half of December, which normally would be paid in January 2010, was paid in December as a result of his retirement and in accordance with California labor law.

Name	Year	Salary Effective April 1	Salary Deferred Under the DCP
D.J. O’Reilly	2009	$1,750,000	$756,875
	2008	$1,650,000	$660,000
	2007	$1,650,000	$660,000
P.E. Yarrington	2009	$ 720,000	$283,083
J.S. Watson	2009	$1,000,000	$ 14,021
	2008	$ 815,000	$ 11,408
	2007	$ 765,000	$ 10,421
G.L. Kirkland	2009	$1,000,000	$ 14,021
	2008	$ 815,000	$ 11,408
	2007	$ 765,000	$ 10,421
C.A. James	2009	$ 801,000	$ 10,998

We explain the amount of salary in proportion to total compensation in our “Compensation Discussion and Analysis—Part II—Allocation Among Components,” above.

Executive Compensation (Continued)

(3)	Amounts for each fiscal year include the grant date fair value of performance shares granted under the Corporation’s Long-Term Incentive Plan (LTIP), as follows: $82.57 for the 2009 grant, $99.12 for the 2008 grant, and $77.78 for the 2007 grant. The fair value was calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (ASC Topic 718).

We use a Monte Carlo approach to calculate estimated grant date fair value of performance shares. To derive estimated grant date fair value per share, this valuation technique simulates total shareholder return (TSR) for the Company and our top competitors in our Oil Industry peer Group—ExxonMobil, BP, Royal Dutch Shell and ConocoPhillips—using market data for a period equal to the term of the performance period, correlates the simulated returns within the peer group to estimate a probable payout value, and discounts the probable payout value using a risk-free rate for Treasury bonds having a term equal to the performance period. The performance shares final payout value is based on market conditions at the end of the performance period. The cash payout, if any, will be calculated in the manner described in Footnote 1 to the “Option Exercises and Stock Vested in Fiscal Year 2009” table, below. Estimates of forfeitures related to service-based vesting conditions have been disregarded.

2009 amounts also include the grant date fair value of a special one-time grant of restricted stock units under the LTIP, also reported in the “Grants of Plan-Based Awards in Fiscal Year 2009” table. These special one-time grants were immediately vested on the date of grant but are not payable until November 1, 2010. Restricted stock units accrue dividend equivalents and are payable in Chevron common stock.

For Mr. James, the 2009 amount also includes the grant date fair value of 40,000 restricted stock units granted on March 25, 2009, which vest on April 1, 2011. Because Mr. James has elected to leave the Company effective May 2, 2010, he will forfeit these restricted stock units.

The grant date fair value of all restricted stock units was $69.70 per unit, the closing price of Chevron common stock on the March 25, 2009 grant date. All restricted stock units accrue dividend equivalents, the value of which is factored into the grant date fair value. Estimates of forfeitures related to service-based vesting conditions have been disregarded.

(4)	Amounts reflect the grant date fair value for stock options in each fiscal year, as follows: $15.36 for 2009 grant, $15.97 for 2008 grant and $15.27 for 2007 grant. The grant date fair value was determined under ASC Topic 718 for financial reporting purposes. For a discussion of the determination of fair value under ASC Topic 718, see Note 20, “Stock Options and Other Share Based Compensation” to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2009. For purposes of this table only, estimates of forfeitures related to service-based vesting conditions have been disregarded.

(5)	2009 amounts reflect Chevron Incentive Plan (CIP) awards for the 2009 performance year that were paid in April 2010. See “Compensation Discussion and Analysis—Part II—Annual Cash Incentive (Chevron Incentive Plan),” above, for a detailed description of CIP awards.

(6)	2009 amounts represent the change in pension value for the Chevron Retirement Plan (CRP) and the Chevron Retirement Restoration Plan (RRP) from January 1, 2009, through December 31, 2009, expressed as a lump sum. (The DCP and ESIP Restoration Plan (ESIP-RP) do not pay above-market or preferential earnings and are not represented in this table.) The pension benefit for all NEOs increased for an additional year of benefit service in 2009 and because the NEOs’, except for Mr. O’Reilly, highest average base salary and CIP awards for 36 consecutive months, or highest average earnings (HAE) increased from January 1, 2009 to December 31, 2009. The percentage increase in the HAE for Ms. Yarrington, 9.1 percent, was more than for the other NEOs because of her promotion to a more senior position; the percentage increase in the HAE for the remaining NEOs averaged 4.0 percent, ranging from 0 percent for Mr. O’Reilly to 6.5 percent for Mr. Kirkland. The values of the pension benefit were determined reflecting the Pension Protection Act of 2006 (PPA) lump sum interest rates and phase-in period. The December 31, 2009 PPA lump sum interest rates were lower than the PPA lump sum interest rates for January 1, 2009. When PPA lump sum interest rates are lower/higher, a higher/lower pension value results. For all of the NEOs except Mr. O’Reilly, the discount period to retirement age was shorter as of December 31, 2009. The result of a shorter discount period to retirement age is an increase in the pension values. The change in pension value for Mr. James is less relative to the other NEOs because his credited service is significantly less.

(7)	All Other Compensation for 2009 includes the following:

Name	ESIP Company Contributions(a)	ESIP-RP Company Contributions(a)	Company- Paid Life Insurance Premiums(b)	Wellness Credit(c)	Vacation(d)	Perquisites(e)				Total All Other Compensation
						Financial Counseling	Aircraft/ Other(f)	Motor Vehicles	Home Security
D.J. O’Reilly	$19,600	$118,067	$16,647	$100	$254,939	$22,920	$81,658	$2,949	$348	$517,228
P.E. Yarrington	$19,600	$ 37,017	$ 2,353	$200	$ 0	$ 0	$ 0	$ 0	$ 0	$ 59,170
J.S. Watson	$19,600	$ 56,083	$ 3,138		$ 0	$15,880	$ 0	$4,215	$139	$ 99,055
G.L. Kirkland	$19,600	$ 56,083	$ 5,885		$ 0	$13,080	$ 0	$ 0	$ 0	$ 94,648
C.A. James	$19,600	$ 43,990	$ 3,968		$ 0	$ 6,600	$ 0	$ 0	$ 0	$ 74,158

Executive Compensation (Continued)

(a)	The Employee Savings Investment Plan for executives is common in design and purpose to those for the broad base of employees in the United States. When an employee contributes 2 percent of earnings to the ESIP, the Company provides an 8 percent match. Employees may choose to contribute 1 percent and receive a 4 percent match. They may also choose to contribute an amount above 2 percent, but none of the amount above 2 percent is matched. The Company match up to IRS limits ($245,000 of income in 2009) is made to the qualified ESIP account. For amounts above the IRS limit, the executive can elect to have 2 percent of base pay directed into the Deferred Compensation Plan and the Company will match those funds in the nonqualified ESIP Restoration Plan.

(b)	This column includes basic life insurance and on-the-job accident insurance. Generally, all U.S. employees have basic company-paid life insurance, which would remit a benefit to the beneficiary in the amount of two times the employee’s base salary in the event of death.

(c)	U.S.-payroll employees eligible for Chevron’s health plans receive a Wellness Credit by meeting Cardiovascular Health Program requirements.

(d)	Mr. O’Reilly retired on December 31, 2009. At that time, he received a cash payment in lieu of unused vacation.

(e)	Perquisites within Chevron are very limited and consist of only financial counseling fees, home security, and the incremental cost to the Company for personal use of Company motor vehicles and Company aircraft. We do not provide tax gross-ups to our NEOs for any perquisites.

(f)	Generally, executives are not allowed to use the Company planes for personal use. For security reasons, the CEO has been requested to use the Company plane in most instances, and on a very limited basis, the CEO has authorized the personal use of Company aircraft for other key executives if it is in relation to and part of a trip that is business related. Incremental cost was determined by multiplying the operating hours attributable to personal use by the average estimated direct operating costs and the addition of crew costs for overnight lodging and meals and airport landing fees, as applicable, divided by the number of passengers.

(8)	Mr. O’Reilly will not realize any value of the 2009 performance share grant, which was cancelled following his December 31, 2009 retirement, in accordance with LTIP rules that provide for forfeiture of grants held for less than one year following the grant date.

(9)	Mr. O’Reilly will not realize any value of the 2009 stock option grant, which was cancelled following his December 31, 2009 retirement, in accordance with LTIP rules that provide for forfeiture of grants held for less than one year following the grant date.

Executive Compensation (Continued)

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2009

The following table sets forth information concerning the grants of non-equity and equity incentive plan awards to our named executive officers, or “NEOs,” in 2009. Non-equity incentive plan awards are made under our Chevron Incentive Plan (CIP), and equity incentive awards (performance shares and stock options) and restricted stock unit awards are made under our Long-Term Incentive Plan (LTIP). These awards are also described in our “Compensation Discussion and Analysis—Part II—Annual Long-Term Equity Incentive”, above.

Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards(6)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
D.J. O’Reilly	CIP			$2,187,500
	Perf Shares	3/25/2009				12,500	50,000	100,000				$4,128,500
	Options	3/25/2009								315,000	$69.70	$4,838,400
	Res Stk Units	3/25/2009							13,500			$940,950
P.E. Yarrington	CIP			$ 576,000
	Perf Shares	3/25/2009				5,000	20,000	40,000				$1,651,400
	Options	3/25/2009								130,000	$69.70	$1,996,800
	Res Stk Units	3/25/2009							1,100			$76,670
J.S. Watson	CIP			$ 900,000
	Perf Shares	3/25/2009				6,750	27,000	54,000				$2,229,390
	Options	3/25/2009								170,000	$69.70	$2,611,200
	Res Stk Units	3/25/2009							2,200			$153,340
G.L. Kirkland	CIP			$ 900,000
	Perf Shares	3/25/2009				6,750	27,000	54,000				$2,229,390
	Options	3/25/2009								170,000	$69.70	$2,611,200
	Res Stk Units	3/25/2009							2,200			$153,340
C.A. James	CIP			$ 640,800
	Perf Shares	3/25/2009				5,000	20,000	40,000				$1,651,400
	Options	3/25/2009								130,000	$69.70	$1,996,800
	Res Stk Units	3/25/2009							41,700			$2,906,490

(1)	CIP is an annual incentive plan that pays a cash award for performance and is paid in April following the performance year. See our “Compensation Discussion and Analysis—Part II—Annual Cash Incentive Plan,” above, for a detailed description of CIP awards. Actual 2009 performance year awards are shown in the “Summary Compensation Table” in the “Non-Equity Incentive Plan Compensation” column. Under the CIP, there is no threshold or maximum award.

(2)	Relates to performance share awards issued under our LTIP. See our “Compensation Discussion and Analysis—Part II—Annual Long-Term Equity Incentive,” above for a detailed description of performance share awards. “Target” is the number of performance shares awarded in 2009. “Threshold” represents the lowest possible payout (25 percent of the grant) if there is a payout, and “Maximum” reflects the highest possible payout (200 percent of the grant). The cash payout, if any, will occur at the end of the three-year performance period (January 2009 to December 2011) and will be calculated in the manner described in Footnote 1 to the “Option Exercises and Stock Vested in Fiscal Year 2009” table, below.

Mr. O’Reilly will not realize any value from his 2009 performance share grant, which was cancelled upon his December 31, 2009 retirement, in accordance with LTIP rules which provide for forfeiture of grants held for less than one year following the grant date.

(3)	Amounts reflect a special one-time grant of restricted stock units granted under the LTIP for 2008 fiscal-year performance. These awards were immediately vested on the date of grant but are not payable until November 1, 2010. These awards also accrue dividend equivalents and are payable in Chevron common stock. Mr. James also received a grant of 40,000 restricted stock units on March 25, 2009, for employment retention purposes, which vest on April 1, 2011 and accrue dividend equivalents and are payable in Chevron common stock. Because Mr. James has elected to leave the Company effective May 2, 2010, he will forfeit these restricted stock units.

(4)	Relates to options granted under the LTIP on March 25, 2009. See our Compensation Discussion and Analysis for a detailed description of stock option awards. Options have a 10-year term and vest 33.33 percent at each anniversary of the date of grant for three years.

Executive Compensation (Continued)

Mr. O’Reilly will not realize any value of the 2009 stock option grant, which was cancelled following his December 31, 2009 retirement, in accordance with LTIP rules that provide for forfeiture of grants held for less than one year following the grant date.

(5)	The exercise price is the closing price of Chevron common stock on the March 25, 2009, grant date.

(6)	The grant date fair value was determined under Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (ASC Topic 718). See note 20, “Stock Options and Other Share-Based Compensation” to the Corporation’s Consolidated Financial Statements contained in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009. For a discussion of the determination of fair value for performance shares and restricted stock units, see Footnote 3 to the “Summary Compensation Table,” above.

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END

The following table sets forth information concerning the outstanding equity incentive awards at December 31, 2009, for each of our named executive officers, or “NEOs.”

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
D.J. O’Reilly		315,000 (3)	$69.700	3/25/2019				93,000 (4)		$14,320,140
	91,666	183,334 (5)	$84.960	3/26/2018
	250,000	125,000 (6)	$74.080	3/28/2017
	400,000		$56.630	3/23/2016
	425,000		$56.760	6/29/2015
	460,000		$47.055	6/30/2014
	460,000		$36.700	6/25/2013
P.E. Yarrington		130,000 (3)	$69.700	3/25/2019	6,157 (7)		$474,027	26,000 (8)		$4,003,480
	13,000	26,000 (5)	$84.960	3/26/2018
	29,333	14,667 (6)	$74.080	3/28/2017
	38,000		$56.630	3/23/2016
	40,000		$56.760	6/29/2015
	42,000		$47.055	6/30/2014
J.S. Watson		170,000 (3)	$69.700	3/25/2019	14,776 (9)		$1,137,604	44,500 (1	0)	$6,852,110
	37,333	74,667 (5)	$84.960	3/26/2018
	83,333	41,667 (6)	$74.080	3/28/2017
	125,000		$56.630	3/23/2016
	115,000		$56.760	6/29/2015
G.L. Kirkland		170,000 (3)	$69.700	3/25/2019	8,003 (1	1)	$616,151	44,500 (1	2)	$6,852,110
	37,333	74,667 (5)	$84.960	3/26/2018
	83,333	41,667 (6)	$74.080	3/28/2017
	125,000		$56.630	3/23/2016
	115,000		$56.760	6/29/2015
	90,000		$47.055	6/30/2014
C.A. James		130,000 (3)	$69.700	3/25/2019	41,112 (1	3)	$3,165,213	33,000 (1	4)	$5,081,340
	27,333	54,667 (5)	$84.960	3/26/2018
	63,333	31,667 (6)	$74.080	3/28/2017
	25,000		$56.630	3/23/2016
	26,667		$56.760	6/29/2015

(1)	Market value is based upon number of restricted stock units (including fractional units) that have not vested multiplied by $76.99, which was the 12/31/09 closing price of Chevron common stock.

Executive Compensation (Continued)

(2)	Estimated payout value is based upon the number of performance shares multiplied by the assumed performance modifier of 200 percent multiplied by $76.99, the 12/31/09 closing price of Chevron common stock. The performance modifier for the most recent payout was 200 percent, which exceeded the threshold and is the maximum performance modifier for performance shares. Accordingly, the estimated payout value is also based upon 200 percent. The estimated payout value may not necessarily reflect the final payout, which will be calculated in the manner described in Footnote 1 to the “Option Exercises and Stock Vested in Fiscal Year 2009” table, below.

(3)	Stock options vest at the rate of 33.33 percent per year, with the vesting dates of 3/25/10, 3/25/11 and 3/25/12. Mr. O’Reilly’s March 25, 2009 grant of 315,000 stock options was forfeited upon his December 31, 2009 retirement because he held them less than one year following the grant date.

(4)	Includes 50,000 performance shares granted in March 2009 which Mr. O’Reilly forfeited upon his December 31, 2009 retirement because he held them for less than one year following the grant date. Also includes 43,000 performance shares that vest on 12/31/10, the end of the three-year performance period for performance shares awarded in March 2008. Mr. O’Reilly did not forfeit these performance shares upon his December 31, 2009 retirement because he had more than 90 points (sum of age and number of years of service) under the LTIP, which results in deemed vesting of all unvested LTIP awards held at least one year from the date of grant.

(5)	Stock options vest at the rate of 33.33 percent per year, with the vesting dates of 3/26/09, 3/26/10 and 3/26/11. Mr. O’Reilly’s March 26, 2008 grant was deemed fully vested upon his December 31, 2009 retirement because he had more than 90 points (sum of age and number of years of service) under the LTIP, which results in deemed vesting of all unvested LTIP awards held at least one year from the date of grant.

(6)	Stock options vest at the rate of 33.33 percent per year, with the vesting dates of 3/28/08, 3/28/09 and 3/28/10. Mr. O’Reilly’s March 28, 2007 grant was deemed fully vested upon his December 31, 2009 retirement because he had more than 90 points (sum of age and number of years of service) under the LTIP, which results in deemed vesting of all unvested LTIP awards held at least one year from the date of grant.

(7)	Includes 5,000 unvested restricted stock units granted on 6/25/03 and 1,157 dividend equivalents reinvested as additional restricted stock units, all of which will vest on 6/25/11.

(8)	Includes performance shares that vest at the end of the applicable three-year performance period; 6,000 shares vest on 12/31/10, and 20,000 shares vest on 12/31/11.

(9)	Includes 12,000 unvested restricted stock units granted on 6/25/03 and 2,776 accrued dividend equivalents reinvested as additional restricted stock units, all of which will vest on 6/25/11.

(10)	Includes performance shares that vest at the end of the applicable three-year performance period; 17,500 shares vest on 12/31/10, and 27,000 shares vest on 12/31/11.

(11)	Includes 6,500 unvested restricted stock units granted on 6/25/03 and 1,503 accrued dividend equivalents reinvested as additional restricted stock units, all of which will vest on 6/25/11.

(12)	Includes performance shares that vest at the end of the applicable three-year performance period; 17,500 shares vest on 12/31/10, and 27,000 shares vest on 12/31/11.

(13)	Includes 40,000 unvested restricted stock units granted on 3/25/09 for employment retention purposes and 1,112 accrued dividend equivalents reinvested as additional restricted stock units. Mr. James’ restricted stock unit grant was conditioned upon his employment through April 1, 2011. Because he has elected to leave the company in May 2010, the grant will be forfeited.

(14)	Includes performance shares that vest at the end of the applicable three-year performance period; 13,000 shares vest on 12/31/10, and 20,000 shares vest on 12/31/11. Mr. James will forfeit all of these performance shares because he has elected to leave the company effective May 2, 2010.

Executive Compensation (Continued)

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2009

The following table sets forth information concerning the cash value realized by each of our named executive officers, or “NEOs,” upon exercise of options or vesting of stock awards in 2009.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(1)
D.J. O’Reilly	—	—	129,500	$9,921,670
P.E. Yarrington	—	—	15,100	$1,160,550
J.S. Watson	—	—	42,200	$3,250,140
G. L. Kirkland	—	—	42,200	$3,250,140
C.A. James	—	—	29,700	$2,286,250

(1)	Includes the following special grant of restricted stock units granted on March 25, 2009 that were vested upon grant and will pay out, together with accrued dividend equivalents, in shares of common stock on November 1, 2010: Mr. O’Reilly, 13,500; Ms. Yarrington, 1,100; Mr. Watson, 2,200; Mr. Kirkland, 2,200; and Mr. James, 1,700. Also includes the cash payout of the performance shares granted in 2007 for performance period January 2007 through December 2009. We calculate the value of performance share payouts as follows:

First, we calculate our TSR and the TSR of ExxonMobil, BP, Royal Dutch Shell and ConocoPhillips for the three year performance period. We believe TSR is the best indicator of profitable management of assets, operating efficiencies, progress in meeting our strategic objectives and long-term performance. Moreover, comparing our TSR with that of our competitors helps to adjust for variations in the state of the oil and gas industry and the overall economic climate. We calculate TSR for the three-year performance period for ourselves and our competitors as follows:

TSR =	20-day average ending stock price – 20-day average beginning stock price + reinvested dividend value
20-day average beginning stock price

The result is expressed as an annualized average compound rate of return.

Second, we rank our TSR against the TSR of ExxonMobil, BP, Royal Dutch Shell and ConocoPhillips to determine the performance modifier applicable to the awards. Our rank then determines what the performance modifier will be, as follows:

Our Rank	1st	2nd	3rd	4th	5th
Performance Modifier	200%	150%	100%	50%	0%

For example, if we rank first in TSR as compared with ExxonMobil, BP, Royal Dutch Shell and ConocoPhillips, then the performance modifier would be 200 percent. In the event our measured TSR is within 1 percent of the nearest competitor(s), the results will be considered a tie, and payout will be determined by dividing the payout percentages by the number of companies in the tie. For example, if Chevron ranks fourth in TSR, which ties with the TSR of the company that ranks fifth, it will result in a modifier of 25 percent.

Third, we determine the actual dollar amount of the performance share award to payout. Performance share awards are paid out in cash as follows:

Number of Performance Shares Granted	×	Performance Modifier	×	20-Day Trailing Average Price of Chevron Common Stock at the End of the Performance Period	=	Value at Vesting

Executive Compensation (Continued)

For awards of performance shares made in 2007, the three-year performance period ended December 2009. Chevron ranked first in TSR compared with ExxonMobil, BP, Royal Dutch Shell and ConocoPhillips. Accordingly, the performance share value vested in 2009 for 2007 awards was calculated as follows:

	Shares Granted	×	Modifier	=	Shares Acquired on Vesting	×	20-Day Trailing Average Price	=	Value Realized on Vesting
D.J. O’Reilly	58,000		200%		116,000		$77.42		$8,980,720
P.E. Yarrington	7,000		200%		14,000		$77.42		$1,083,880
J. S. Watson	20,000		200%		40,000		$77.42		$3,096,800
G.L. Kirkland	20,000		200%		40,000		$77.42		$3,096,800
C.A. James	14,000		200%		28,000		$77.42		$2,167,760

PENSION BENEFITS TABLE

The following table sets forth information concerning the present value of benefits accumulated by our named executive officers, or “NEOs,” under our defined benefit retirement plans, or pension plans.

Name	Plan Name	Number of Years Credited Service (1)	Present Value of Accumulated Benefit(2)	Payments During Last Fiscal Year
D.J. O’Reilly	Chevron Retirement Plan	38	$ 1,627,007	$0
	Chevron Retirement Restoration Plan		$38,170,946
P.E. Yarrington	Chevron Retirement Plan	28	$ 865,148	$0
	Chevron Retirement Restoration Plan		$ 3,527,781
J.S. Watson	Chevron Retirement Plan	28	$ 806,139	$0
	Chevron Retirement Restoration Plan		$ 5,933,842
G.L. Kirkland	Chevron Retirement Plan	34	$ 1,512,973	$0
	Chevron Retirement Restoration Plan		$11,128,123
C.A. James	Chevron Retirement Plan	7	$ 240,053	$0
	Chevron Retirement Restoration Plan		$ 1,594,321

(1)	Credited service is computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to Chevron’s audited 2009 financial statements and is generally the period that an employee is a participant in the plan for which he or she is an eligible employee and receives pay from a participating company. It is not Chevron’s policy to grant extra years of credited service to participants. However, credited service may include similar service with certain companies acquired in the past by Chevron. Credited service does not include service prior to July 1, 1986, during which certain employees were under age 25. Mr. O’Reilly, Ms. Yarrington, Mr. Watson, and Mr. Kirkland have such pre–age 25 service. Their actual years of service are as follows: Mr. O’Reilly, 41 years; Ms. Yarrington, 29 years; Mr. Watson, 29 years; and Mr. Kirkland, 35 years.

(2)	Reflects the present value of the accumulated benefit as of December 31, 2009 computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to Chevron’s audited 2009 financial statements. This is the present value of the benefit determined as though the participant retires at the earliest age when participants may retire without any benefit reduction due to age (age 60, or current age if older, for the named executive officers), using service and compensation as of December 31, 2009. This present value is then discounted with interest to the date used for financial reporting purposes. Except for the assumption that the retirement age is the earliest retirement without a benefit reduction due to age, the assumptions used to compute the present value of accumulated benefits are the assumptions used for financial reporting purposes on December 31, 2009. These assumptions include the discount rate of 5.25 percent as of December 31, 2009. This rate was selected based on a cash flow analysis that matched estimated future benefit payments to the Citigroup Pension Discount Yield Curve as of year-end 2009. The present values reflect the lump sum forms of payment based on the lump sum interest rate assumptions used for financial reporting purposes on December 31, 2009 which are representative of the Pension Protection Act of 2006 (PPA) lump sum interest rates and phase-in period.

Executive Compensation (Continued)

Our NEOs are eligible for a pension after retirement and participate in both the Chevron Retirement Plan (CRP) (a defined-benefit pension plan that is intended to be tax-qualified under Internal Revenue Code section 401(a)) and the Chevron Retirement Restoration Plan (RRP) (an unfunded nonqualified defined-benefit pension plan). The RRP is designed to provide benefits comparable with those provided by the CRP but that cannot be paid from the CRP because of Internal Revenue Code limitations on benefits and earnings.

The age 65 RRP retirement benefit is calculated as follows:

Highest average base salary and CIP awards for 36 consecutive months, not limited by Internal Revenue Code (1)	×	Benefit Accrual Service used by the CRP	×	1.6%	–	Social Security Offset used by the CRP	=	Total Retirement Benefit, expressed as a single life annuity

Highest average base salary and CIP awards for 36 consecutive months, as limited by Internal Revenue Code (2)	×	Benefit Accrual Service used by the CRP	×	1.6%	–	Social Security Offset used by the CRP	=	Total CRP Benefit, expressed as a single life annuity

Total Retirement Benefit			–	Total CRP Benefit			=	Total RRP Benefit, expressed as a single life annuity

(1)	On December 31, 2009, the covered compensation for the total retirement benefit was: Mr. O’Reilly, $5,266,667; Ms. Yarrington, $1,127,033; Mr. Watson, $1,843,333; Mr. Kirkland, $1,875,000; and Mr. James, $1,649,833.

(2)	On December 31, 2009, the covered compensation for the Chevron Retirement Plan benefit, after reflecting the Internal Revenue Code compensation limitation, was $245,000 for all NEOs.

The age 65 RRP benefit is reduced by early retirement discount factors of 0 percent per year above age 60, at 5 percent per year from age 60 to age 50, and actuarially reduced below age 50 as prescribed by the plans.

A participant is eligible for an early retirement benefit if he or she is vested on the date employment ends. Generally, a participant is vested after completing five years of Vesting and Eligibility Service. All NEOs are eligible for an early retirement benefit, calculated as described above.

A single life annuity is the normal form of benefit under the CRP, but retirees may also elect to receive an equivalent lump sum payment instead of an annuity. Joint and survivor annuity, life and term-certain annuity, and uniform income annuity options are also available under the CRP. The lump sum equivalent and optional annuity forms of payment are calculated by multiplying the early retirement benefit by actuarial factors, based on age, in effect on the benefit calculation date. The Internal Revenue Code applicable interest rate and applicable mortality table are used for converting from a single life annuity to an actuarially equivalent single lump sum equivalent. Employees can elect to have their CRP benefit commence prior to normal retirement age, which is age 65, but no earlier than when employment ends.

Executive Compensation (Continued)

The RRP may be paid one year following separation from service. Retirees may elect to receive the RRP lump sum equivalent in a single payment or in up to 10 annual installments.

Our NEOs made the following RRP distribution elections:

Name	# of Annual Installments Elected	Time of First Payment
D.J. O’Reilly	1	First January that is at least one year following separation from service
P.E. Yarrington	1	First quarter that is at least one year following separation from service
J.S. Watson	1	First January that is at least one year following separation from service
G.L. Kirkland	5	First quarter that is at least one year following separation from service
C.A. James	1	First quarter that is at least one year following separation from service

NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table sets forth information concerning the value of each of our named executive officers, or “NEOs,” compensation deferred pursuant to our Deferred Compensation Plan for Management Employees and our Deferred Compensation Plan for Management Employees II (both the DCP) and our Employee Savings Investment Restoration Plan (ESIP-RP).(1)

Name	Executive Contributions in the Last Fiscal Year(2)	Registrant Contributions in the Last Fiscal Year(3)	Aggregate Earnings in the Last Fiscal Year(4)	Aggregate Withdrawals/ Distributions(5)	Aggregate Balance at Last Fiscal Year-End(6)
D.J. O’Reilly	$725,521	$118,067	$957,629	$0	$12,250,813
P.E. Yarrington	$759,723	$37,017	$(108,072)	$0	$3,744,131
J.S. Watson	$14,021	$56,083	$451,228	$0	$3,791,268
G.L. Kirkland	$14,021	$56,083	$51,065	$0	$621,708
C.A. James	$361,998	$43,990	$152,934	$0	$1,152,080

(1)	The DCP provides for deferrals of up to 90 percent of Chevron Incentive Plan awards and Long-Term Incentive Plan performance shares, and up to 40 percent of salary. In 2009, participants were required to defer all salary in excess of the Internal Revenue Code section 162(m) limit.

The DCP is a nonfunded plan. Earnings on the DCP deferrals accrue based on an NEO’s selection of investments from 10 different funds designated by the Management Compensation Committee of the Board of Directors and that are also available in the Employee Savings Investment Plan. Subject to the Insider Trading Window limitations described below, NEOs may transfer into and out of funds daily, except that they may not make opposite-way transfers within 60 days. DCP funds and their annual rates of return, as of December 31, 2009, are:

Chevron Stock Fund	8.10%
Vanguard Institutional Index Fund	26.63%
Vanguard Prime Money Market Fund	0.53%
Vanguard Windsor II Fund	27.05%
Vanguard PRIMECAP Fund	34.45%
Vanguard Developed Markets Index Fund	28.17%
Vanguard Balanced Index Signal Shares	20.17%
Vanguard Extended Market Index Signal Shares	37.62%
Vanguard Total Stock Market Index Signal Shares	28.85%
Vanguard Total Bond Market Index Signal Shares	6.04%

NEOs and other insiders may only transact in the Chevron Stock Fund during a 20-business day period that begins on the first business day that is at least 24 hours after the public release of quarterly and annual earnings (an “Insider Trading

Executive Compensation (Continued)

Window”). Deferrals for NEOs and other insiders who elect that their deferrals be tracked with reference to Chevron common stock are, upon deferral, tracked with reference to the Vanguard Federal Money Market Fund. At the close of the Insider Trading Window, the balance of the Vanguard Federal Money Market Fund is transferred to the Chevron Stock Fund. The 2009 annual rate of return for the Vanguard Federal Money Market Fund is 0.40 percent.

DCP payments are made after the end of employment in up to 10 annual installments. Amounts tracked in Chevron common stock are paid in stock and all other amounts are paid in cash. Participants may elect payment to commence as early as the quarter that is 12 months following separation from service.

The ESIP-RP provides for the company contribution that would have been paid in the qualified ESIP except that the participants’ earnings are above the Internal Revenue Code 401(a)(17) limit. A minimum 2 percent deferral on base pay over the tax code’s annual compensation limit is required in order to receive a company contribution in the ESIP-RP. Contributions are tracked in phantom Chevron common stock units. Participants receive phantom dividends on these units, based on the dividend rate as is earned on Chevron common stock. Plan balances may be forfeited if a participant engages in misconduct. Accounts are paid out in cash, commencing as early as the quarter that is 12 months following separation from service, in up to 10 or 15 annual installments.

The DCP was amended for post-2004 deferrals in accordance with Section 409A of the Internal Revenue Code. As a result, NEOs may make different elections for pre-2005 and post-2004 deferrals. Below are the payment elections made by each of the NEOs.

Name	Plan	# of Annual Installments Elected	Time of First Payment
D.J. O’Reilly	DCP pre-05	1	First January that is at least one year following separation from service
	DCP post-04	1	First January that is at least six years following separation from service
	ESIP-RP pre-05	1	First January that is at least one year following separation from service
	ESIP-RP post-04	1	First January that is at least six years following separation from service
P.E. Yarrington	DCP	1	First quarter that is at least one year following separation from service
	ESIP-RP	1	First quarter that is at least one year following separation from service
J.S. Watson	DCP	1	First January that is at least one year following separation from service
	ESIP-RP	1	First January that is at least one year following separation from service
G.L. Kirkland	DCP	3	First quarter that is at least one year following separation from service
	ESIP-RP pre-2005	5	First quarter that is at least one year following separation from service
	ESIP-RP post-2004	3	First quarter that is at least one year following separation from service
C.A. James	DCP	1	First quarter that is at least one year following separation from service
	ESIP-RP	1	First quarter that is at least one year following separation from service

If a plan participant engages in misconduct, DCP balances related to awards made under the Long-Term Incentive Plan or the Chevron Incentive Plan on or after June 29, 2005, may be forfeited. See “Compensation Discussion and Analysis—Part III—Compensation Recovery Policies.”

(2)	Reflects salary deferrals for each NEO in the DCP in 2009. These amounts are also included in the “Salary” column that is reported in the “Summary Compensation Table,” above and quantified as “Salary Deferred” in Footnote 2 in the Summary Compensation Table. The salary deferral reported for Mr. O’Reilly is $31,354 less than in the Summary Compensation Table because his final salary deferral was credited to his DCP account in 2010.

Also reflects Chevron Incentive Plan (CIP) deferrals for the 2008 awards as follows: Ms. Yarrington, $476,640; and Mr. James, $351,000.

No NEO deferred LTIP award amounts.

(3)	Represents ESIP-RP contributions by the Company for 2009. These amounts are also reflected in the “All Other Compensation” column in the “Summary Compensation Table,” above.

(4)	Represents the difference between DCP and ESIP-RP balances at December 31, 2009, and December 31, 2008, respectively, less CIP, LTIP and salary deferrals in the DCP and Company contributions in the ESIP-RP. Earnings in the DCP and ESIP-RP are as follows: Mr. O’Reilly, $779,336 and $178,263; Ms. Yarrington, $(127,805) and $19,733; Mr. Watson, $403,536 and $47,692; Mr. Kirkland, $6,584 and $44,481; and Mr. James, $128,066 and $24,868.

Executive Compensation (Continued)

(5)	In-service withdrawals are not permitted from the DCP or the ESIP-RP.

(6)	Represents DCP and ESIP-RP balances as of December 31, 2009 as follows: Mr. O’Reilly, $9,922,851 and $2,327,962; Ms. Yarrington, $3,488,925 and $255,206; Mr. Watson, $3,173,599 and $617,669; Mr. Kirkland, $46,952 and $574,756; and Mr. James, $833,907 and $318,173. Includes (a) NEO contributions reported as “Salary” in our “Summary Compensation Table” for 2007, 2008 and 2009, as specified in Footnote 2 to our “Summary Compensation Table,” above, and (b) Chevron’s ESIP-RP contributions reported as “All Other Compensation” in our “Summary Compensation Table” for 2007, 2008 and 2009. 2009 amounts are quantified in Footnote 7(a) to our “All Other Compensation Table.” 2007 and 2008 ESIP-RP amounts previously reported are as follows: Mr. O’Reilly, $227,600; Mr. Watson, $87,316; and Mr. Kirkland, $87,316.

Executive Compensation (Continued)

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Our named executive officers, or “NEOs,” do not have employment contracts or any other arrangements that provide for special guaranteed payments upon retirement or termination, except for Mr. James, whose employment arrangement is described in our “Compensation Discussion and Analysis—Part III—Employment, Severance or Change-in-Control Agreements” and in the table for Mr. James below. Our NEOs are not eligible for enhanced severance or, in the event of a change in control, acceleration of outstanding equity granted under the annual LTIP. However, upon termination in the circumstances described below, our NEOs are entitled to accrued and vested interests (and in some cases deemed vesting of unvested interests) in their outstanding equity awards, retirement plan benefits and certain limited perquisites.

Termination for reasons other than cause will result in full or partial vesting of equity grants. Full or partial vesting, if any, is a function of the sum of an NEO’s age plus his or her time in service and the reasons for termination. Our policy of full or partial vesting for outstanding equity grants based on an NEO’s age and time in service is a reflection of our belief that our equity and benefit programs should be based upon a career employment model designed to encourage retention and long-term employment. Since many of our business decisions have long-term horizons and to ensure our executives have a vested interest in our future profitability, such programs allow executives with long service to continue to share in our success. The terms and effect of full or partial vesting of outstanding, but unvested equity grants is illustrated by the following table.

Termination Circumstance	Effect of Termination on Options	Effect of Termination on Performance Shares
Employed less than one year after grant date	Forfeit 100% of grant.
Employed for at least one year after grant date, and on termination date either:	Vest 100% of grant.
•have at least 90 points (sum of age and service) or •are at least age 65	Remaining term to exercise vested stock options.	Award will be based on and paid at the end of the full performance period(s).
Employed for at least one year after grant date, and on termination date either:	Total amount of grant deemed vested is calculated as follows:
	Total number of options subject to the grant	Number of performance shares granted

•have at least 75 points (sum of age and service) or	multiplied by	multiplied by

•are at least age 60	Number of whole months from the grant date to the termination date, up to a maximum of 36 months	Number of whole months from the performance period start date to the termination date, up to a maximum of 36 months

	divided by 36 months	divided by 36 months

Exercisable options shall be reduced by the number of options previously exercised.
	The lesser of five years from termination or remaining term to exercise.	Award will be based on and paid at the end of the full performance period(s).
Other termination	Forfeit all unvested options. The lesser of 180 days from termination or remaining term to exercise vested stock options.	Forfeit all outstanding grants.
Misconduct	Forfeit all outstanding grants.	Forfeit all outstanding grants.

Executive Compensation (Continued)

For the tables that follow, we have assumed that each NEO terminated his or her employment on December 31, 2009. Amounts reported do not include accrued retirement and other benefits otherwise reported in the “Pension Benefits” and “Nonqualified Deferred Compensation” tables.

David J. O’Reilly

Executive Benefits and Payments Upon Termination	Termination for Any Reason Other Than Death, Disability or Cause(1)	Termination Due to Disability(2)	Termination Due to Death(2)	Termination for Cause(3)
Compensation:
Base Salary	$ 0	$ 0	$ 0	$ 0
Chevron Incentive Plan	$ 0	$ 0	$ 0	$ 0
Severance	$ 0	$ 0	$ 0	$ 0
Long-Term Incentives—unvested but deemed vested upon termination: (4)
Stock Options	$ 363,750	$ 363,750	$ 363,750	$ 0
Restricted Stock Units	$ 0	$ 0	$ 0	$ 0
Performance Shares	$3,310,570	$3,310,570	$3,310,570	$ 0
Benefits and Perquisites: (5)
Life Insurance Proceeds (6)	$ 0	$ 0	$3,500,000	$ 0
Post-Retirement Health Care	$ 50,000	$ 50,000	$ 0	$50,000
Office and Secretarial Services (7)	$ 190,000	$ 190,000	$ 0	$ 0
Total	$3,914,320	$3,914,320	$7,174,320	$50,000

(1)	Includes normal or early retirement and voluntary or involuntary (other than for cause) termination—including termination following a change-in-control. We do not maintain separate change-in-control programs for our NEOs.

(2)	The compensation received for termination due to disability or death is identical to what would be received as a result of termination for reasons other than cause.

(3)	Termination for cause results in cancellation of all outstanding LTIP grants, vested or unvested. For grants in or after 2005 that have been exercised, the Board has the ability to claw-back any gains, as described in our “Compensation Discussion and Analysis—Part III—Compensation Recovery Policies.”

(4)	Reflects values of deemed vested options and performance shares under the LTIP. Whether an otherwise unvested option or performance share is deemed vested upon termination is based on the number of points (sum of age and number of years of service) at the time of retirement. Mr. O’Reilly has more than 90 points, which results in deemed vesting of all unvested LTIP grants held at least one year from the date of grant, or one-third of the 2007 stock option grant, two-thirds of the 2008 stock option grant, and 100 percent of the 2008 performance share grant. See the “Outstanding Equity Awards at 2009 Fiscal Year-End” table, above. The 2009 stock option and performance share grants are forfeited upon a 12/31/2009 termination.

Stock option values are calculated based on the difference between the 12/31/2009 closing price of Chevron common stock, $76.99, and the option exercise price as reported in the “Outstanding Equity Awards at 2009 Fiscal Year-End” table, multiplied by the deemed vested options. The value of previously vested options may be calculated in a similar manner. The deemed vested options are exercisable for the remaining term and expire on the 10th anniversary of the grant date.

Performance share values are calculated based on the 12/31/2009 closing price of Chevron common stock, $76.99, and a modifier of 100 percent. For a description of how we calculate the payout value of performance shares and the effect of the performance modifier, see Footnote 1 to the “Options Exercised and Stock Vested in Fiscal Year 2009” table, above. A lump sum cash payment is made at the end of the performance period.

(5)	Mr. O’Reilly is also eligible to receive early retirement benefits from the Chevron Retirement Plan upon termination and the Chevron Retirement Restoration Plan in the first quarter that is 12 months following termination. He elected his RRP benefit to be paid in a lump sum in the first January that is at least one year following separation from service. The present value of accumulated benefits is disclosed in the “Pension Benefits” table, above.

Mr. O’Reilly is eligible to receive payment from the ESIP Restoration Plan and from the Deferred Compensation Plan in the first quarter that is at least 12 months following separation from service. He elected his ESIP-RP to be paid in a lump sum in the first January that is at least six years following separation from service for amounts deferred after 2004, and in a lump

Executive Compensation (Continued)

sum in the first January that is at least one year following separation from service for amounts deferred prior to 2005. He elected his DCP to be paid in a lump sum in the first January that is at least six years following separation from service for amounts deferred after 2004, and in a lump sum in the first January that is at least one year following separation from service for amounts deferred prior to 2005. The aggregate value of the ESIP Restoration Plan and the Deferred Compensation Plan is disclosed in the “Nonqualified Deferred Compensation” table, above.

(6)	If termination is a result of death in service, company-paid life insurance is two times his annual salary.

(7)	Former Chairmen and Vice Chairmen of the Board of Directors are provided with post-retirement office and secretarial services.

Patricia E. Yarrington

Executive Benefits and Payments Upon Termination	Termination for Any Reason Other Than Death, Disability or Cause(1)	Termination Due to Disability(2)	Termination Due to Death(2)	Termination for Cause(3)
Compensation:
Base Salary	$ 0	$ 0	$ 0	$ 0
Chevron Incentive Plan	$ 0	$ 0	$ 0	$ 0
Severance	$ 0	$ 0	$ 0	$ 0
Long-Term Incentives—unvested but deemed vested upon termination: (4)
Stock Options	$ 32,011	$ 32,011	$ 32,011	$ 0
Restricted Stock Units	$ 0	$ 296,253	$ 296,253	$ 0
Performance Shares	$ 307,960	$ 307,960	$ 307,960	$ 0
Benefits and Perquisites: (5)
Life Insurance Proceeds (6)	$ 0	$ 0	$1,440,000	$ 0
Post-Retirement Health Care	$ 89,000	$ 89,000	$ 0	$89,000
Office and Secretarial Services	$ 0	$ 0	$ 0	$ 0
Total:	$ 428,971	$725,224	$2,076,224	$89,000

(1)	Includes normal or early retirement and voluntary or involuntary (other than for cause) termination—including termination following a change-in-control. We do not maintain separate change-in-control program for our NEOs.

(2)	Ms. Yarrington received a retention grant of 10,000 (split adjusted) restricted stock units in 2003. Fifty percent vested in June 2007, and 50 percent will vest on 6/25/11. Termination due to death or disability results in pro-rata vesting of her restricted stock unit grant. Payment is made in stock during the next open Insider Trading Window following the termination event. All other compensation is identical to what would be received as a result of termination based on 75 age and service points.

(3)	Termination for cause results in cancellation of all outstanding LTIP grants, vested or unvested. For grants in or after 2005 which have been exercised, the Board has the ability to claw-back any gains, as described in our “Compensation Discussion and Analysis—Part III—Compensation Recovery Policies.”

(4)	Reflects values of deemed vested options and performance shares under the LTIP. Whether an otherwise unvested option or performance share is deemed vested upon termination is based on the number of points (sum of age and number of years of service) at the time of retirement. Ms. Yarrington has more than 75 points and less than 90 points, which results in pro-rata vesting of all unvested LTIP grants held at least one year from the date of grant.

Ms. Yarrington’s stock options held at least one year vest based on the number of whole months from the grant date to 12/31/2009. One-fourth of her 2007 and 2008 grants are deemed vested. The remainder of the unvested options, including the entire 2009 grant, is forfeited. Values are calculated based on the difference between the 12/31/2009 closing price of Chevron common stock, $76.99, and the option exercise price as reported in the “Outstanding Equity Awards at 2009 Fiscal Year-End” table, multiplied by the deemed vested options. The value of previously vested options may be calculated in a similar manner. The deemed vested stock options have the lesser of five years from termination or the remaining term to exercise.

Performance shares held at least one year vest based on the number of whole months from the performance period start date to 12/31/2009. 24/36 of Ms. Yarrington’s 2008 grant is deemed vested. The remainder of the unvested shares, including the entire 2009 grant, is forfeited. Values are calculated based on the 12/31/2009 closing price of Chevron

Executive Compensation (Continued)

common stock, $76.99, and a modifier of 100 percent. For a description of how we calculate the payout value of performance shares and the effect of the performance modifier, see Footnote 1 to the “Option Exercises and Stock Vested in Fiscal Year 2009” table, above. A lump sum cash payment is made at the end of the performance period.

(5)	Ms. Yarrington is also eligible to receive early retirement benefits from the Chevron Retirement Plan upon termination and payment from the Chevron Retirement Restoration Plan in the first quarter that is 12 months following termination. She elected her RRP benefit to be paid in a lump sum in the first quarter that is at least one year following separation from service. The present value of accumulated benefits is disclosed in the “Pension Benefits” table, above.

Ms. Yarrington is eligible to receive payment from the ESIP Restoration Plan and from the Deferred Compensation Plan in the first quarter that is at least 12 months following separation from service. She elected these plans to be paid in a lump sum in the first quarter that is at least one year following separation from service. The aggregate value of the ESIP Restoration Plan and the Deferred Compensation Plan is disclosed in the “Nonqualified Deferred Compensation” table, above.

(6)	If termination is a result of death in service, company-paid life insurance is two times her annual salary.

John S. Watson

Executive Benefits and Payments Upon Termination	Termination for Any Reason Other Than Death, Disability or Cause(1)	Termination Due to Disability(2)	Termination Due to Death(2)	Termination for Cause(3)
Compensation:
Base Salary	$ 0	$ 0	$ 0	$ 0
Chevron Incentive Plan	$ 0	$ 0	$ 0	$ 0
Severance	$ 0	$ 0	$ 0	$ 0
Long-Term Incentives—unvested but deemed vested upon termination: (4)
Stock Options	$ 90,939	$ 90,939	$ 90,939	$ 0
Restricted Stock Units	$ 0	$ 711,009	$ 711,009	$ 0
Performance Shares	$ 898,165	$ 898,165	$ 898,165	$ 0
Benefits and Perquisites: (5)
Life Insurance Proceeds (6)	$ 0	$ 0	$2,000,000	$ 0
Post-Retirement Health Care	$ 109,000	$ 109,000	$ 0	$109,000
Office and Secretarial Services (7)	$ 190,000	$ 190,000	$ 0	$ 0
Total:	$1,288,104	$1,999,113	$3,700,113	$109,000

(1)	Includes normal or early retirement and voluntary or involuntary (other than for cause) termination—including termination following a change-in-control. We do not maintain separate change-in-control program for our NEOs.

(2)	Mr. Watson received a retention grant of 24,000 (split adjusted) restricted stock units in 2003. Fifty percent vested in June 2007, and 50 percent will vest on 6/25/11. Termination due to death or disability results in pro-rata vesting of his restricted stock unit grant. Payment is made in stock during the next open Insider Trading Window following the termination event. All other compensation is identical to what would be received as a result of termination based on 75 age and service points.

(3)	Termination for cause results in cancellation of all outstanding LTIP grants, vested or unvested. For grants in or after 2005 which have been exercised, the Board has the ability to claw-back any gains, as described in our “Compensation Discussion and Analysis—Part III—Compensation Recovery Policies.”

(4)	Reflects values of deemed vested options and performance shares under the LTIP. Whether an otherwise unvested option or performance share is deemed vested upon termination is based on the number of points (sum of age and number of years of service) at the time of retirement. Mr. Watson has more than 75 points and less than 90 points, which results in pro-rata vesting of all unvested LTIP grants held at least one year from the date of grant.

Mr. Watson’s stock options held at least one year vest based on the number of whole months from the grant date to 12/31/2009. One-fourth of his 2007 and 2008 grants are deemed vested. The remainder of the unvested options, including the entire 2009 grant, is forfeited. Values are calculated based on the difference between the 12/31/2009 closing price of Chevron common stock, $76.99, and the option exercise price as reported in the “Outstanding Equity Awards at 2009 Fiscal Year-End” table, multiplied by the deemed vested options. The value of previously vested options may be calculated in a similar manner. The deemed vested stock options have the lesser of five years from termination or the remaining term to exercise.

Executive Compensation (Continued)

Performance shares held at least one year vest based on the number of whole months from the performance period start date to 12/31/2009. 24/36 of Mr. Watson’s 2008 grant is deemed vested. The remainder of the unvested shares, including the entire 2009 grant, is forfeited. Values are calculated based on the 12/31/2009 closing price of Chevron common stock, $76.99, and a modifier of 100 percent. For a description of how we calculate the payout value of performance shares and the effect of the performance modifier, see Footnote 1 to the “Option Exercises and Stock Vested in Fiscal Year 2009” table, above. A lump sum cash payment is made at the end of the performance period.

(5)	Mr. Watson is also eligible to receive early retirement benefits from the Chevron Retirement Plan upon termination and payment from the Chevron Retirement Restoration Plan in the first quarter that is 12 months following termination. He elected his RRP benefit to be paid in a lump sum in the first January that is at least one year following separation from service. The present value of accumulated benefits is disclosed in the “Pension Benefits” table, above.

Mr. Watson is eligible to receive payment from the ESIP Restoration Plan and from the Deferred Compensation Plan in the first quarter that is at least 12 months following separation from service. He elected these plans to be paid in a lump sum in the first January that is at least one year following separation from service. The aggregate value of the ESIP Restoration Plan and the Deferred Compensation Plan is disclosed in the “Nonqualified Deferred Compensation” table, above.

(6)	If termination is a result of death in service, company-paid life insurance is two times his annual salary.

(7)	Former Chairmen and Vice Chairmen of the Board of Directors are provided with post-retirement office and secretarial services.

George L. Kirkland

Executive Benefits and Payments Upon Termination	Termination for Any Reason Other Than Death, Disability or Cause(1)	Termination Due to Disability(2)	Termination Due to Death(2)	Termination for Cause(3)
Compensation:
Base Salary	$ 0	$ 0	$ 0	$ 0
Chevron Incentive Plan	$ 0	$ 0	$ 0	$ 0
Severance	$ 0	$ 0	$ 0	$ 0
Long-Term Incentives—unvested but deemed vested upon termination: (4)
Stock Options	$ 121,251	$ 121,251	$ 121,251	$ 0
Restricted Stock Units	$ 0	$ 385,130	$ 385,130	$ 0
Performance Shares	$1,347,325	$1,347,325	$1,347,325	$ 0
Benefits and Perquisites: (5)
Life Insurance Proceeds (6)	$ 0	$ 0	$2,000,000	$ 0
Post-Retirement Health Care	$ 77,000	$ 77,000	$ 0	$77,000
Office and Secretarial Services	$ 0	$ 0	$ 0	$ 0
Total	$1,545,576	$1,930,706	$3,853,706	$77,000

(1)	Includes normal or early retirement and voluntary or involuntary (other than for cause) termination—including termination following a change-in-control. We do not maintain separate change-in-control programs for our NEOs.

(2)	Mr. Kirkland received a retention grant of 13,000 (split adjusted) restricted stock units in 2003. Fifty percent vested in June 2007, and 50 percent will vest on 6/25/11. Termination due to death or disability results in pro-rata vesting of his restricted stock unit grant. Payment is made in stock during the next Insider Trading Window following the termination event. All other compensation is identical to what would be received as a result of termination based on 90 or more age and service points.

(3)	Termination for cause results in cancellation of all outstanding LTIP grants, vested or unvested. For grants in or after 2005 that have been exercised, the Board has the ability to claw-back any gains, as described in our “Compensation Discussion and Analysis—Part III—Compensation Recovery Policies.”

(4)	Reflects values of deemed vested options and performance shares under the LTIP. Whether an otherwise unvested option or performance share is deemed vested upon termination is based on the number of points (sum of age and number of years of service) at the time of retirement. Mr. Kirkland has more than 90 points, which results in deemed vesting of all unvested LTIP grants held at least one year from the date of grant, or one-third of the 2007 stock option grant, two-thirds of the 2008 stock option grant, and 100 percent of the 2008 performance share grant. The 2009 stock option and performance share grants are forfeited upon a 12/31/2009 termination.

Executive Compensation (Continued)

Stock option values are calculated based on the difference between the 12/31/2009 closing price of Chevron common stock, $76.99, and the option exercise price as reported in the “Outstanding Equity Awards at 2009 Fiscal Year-End” table, multiplied by the deemed vested options. The value of previously vested options may be calculated in a similar manner. The deemed vested options are exercisable for the remaining term and expire on the 10th anniversary of the grant date.

Performance share values are calculated based on the 12/31/2009 closing price of Chevron common stock, $76.99, and a modifier of 100 percent. For a description of how we calculate the payout value of performance shares and the effect of the performance modifier, see Footnote 1 to the “Option Exercises and Stock Vested in Fiscal Year 2009” table, above. A lump sum cash payment is made at the end of the performance period.

(5)	Mr. Kirkland is also eligible to receive early retirement benefits from the Chevron Retirement Plan upon termination and the Chevron Retirement Restoration Plan in the first quarter that is 12 months following termination. He elected his RRP benefit to be paid in five annual installments, commencing in the first quarter that is at least one year following separation from service. The present value of accumulated benefits is disclosed in the “Pension Benefits” table, above.

Mr. Kirkland is eligible to receive payment from the ESIP Restoration Plan and from the Deferred Compensation Plan in the first quarter that is at least 12 months following separation from service. He elected his ESIP-RP to be paid in three annual installments commencing in the first quarter that is at least one year following separation from service for amounts deferred after 2004, and five annual installments commencing in the first quarter that is at least one year following separation from service for amounts deferred prior to 2005. He elected his DCP to be paid in three annual installments, commencing in the first quarter that is at least 12 months following separation from service. The aggregate value of the ESIP Restoration Plan and the Deferred Compensation Plan is disclosed in the “Nonqualified Deferred Compensation” table, above.

(6)	If termination is a result of death in service, company-paid life insurance is two times his annual salary.

Charles A. James

Executive Benefits and Payments Upon Termination(1)	Termination by the Company for Any Reason Other Than Death, Disability or Cause	Termination by Mr. James for a Reduction in Position	Termination Due to Disability	Termination Due to Death	Termination for Cause
Compensation:
Base Salary (2)	$ 801,000	$ 801,000	$ 0	$ 0	$ 0
Chevron Incentive Plan (2)	$ 640,800	$ 640,800	$ 0	$ 0	$ 0
Long-Term Incentives—unvested but deemed vested upon termination: (3)
Stock Options	$1,039,851	$1,039,851	$1,039,851	$1,039,851	$ 0
Restricted Stock Units	$ 0	$ 0	$ 0	$ 0
Performance Shares	$2,540,670	$2,540,670	$2,540,670	$2,540,670	$ 0
Benefits and Perquisites: (4)
Life Insurance Proceeds (5)	$ 0	$ 0	$ 0	$1,602,000	$ 0
Post-Retirement Health Care (6)	$ 54,000	$ 54,000	$ 0	$ 0	$ 0
Office and Secretarial Services	$ 0	$ 0	$ 0	$ 0	$ 0
Total	$5,076,321	$5,076,321	$3,580,521	$5,182,521	$ 0

(1)	Mr. James and Chevron are party to an employment agreement, dated October 3, 2002, and effective December 9, 2002 (the 2002 Agreement). Under the terms of the 2002 Agreement, Mr. James is entitled to certain benefits described in the table above and the footnotes below in the event his employment is terminated by Chevron for reasons other than cause or by his voluntary termination due to a reduction in position (as such terms are defined in the 2002 Agreement) between five and 10 years of Mr. James’ start date.

On January 5, 2010, Chevron entered into a termination agreement relating to Mr. James’ election to leave Chevron on May 2, 2010 (the Termination Agreement). Under the terms of the Termination Agreement, if Mr. James remains employed by Chevron through May 2, 2010, or is terminated by the Company for reasons other than misconduct, disability or death prior to May 2, 2010, Mr. James will receive $1,500,000 in lieu of his March 25, 2009 award of 40,000 restricted stock units. In addition, Mr. James will receive a one-time cash retainer of $500,000, excluding all statutory applicable taxes and withholdings, for consulting and transition services for a period of one year following his departure and $1,000 for each hour in excess of 500 hours of consulting. Also under the terms of the agreement, the Company will reimburse Mr. James for any reasonable incidental business expenses incurred as a result of his consulting and transition services such as airfare, hotels

Executive Compensation (Concluded)

and meals. Mr. James will be considered for eligibility on a pro rata basis in the Chevron Incentive Plan awards for 2010. Mr. James will remain subject to restrictive covenants, including protection of Corporation confidential information and non-solicitation of suppliers, customers or corporations affiliated with Chevron to provide services which compete with any material business of Chevron.

In the event that Mr. James voluntarily terminates his employment due to a reduction in position or is terminated by Chevron for reasons other than cause, death or disability prior to May 2, 2010, the terms of his 2002 Agreement control. Accordingly, and because Mr. James’ Termination Agreement was not entered into prior to December 31, 2009, the above table reflects amounts due him under the 2002 Agreement.

(2)	Mr. James’ 2002 Agreement provides for a cash separation payment equal to one year’s base salary plus one year’s target bonus under the Chevron Incentive Plan if he is terminated by the Company without cause or by his voluntary termination due to reduction in position. Reduction in position includes a reduction in base salary, salary grade, or executive compensation benefits unless such reduction is due to changes in peer group practices or other changes to similarly situated employees, the provisions of executive compensation benefit plans or as required by law. Mr. James is not entitled to these payments if he voluntarily leaves the Company on May 2, 2010 under the Termination Agreement.

(3)	Reflects values of deemed vested options and performance shares under the LTIP. Whether an otherwise unvested option or performance share is deemed vested upon termination is based on the number of points (sum of age and number of years of service) at the time of retirement. Mr. James has less than 75 points which results in forfeiture of unvested stock options and performance shares upon a 12/31/2009 termination for reasons other than those described below.

Should Mr. James be terminated by the Company without cause, by his voluntary termination due to a reduction in position, or by reasons of disability or death, his 2002 Agreement provides for deemed vesting of all LTIP grants held at least 180 days from the date of grant, or one-third of the 2007 stock option grant, two-thirds of the 2008 stock option grant, 100 percent of the 2009 stock option grant, and 100 percent of the 2008 and 2009 performance share grants.

Stock option values are calculated based on the difference between the 12/31/2009 closing price of Chevron common stock, $76.99, and the option exercise price as reported in the “Outstanding Equity Awards at 2009 Fiscal Year-End” table, multiplied by the deemed vested options. The value of previously vested options may be calculated in a similar manner. The deemed vested options are exercisable for the remaining term and expire on the 10th anniversary of the grant date.

Performance share values are calculated based on the 12/31/2009 closing price of Chevron common stock, $76.99, and a modifier of 100 percent. For a description of how we calculate the payout value of performance shares and the effect of the performance modifier, see Footnote 1 to the “Option Exercises and Stock Vested in Fiscal Year 2009” table, above. A lump sum cash payment is made at the end of the performance period.

Mr. James received a retention grant of 40,000 restricted stock units on March 25, 2009, contingent upon his employment through 4/1/11. Mr. James has elected to leave Chevron effective 5/2/2010, at which time this retention grant will be forfeited.

(4)	Mr. James is also eligible to receive early retirement benefits from the Chevron Retirement Plan upon termination and the Chevron Retirement Restoration Plan in the first quarter that is 12 months following termination. He elected his RRP benefit to be paid in a lump sum, commencing in the first quarter that is at least one year following separation from service. The present value of accumulated benefits is disclosed in the “Pension Benefits” table, above.

Mr. James is eligible to receive payment from the ESIP Restoration Plan and from the Deferred Compensation Plan in the first quarter that is at least 12 months following separation from service. He elected these plans to be paid in a lump sum in the first quarter that is at least one year following separation from service. The aggregate value of the ESIP Restoration Plan and the Deferred Compensation Plan is disclosed in the “Nonqualified Deferred Compensation” table, above.

(5)	If termination is a result of death in service, company-paid life insurance is two times his annual salary.

(6)	Should Mr. James be terminated by the Company by reasons other than death, disability or cause or by his voluntary termination due to a reduction in position, he will be deemed eligible for post-retirement health care and credited with a minimum of 60 points (sum of age and number of years of service). Under all other circumstances, Mr. James does not meet the requirement of age 50 with 10 years of health and welfare eligibility service on 12/31/2009 necessary to qualify for post-retirement health care.

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2009, with respect to Chevron’s equity compensation plans:

Plan Category(1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (2)	66,445,535 (3)	$64.92 (4)	94,640,898 (5)
Equity compensation plans not approved by security holders (6)	947,369 (7)	0 (8)	0 (9)
Total	67,392,904	$64.92 (4)	94,640,898

(1)	The table does not include information for employee benefit plans of Chevron and subsidiaries intended to meet the qualification requirements of section 401(a) of the Internal Revenue Code and certain foreign employee benefit plans that are similar to section 401(a) plans. Section 401(a) plans can generally be described as retirement plans intended to meet the tax qualification requirements of the Internal Revenue Code.

The table also does not include information for equity compensation plans assumed by Chevron in mergers and securities outstanding thereunder at December 31, 2009, except for the 355,980 outstanding reloaded options granted in 2007, 2008 and 2009 under the Chevron Long-Term Incentive Plan (LTIP) to fulfill the outstanding obligations under the equity compensation plan assumed in the merger with Texaco. Beginning in 2007, these reloaded options are granted under the LTIP until the fulfillment of the options restoration obligation in 2011. The number of securities to be issued upon exercise of outstanding options, warrants and rights under plans assumed in mergers and outstanding at December 31, 2009, excluding the reloaded options granted under the LTIP, was 4,337,718, and the weighted-average exercise price (excluding the reloaded options granted under the LTIP and excluding restricted stock units and other rights for which there is no exercise price) was $43.31. No further grants or awards can be made under these assumed plans; however, certain of the assumed plans provide for restoration options when Chevron common stock or stock equivalents are tendered as consideration for the exercise price of the outstanding stock option grants.

(2)	Consists of two plans: the LTIP and the Chevron Corporation Nonemployee Directors’ Equity Compensation and Deferral Plan. Stock options and restricted stock units are awarded under the LTIP. Employee stock purchase plan shares are issued under the subplans of the LTIP for certain non-U.S. locations. Restricted stock, restricted stock units and retainer stock options are awarded under the Chevron Corporation Nonemployee Directors’ Equity Compensation and Deferral Plan.

(3)	Consists of 65,585,550 stock options (including retainer stock options) and 561,050 restricted stock units under the LTIP, and 298,935 restricted stock units and stock units under the Chevron Corporation Nonemployee Directors’ Equity Compensation and Deferral Plan.

There are no outstanding rights under the non-U.S. employee stock purchase plans as of December 31, 2009.

(4)	The price reflects the weighted average exercise price of stock options under the LTIP and the Chevron Corporation Nonemployee Directors’ Equity Compensation and Deferral Plan.

(5)	A revised and restated LTIP was approved by the stockholders on April 28, 2004. The maximum number of shares that can be issued under the revised and restated LTIP is 160,000,000. The LTIP has 94,298,497 securities that remain available for issuance. Awards granted under the revised and restated LTIP that are settled in cash or that are deferred under the Deferred Compensation Plan will not deplete the maximum number of shares that can be issued under the plan.

The Chevron Corporation Nonemployee Directors’ Equity Compensation and Deferral Plan has 342,401 securities that remain available for issuance. Total shares for which awards may be granted under the plan will not exceed 800,000 shares.

(6)	Consists of the Deferred Compensation Plan, which allows eligible employees to defer receipt of certain compensation until retirement or termination of employment. The Deferred Compensation Plan is intended to qualify as an unfunded ERISA pension plan maintained by an employer for a select group of management or highly compensated employees, as described in 26 C.F.R. § 2520.104-23(d). The plan allows participants to defer receipt of earned salary and awards under certain Corporation benefit plans and to invest such deferred amounts in a range of deemed investment alternatives, including, but not limited to, investment in notional units valued with reference to a Chevron Stock Fund. A participant may elect to transfer amounts already credited to his or her deferral account among any of the available investment funds by following the procedures prescribed by the Management Compensation Committee. A participant’s deferral account is distributed in cash, except that amounts valued with reference to the Chevron Stock Fund will be distributed in stock.

(7)	947,369 Chevron Stock Fund units were allocated to participant accounts as of December 31, 2009, under the Deferred Compensation Plan.

(8)	There is no exercise price for outstanding rights under the Deferred Compensation Plan.

(9)	Current provisions of the Deferred Compensation Plan do not provide for a limitation on the number of shares available under the plan. The total actual distributions under the Deferred Compensation Plan were 120,416 shares in 2009, 134,606 shares in 2008, and 145,146 shares in 2007.

Director Compensation

Our compensation for nonemployee Directors is designed to be competitive with our major global energy competitors and other major capital-intensive international companies across industries, to link rewards to business results and stockholder returns, and to facilitate increased ownership of Chevron common stock. We do not have a retirement plan for nonemployee Directors. Our executive officers are not paid additional compensation for their services as Directors.

The Board Nominating and Governance Committee evaluates and recommends to the independent Directors of the Board the compensation for nonemployee Directors, and the independent Directors of the Board set the compensation. Our executive officers have no role in determining the amount or form of compensation. The Committee may retain the services of an independent compensation consultant to assist the Committee with its work in connection with Chevron’s nonemployee Director compensation program. The Committee did not do so in 2009.

Nonemployee Directors receive total annual compensation of $300,000 per Director, with 39 percent paid in cash and 61 percent paid in restricted stock units. Committee chairmen receive an additional $10,000 in cash for their services.

Below, we describe the nonemployee Directors’ 2009 annual compensation:

Cash or Stock Options (at the Director’s Election)

•	$116,000 annual cash retainer, paid in monthly installments beginning with the month the Director is elected to the Board.

•	$10,000 additional annual cash retainer for each Board Committee Chairman, paid in monthly installments beginning with the month the Director becomes a Committee Chairman.

•

Directors can elect to receive stock options instead of any portion of their cash compensation under the Chevron Corporation Nonemployee Directors’ Equity Compensation and Deferral Plan (NED Plan). The options are granted on the date of the annual meeting of stockholders that the Director is elected. The stock options are exercisable for that number of shares of Chevron common stock determined by dividing the amount of the cash retainer subject to the election by the Black-Scholes value of an option on the date of grant. Elections to receive stock options in lieu of any portion of cash compensation must be made by December 31 in the year preceding the date of grant of the options. The options have an exercise price based on the closing price of Chevron common stock on the date of grant. Half of the award vests six months after the grant date, and the remaining half vests on the earlier of the 12-month anniversary of the grant date or the day preceding the first annual meeting of stockholders following the grant. The vested options become exercisable on the 12-month anniversary of the grant date and have a term of 10 years.

•

Directors can also elect to defer any portion of the annual cash retainer under the NED Plan. Deferral elections must be made by December 31 preceding the calendar year in which the cash to be deferred is earned. Deferrals are credited, at the Director’s election, into accounts tracked with reference to the same investment fund options available to participants in the Chevron Deferred Compensation Plan for Management Employees II, including a Chevron common stock fund. Distribution from the plan is in cash except for amounts valued with reference to the Chevron common stock fund, which are distributed in shares of Chevron common stock. Distribution will be made in either one or 10 annual installments for compensation deferred after December 31, 2004, and distributions will be made in one to 10 annual installments for compensation deferred prior to January 1, 2005. Any deferred amounts unpaid at the time of a Director’s death are distributed to the Director’s beneficiary.

Director Compensation (Continued)

Restricted Stock Units

•

$184,000 of the annual compensation is paid in the form of restricted stock units (RSUs) that are granted on the date of the annual stockholders’ meeting that the Director is elected. If a Director is elected to the Board between annual meetings, a pro-rated grant is made. RSUs are subject to forfeiture (except when the Director dies, reaches mandatory retirement age, becomes disabled, changes primary occupation or enters government service) until the earlier of 12 months or the day preceding the first annual stockholders’ meeting following the date of the grant. After that, the RSUs are paid out in shares of Chevron common stock unless the Director has elected to defer the payout until retirement under the NED Plan.

Expenses and Charitable Matching Gift Program

Nonemployee Directors are reimbursed for out-of-pocket expenses incurred in connection with the business and affairs of Chevron. Nonemployee Directors are eligible to participate in our charitable Matching Gift Program, which is available to all our employees. We will match any contributions to eligible entities up to a maximum of $5,000 per year.

Nonemployee Director Compensation During the Fiscal Year Ended December 31, 2009

The above described choices available to Directors result in slight differences in reportable compensation, even though each Director was awarded the same amount (except for Committee chairmen, who receive $10,000 extra). Specifically, several Directors elected to receive stock options for all or a portion of the annual cash retainer. The annual cash retainer is paid on a monthly basis.

The following table sets forth the compensation of our nonemployee Directors for the fiscal year ending December 31, 2009.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)		Option Awards(3)		All Other Compensation	Total
Samuel H. Armacost	$115,500 (4)	$180,945		—		$ 5,985 (5)(6)	$302,430
Linnet F. Deily	$106,333	$180,945		—		$ 985 (6)	$288,263
Robert E. Denham	$106,333 (7)	$180,945		—		$ 5,985 (5)(6)	$293,263
Robert J. Eaton	—	$180,945		$125,992	(4)	$ 5,760 (6)(8)	$312,697
Sam Ginn	$ 47,086 (7)(9)	—	(9)	—		$10,389 (5)(6)	$ 57,475
Enrique Hernandez Jr.	$ 46,774 (7)	$180,945		$115,993		$ 7,985 (5)(6)	$351,697
Franklyn G. Jenifer	$106,333 (7)	$180,945		—		$19,677 (6)(8)(10)	$306,955
Sam Nunn	$115,500 (4)(7)	$180,945		—		$10,760 (5)(6)(8)	$307,205
Donald B. Rice	$106,333	$180,945		—		$ 5,985 (5)(6)	$293,263
Kevin W. Sharer	$106,333 (7)	$180,945		—		$ 985 (6)	$288,263
Charles R. Shoemate	—	$180,945		$125,992	(4)	$ 8,760 (5)(6)(8)	$315,697
Ronald D. Sugar	$106,333 (7)	$180,945		—		$ 5,985 (5)(6)	$293,263
Carl Ware	$106,333	$180,945		—		$ 985 (6)	$288,263

(1)	Reflects 11 monthly payments as opposed to 12 monthly payments due to a change in payment timing in 2009.

(2)	Amounts reflect the grant date fair value for restricted stock units (RSUs) granted in 2009 under the NED Plan. The grant date fair value of these RSUs was $64.57 per unit, the closing price of Chevron common stock on the May 27, 2009 grant date. RSUs accrue dividend equivalents, the value of which is factored into the grant date fair value. For purposes of this table only, estimates of forfeitures related to service-based vesting conditions have been disregarded. RSUs are payable in Chevron common stock.

Director Compensation (Continued)

At December 31, 2009, the following nonemployee Directors had the following number of shares subject to outstanding equity awards or deferrals:

Name	Restricted Stock	Stock Units	Restricted Stock Units	Stock Units From Director’s Deferral of Cash Retainer	Total
Samuel H. Armacost	19,917	15,382	7,161	—	42,460
Linnet F. Deily	901	2,721	2,853	—	6,475
Robert E. Denham	2,789	8,653	7,161	8,368	26,971
Robert J. Eaton	4,807	15,382	7,161	4,604	31,954
Sam Ginn	—	13,227	4,307	6,605	24,139
Enrique Hernandez Jr.	—	—	3,914	891	4,805
Franklyn G. Jenifer	1,831	15,382	7,161	9,643	34,017
Sam Nunn	4,807	15,382	7,161	9,902	37,252
Donald B. Rice	879	2,721	7,161	—	10,761
Kevin W. Sharer	—	—	7,161	3,777	10,938
Charles R. Shoemate	4,759	15,382	7,161	4,559	31,861
Ronald D. Sugar	1,831	5,604	7,161	6,674	21,270
Carl Ware	5,872	15,382	7,161	364	28,779

At December 31, 2009, the following nonemployee Directors also had the following number of stock units attributed to the Texaco Inc. Director and Employee Deferral Plan: Mr. Eaton, 2,152; Mr. Jenifer, 6,525; Mr. Nunn, 8,451; and Mr. Shoemate, 6,600. Following the time the Director no longer serves as a Director, Chevron common stock will be distributed in satisfaction of outstanding stock units.

(3)	For Directors electing stock options in lieu of all or a portion of the annual cash retainer, amounts reflect the grant date fair value for stock options granted on May 27, 2009. The grant date fair value was determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (ASC 718) for financial reporting purposes. The grant date fair value of each option is calculated using the Black-Scholes model. Stock options granted on May 27, 2009, have an exercise price of $64.57 and a grant date fair value of $14.64. The assumptions used in the Black-Scholes model to calculate this grant date fair value were: an expected life of 6.0 years, a volatility rate of 30.4 percent, a risk-free interest rate of 2.72 percent and a dividend yield of 3.40 percent. For purposes of this table only, estimates of forfeitures related to service-based vesting conditions have been disregarded.

The number of stock options granted in 2009 are as follows: Mr. Eaton, 8,606; Mr. Hernandez, 7,923; and Mr. Shoemate, 8,606. One-half of the options vest six months following the date of grant, and the remaining half vests on the earlier of 12 months or the day preceding the first annual meeting of stockholders following the date of grant. Options expire after 10 years.

At December 31, 2009, the following Directors had the following number of stock options: Ms. Deily, 1,456; Mr. Eaton, 20,031; Mr. Hernandez, 7,923; Mr. Nunn, 20,912; and Mr. Ware, 9,762.

(4)	Includes the additional retainer for serving as a Board Committee Chairman. Messrs. Eaton and Shoemate elected to receive their entire annual cash retainer in the form of stock options.

(5)	Includes amounts paid in Director’s name under our Charitable Matching Gift Program: Mr. Ginn $10,000 and Mr. Hernandez $7,000 (includes contributions committed in 2008, but not paid until 2009); Messrs. Armacost, Denham, Nunn, Rice and Sugar, $5,000; and Mr. Shoemate $3,000.

(6)	Includes $985 for the annualized premium for accidental death and dismemberment insurance coverage paid by Chevron, which has been prorated for Mr. Ginn ($389).

(7)	The Director has elected to defer some or all of the annual cash retainer under the Nonemployee Directors’ Equity Compensation and Deferral Plan in 2009. None of the earnings under the plan are above market or preferential.

(8)

Includes $4,775 for the Director’s participation in the Texaco Group Personal Umbrella Liability Insurance benefit for Directors and officers. The Director is a participant in the Directors’ Charitable Gift Program, which was established by Texaco Inc. and which following the merger of Texaco Inc. and Chevron has been continued by Chevron solely with respect

Director Compensation (Concluded)

to former Directors of Texaco. The program provides for the payment upon a participating Director’s death of $1 million to tax-exempt organizations that are designated by the Director and that are not incompatible with the Corporation’s philanthropic philosophy. Prior to the merger, Texaco purchased insurance policies for future gift payouts for the participating Directors under which each policy covered two Directors, with the Corporation receiving the $2 million insurance proceeds upon the death of the second of the two Directors covered by each policy. Participants receive no financial benefit from the program because the Company receives all insurance proceeds and charitable deductions. The Corporation did not pay any premiums in 2009 because the premiums were fully funded by the accumulated cash value of the policies. Accordingly, no compensation is deemed paid to any participating Director.

(9)	Mr. Ginn retired from the Board, effective May 26, 2009.

(10)	Includes $13,917 that Mr. Jenifer received in 2009 as a distribution under the Pension Plan for Directors of Texaco Inc., which was frozen effective October 31, 1995, with no further benefits accruing after that date. At December 31, 2009, Mr. Jenifer had a remaining principal balance of $24,360.

Stock Ownership Information

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the ownership interest in Chevron common stock as of March 12, 2010, for (i) one holder of more than 5 percent of our outstanding common stock; (ii) each nonemployee Director, Director nominee and each of our named executive officers; and (iii) all nonemployee Directors, Director nominees and executive officers as a group. As of that date, there were 2,008,444,647 shares of Chevron common stock outstanding.

Name (“•” denotes a nonemployee Director and/or Director nominee)	Shares Beneficially Owned(1)	Stock Units(2)	Total(3)	Percent of Class
BlackRock, Inc. (4)	122,054,843	—	122,054,843	6.08%
Samuel H. Armacost •	30,500	22,750	53,250	*
Linnet F. Deily •	6,543	5,626	12,169	*
Robert E. Denham •	7,215	24,727	31,942	*
Robert J. Eaton •	23,458	29,526	52,984	*
Chuck Hagel •	—	—	—	*
Enrique Hernandez Jr. •	5,182	4,841	10,023	*
Charles A. James	265,154	47,424	312,578	*
Franklyn G. Jenifer •	14,899	39,177	54,076	*
George L. Kirkland	623,583	17,893	641,476	*
Sam Nunn •	26,412	41,613	68,025	*
David J. O’Reilly	2,476,213	148,726	2,624,939	*
Donald B. Rice •	29,837	9,973	39,810	*
Kevin Sharer •	—	11,402	11,402	*
Charles R. Shoemate •	14,146	33,970	48,116	*
John G. Stumpf •	—	—	—	*
Ronald D. Sugar •	1,848	19,956	21,804	*
Carl Ware •	15,688	23,114	38,802	*
John S. Watson	523,307	53,182	576,489	*
Patricia E. Yarrington	240,784	26,866	267,650	*
Nonemployee Directors, Director nominees and executive officers as a group (22 persons)	5,185,343	639,492	5,824,835	*

*	Less than 1 percent.

(1)	Amounts shown include shares that may be acquired upon exercise of stock options that are currently exercisable or will become exercisable within 60 days as follows: 1,456 shares for Ms. Deily, 15,728 shares for Mr. Eaton, 3,962 shares for Mr. Hernandez, 244,666 shares for Mr. James, 586,332 shares for Mr. Kirkland, 20,912 shares for Mr. Nunn, 2,395,000 shares for Mr. O’Reilly, 9,762 shares for Mr. Ware, 496,332 shares for Mr. Watson, 233,333 shares for Ms. Yarrington and 4,776,991 shares for all Directors and all executive officers as a group. For executive officers, the amounts shown include shares held in trust under the Employee Savings Investment Plan or the Texaco Supplemental Thrift Plan. For nonemployee Directors, the amounts shown include shares of restricted stock awarded under the Chevron Corporation Nonemployee Directors’ Equity Compensation and Deferral Plan.

(2)	Stock units do not carry voting rights and may not be sold. They do, however, represent the equivalent of economic ownership of Chevron common stock, since the value of each unit is measured by the price of Chevron common stock. For nonemployee Directors, these are stock units and restricted stock units awarded under the Chevron Corporation Nonemployee Directors’ Equity Compensation and Deferral Plan and the Texaco Inc. Director and Employee Deferral Plan and may ultimately be paid in shares of Chevron common stock. For executive officers, these include stock units awarded under the LTIP or deferred under the Chevron Deferred Compensation Plan for Management Employees or the Chevron Deferred Compensation Plan for Management Employees II and may ultimately be paid in shares of Chevron common stock. Also for executive officers, these include stock units under the ESIP Restoration Plan that will ultimately be paid in cash.

(3)	Amounts shown include the individual’s shares beneficially owned as described in Footnote 1 plus the individual’s stock units owned as described in Footnote 2.

Stock Ownership Information (Concluded)

(4)	Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on January 29, 2010, by BlackRock, Inc., 40 East 52nd Street, New York, NY 10022. BlackRock, Inc., reports that as of that date it has the sole power to vote or to direct the vote of 122,054,843 shares, shared power to vote or to direct the vote of zero shares, sole power to dispose or to direct the disposition of 122,054,843 shares and shared power to dispose or to direct the disposition of zero shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires Directors and executive officers to file with the SEC reports of initial ownership and changes in ownership of Chevron equity securities. Based solely on a review of the reports furnished to Chevron, we believe that during 2009 all of our Directors and executive officers timely filed all reports they were required to file under Section 16(a) except Ms. Yarrington, for whom we filed one report covering six inadvertently late reports.

Proposal to Ratify the Appointment of the Independent Registered Public Accounting Firm

(Item 2 on the proxy card)

The Audit Committee, which is composed entirely of independent Directors, has selected PricewaterhouseCoopers LLP (PricewaterhouseCoopers) as our independent registered public accounting firm to audit the consolidated financial statements of Chevron and its subsidiaries for 2010 and the effectiveness of Chevron’s internal control over financial reporting. Your Board has endorsed this appointment. PricewaterhouseCoopers previously audited the consolidated financial statements of Chevron during the two years ended December 31, 2009, and the effectiveness of Chevron’s internal control over financial reporting as of December 31, 2009. During each of the two years ended December 31, 2009 and 2008, PricewaterhouseCoopers provided both audit and nonaudit services.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Aggregate fees for professional services rendered to us by PricewaterhouseCoopers for the years ended December 31, 2009 and 2008, were as follows (millions of dollars):

Services Provided	2009	2008
Audit	$23.2	$23.3
Audit Related	2.5	2.4
Tax	1.3	0.8
All Other	0.1	0.1
Total	$27.1	$26.6

The Audit fees for the years ended December 31, 2009 and 2008, were for the audits of Chevron’s consolidated financial statements, statutory and subsidiary audits, issuance of consents, assistance with and review of documents filed with the SEC, and the audit of the effectiveness of internal control over financial reporting.

The Audit Related fees for the years ended December 31, 2009 and 2008, were for assurance and related services for employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultations and attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

Tax fees for the years ended December 31, 2009 and 2008, were for services related to tax compliance, including the preparation of tax returns and claims for refund, and tax advice, including assistance with tax audits and appeals, tax advice related to mergers and acquisitions, tax services for employee benefit plans and requests for rulings or technical advice from tax authorities.

All Other fees for the years ended December 31, 2009 and 2008, included services rendered for software licenses, subscriptions, benchmark studies and surveys.

AUDIT COMMITTEE PREAPPROVAL POLICIES AND PROCEDURES

All 2009 audit and nonaudit services provided by PricewaterhouseCoopers were approved by the Audit Committee. The nonaudit services that were approved by the Audit Committee were also reviewed to ensure compatibility with maintaining the accounting firm’s independence.

Proposal to Ratify the Appointment of the Independent Registered Public Accounting Firm (Concluded)

The Audit Committee has implemented preapproval policies and procedures related to the provision of audit and nonaudit services. Under these procedures, the Audit Committee preapproves both the type of services to be provided by PricewaterhouseCoopers and the estimated fees related to these services. During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the accounting firm. The services and fees must be deemed compatible with the maintenance of the accounting firm’s independence, including compliance with SEC rules and regulations.

Throughout the year, the Audit Committee reviews any revisions to the estimates of audit and nonaudit fees initially approved.

Representatives of PricewaterhouseCoopers will be present at the Annual Meeting, will have an opportunity to make statements if they desire and will be available to respond to questions, as appropriate. If the stockholders do not ratify the appointment of PricewaterhouseCoopers, the Audit Committee will select another independent registered public accounting firm for the following year.

Your Board unanimously recommends that you vote FOR the appointment of PricewaterhouseCoopers LLP as Chevron’s Independent Registered Public Accounting Firm.

Proposal to Approve Amendment to Chevron’s By-Laws to Reduce the Percentage of Stockholdings Required for Stockholders to Call for Special Meetings

(Item 3 on the proxy card)

Your Board unanimously recommends amending Article IV Section 1 of Chevron’s By-Laws to decrease the percentage of shares of Chevron stockholdings required to call for a special meeting of stockholders from 25 percent to 15 percent. This amendment would not change any other provisions of Chevron’s By-Laws.

Currently, under Article IV Section 1 of Chevron’s By-Laws, special meetings of the stockholders for any purpose or purposes, unless prohibited by law, may be called by your Board or the Chairman of the Board. The Chairman or Secretary of the Board shall also call a special meeting whenever requested in writing to do so by at least one third of the members of the Board or stockholders owning 25 percent of the shares of Chevron’s Common Stock then outstanding and entitled to vote at the special meeting. A special meeting called for by stockholders will not be held, however, if (a) your Board has called or calls for an annual meeting of stockholders and the purpose of the annual meeting includes the purpose specified in the stockholders’ written request for a special meeting, or (b) an annual or special meeting was held not more than 12 months before the stockholders’ written request for a special meeting was received and such meeting included the purpose specified in the stockholders’ written request for a special meeting. Given the time and cost associated with special meetings, your Board believes that these are appropriate and reasonable limitations on calls for special meetings.

If this Proposal is approved, the second sentence of the second paragraph of Article IV, Section 1 of Chevron’s By-Laws will be amended and restated as follows (with text marked to show proposed change):

“The Chairman of the Board or the Secretary shall call a special meeting whenever requested in writing to do so by at least one third of the members of the Board or stockholders owning 15 ~~25~~ percent of the shares of Common Stock of the Corporation then outstanding and entitled to vote at such meeting.”

If stockholders approve this amendment, a copy of Chevron’s By-Laws reflecting this amendment to Article IV Section 1 will be filed as an exhibit to Chevron’s current report on Form 8-K following the Annual Meeting.

Recommendation of Your Board

Your Board recommends that you vote in favor of this proposal because decreasing the percentage of shares of Chevron stockholdings required to call for a special meeting of stockholders from 25 percent to 15 percent promotes greater stockholder democracy while preserving efficient corporate governance processes.

Your Board recognizes that a stockholder proposal requesting a 10 percent threshold received a significant level of support from a minority of Chevron’s stockholders in 2009. In revisiting this issue, your Board took that vote into account, even though a majority of the stockholders who voted on the proposal voted against the proposal. Your Board understands that there are circumstances under which stockholders would like the right to call for a special meeting without having to meet too high a stock ownership threshold, but is also aware that some of Chevron’s largest investors believe a 10 percent threshold is in fact too low. Your Board does not believe that a small minority of stockholders should be able to abuse the right to call for special meetings, especially since preparing for and holding special meetings is time-consuming and expensive.

Proposal to Approve Amendment to Chevron’s By-Laws to Reduce the Percentage of Stockholdings Required for Stockholders to Call for Special Meetings (Concluded)

In view of these competing considerations, your Board believes that a 15 percent threshold, rather than a 10 percent threshold, is reasonable for interested stockholders to meet before calling for a special meeting. A 15 percent threshold more adequately prevents a small group of stockholders from calling special meetings on topics that are not of interest to most stockholders and helps avoid waste of corporate resources in addressing narrow or special interests. Based upon Chevron’s current stockholder demographics, the difference between a 15 percent threshold and a 10 percent threshold equates to several more large stockholders or a significant number of smaller stockholders, which should forestall potential abuse of the right to call for a special meeting.

Chevron will continue to maintain its other existing governance mechanisms that afford your Board and management the ability to respond to proposals and concerns of all stockholders, regardless of the level of share ownership.

Vote Necessary to Approve the Amendment and Effectiveness

The affirmative vote of the holders of a majority of the outstanding shares of Chevron’s Common Stock entitled to a vote at the Annual Meeting is required to approve this Proposal. If you “abstain” or otherwise do not vote on this Proposal, it has the same effect as a vote against this Proposal. If this Proposal is approved, the amendment will become effective upon filing the Amended and Restated By-Laws with the Delaware Secretary of State and will thereafter be available on Chevron’s Web site at www.chevron.com.

Your Board of Directors recommends that you vote “FOR” this Proposal to amend Chevron’s By-Laws to reduce the percentage of stockholdings required to call for a special meeting of stockholders from 25 percent to 15 percent.

Stockholder Proposals

2010 QUALIFYING STOCKHOLDER PROPOSALS

Your Board welcomes dialogue on the topics presented in the stockholder proposals on the following pages. Chevron is continually striving to proactively and transparently communicate on these and other issues of interest to the Company and its stockholders. Some of the following stockholder proposals may contain assertions about Chevron that we believe are incorrect. Your Board has not attempted to refute such assertions. However, your Board has seriously considered each proposal and recommended a vote based on the specific reasons set forth in each Board response. We have not corrected any errors in the stockholder proposals.

We received a number of proposals requesting specific reports. As a general principle, your Board opposes developing specially requested reports because producing them is an inefficient use of Chevron’s resources when the issues are addressed sufficiently through existing communication vehicles. Moreover, your Board believes that stockholders benefit from reading about these issues in the context of Chevron’s other activities rather than in isolation. Many of the issues included in the following stockholder proposals are discussed in Chevron’s Corporate Responsibility Report, Annual Report and this Proxy Statement. Additional information on Chevron’s corporate governance and corporate social responsibility philosophies and initiatives is available on our Web site (see www.chevron.com).

Your Board urges stockholders to read this Proxy Statement, the Annual Report and the Corporate Responsibility Report as well as the other information presented on the Chevron Web site.

SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

Article VII of Chevron’s Restated Certificate of Incorporation precludes taking actions on any proposals or other items of business that have not been noted in the notice and Proxy Statement preceding the Annual Meeting, unless the Board decides to waive the restriction.

If a stockholder wishes to present a proposal for action at the 2011 Annual Meeting, the proponent and the proposal must comply with the proxy proposal submission rules of the SEC. Proposals must be received by the Corporate Secretary and Chief Governance Officer no later than December 16, 2010. Proposals received after that date will not be included in the Proxy Statement or acted upon at the 2011 Annual Meeting. We urge stockholders to submit proposals by overnight mail addressed to Chevron Corporation, Attn: Corporate Secretary and Chief Governance Officer, 6001 Bollinger Canyon Road, San Ramon, CA 94583-2324, by email to corpgov@chevron.com or by facsimile to (925) 842-2846.

We will provide the name, address and share ownership of the stockholder submitting a qualifying proposal upon a stockholder’s request.

Stockholder Proposals (Continued)

STOCKHOLDER PROPOSAL REGARDING APPOINTMENT OF AN INDEPENDENT DIRECTOR WITH ENVIRONMENTAL EXPERTISE

(Item 4 on the proxy card)

Supporting Statement

WHEREAS: Environmental expertise is critical to the success of companies in the energy industry because of the significant environmental issues associated with their operations. Shareholders, lenders, host country governments and regulators, and affected communities are focused on these impacts. A company’s inability to demonstrate that its environmental policies and practices are in line with internationally accepted standards can lead to difficulties in raising new capital and obtaining the necessary licences from regulators.

Chevron has repeatedly been cited for allegedly harmful environmental practices:

•

Chevron is on trial in Ecuador for widespread contamination of Amazonian land and water resources by Texaco in the 1970s. Plaintiffs suing Chevron are challenging the adequacy of a remediation effort completed in 1998. A court-appointed expert in the Ecuadorian litigation has recommended that Chevron could be held liable for up to $27.3 billion in damages.

•

Chevron is accused of polluting land and water resources by its Niger Delta operations, and damaging the local fishing economy through dredging of waterways. These practices have fueled civil unrest, protests, and a related lawsuit alleging Chevron’s complicity in security forces’ killing of two protestors.

•

Chevron faces allegations of environmental and health damages to local communities from its operations in Kazakhstan. In 2007, a consortium in which Chevron has a 50% interest was fined approximately $609 million for illegally storing sulphur.

We believe that these controversies have the potential to damage shareholder value and that the company must respond to environmental challenges in an effective, strategic and transparent manner in order to restore trust and minimize the adverse impact of its operations.

Chevron does not currently have an independent director with environmental expertise. We believe it would benefit the company to address the environmental impact of its business at the most strategic level– by appointing a specialist to the board. An authoritative figure with acknowledged environmental expertise and standing could perform a valuable and strategic role for the company by enabling Chevron to more effectively address the environmental issues inherent in its business. It would also help ensure that the highest levels of attention focus on the development of environmental standards for new projects. Such a board role would strengthen the company’s ability to demonstrate the seriousness with which it is addressing environmental issues.

Proposal

THEREFORE, BE IT RESOLVED: Shareholders request that, as the terms in office of elected board directors expire, at least one candidate be recommended who:

•

has a high level of expertise and experience in environmental matters relevant to hydrocarbon exploration and production and is widely recognized in the business and environmental communities as an authority in such field, in each case as reasonably determined by the company’s board, and

•

will qualify, subject to limited exceptions in extraordinary circumstances explicitly specified by the board, as an independent director under standards applicable to the company as an NYSE listed company, in order that the board includes at least one director satisfying the foregoing criteria, which director shall have designated responsibility on the board for environmental matters.

Stockholder Proposals (Continued)

YOUR BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL

Your Board recommends a vote AGAINST this proposal because it does not believe that members of your Board should be selected exclusively on the basis of a single criterion or area of expertise; rather Board members and candidates should possess a broad range of skills, qualifications and attributes.

Your Board understands that the environment is of great concern to stockholders and the general public. Chevron is committed to seeing that new projects and products are developed in an environmentally sound manner and that existing operations and products continue to reduce their environmental impacts. In fact, Chevron disagrees with the allegations on which the proposal is premised. Chevron’s position on each of these allegations can be found in detail on www.chevron.com.

To ensure our operations are environmentally sound, Chevron has established rigorous standards for protecting the environment everywhere it operates. Chevron’s Operational Excellence Management System (OEMS) and Environmental, Social and Health Impact Assessment processes help Chevron to identify, analyze and manage social, environmental, health and safety issues incident to its operations. Chevron’s OEMS includes a process and procedure for evaluating and managing risk at the facility level. These processes are regularly reviewed by your Board to ensure compliance with the company’s rigorous standards. The processes are described in Chevron’s annual Corporate Responsibility Report and on Chevron’s Web site at www.chevron.com. In addition, the reporting process for Chevron’s environmental metrics disclosed as part of our 2009 Corporate Responsibility Report is subject to assurance by Lloyd’s Register Quality Assurance. The full assurance statement can be found in the Corporate Responsibility Report.

Your Board is well equipped to address environmental matters facing Chevron. Your Board includes a number of independent Directors whose professional activities have brought them experience with environmental matters relating to world trade, manufacturing, technology and public policy. In addition, your Board has access to an extensive internal network of environmental professionals whose primary focus is on environmental protection and stewardship in association with Chevron’s operations and products. Environmental professionals within Chevron have expertise at the facility, strategic business unit and operating company levels on environmental issues of importance to our business. Chevron routinely accesses external resources to keep apprised of best practices and technology advances.

Your Board agrees with the opinion of many corporate governance experts that having a special purpose director is not a good corporate governance practice. Moreover, your Board believes that reserving a Board seat exclusively for an environmental expert with designated responsibility for environmental matters is not the best way of addressing the environmental issues that underlie this proposal. Special interest or narrowly focused directors do not, in your Board’s experience, contribute to the totality of the deliberative processes of the Board and could, in fact, be divisive. More fundamentally, all of your Directors owe Chevron and its stockholders certain fiduciary duties that oblige them to educate themselves and make decisions on a reasonably informed basis. These duties are not satisfied in assigning particular subject matters to so-called expert directors. Your Board needs directors who can address a variety of subjects, often at the same time and affecting the same issue.

Chevron’s Corporate Governance Guidelines (available at www.chevron.com) and this Proxy Statement discuss Chevron’s Board membership qualification standards. The Board Nominating and Governance Committee annually reviews the appropriate skills and characteristics required of Board members in the context of the current composition of the Board, the operating requirements of the Corporation, the long-term interests of stockholders, and New York Stock Exchange Corporate Governance Standards.

Your Board believes that it would be inappropriate to select a Director exclusively on the basis of a single criterion or area of expertise. Therefore, your Board recommends that you vote AGAINST this proposal.

Stockholder Proposals (Continued)

STOCKHOLDER PROPOSAL REGARDING HOLDING EQUITY-BASED COMPENSATION THROUGH RETIREMENT

(Item 5 on the proxy card)

Proposal

RESOLVED, that stockholders of Chevron Corporation (“Company”) urge the Compensation Committee of the Board of Directors (the “Committee”) to adopt a policy requiring that senior executives retain a significant percentage of shares acquired through equity compensation programs until two years following the termination of their employment (through retirement or otherwise), and to report to stockholders regarding the policy before the Company’s 2011 annual meeting of stockholders. The stockholders recommend that the Committee not adopt a percentage lower than 75% of net after-tax shares. The policy should address the permissibility of transactions such as hedging transactions which are not sales but reduce the risk of loss to the executive.

Supporting Statement

Equity-based compensation is an important component of senior executive compensation at the Company. According to the information in the 2009 Proxy Statement, as calendar year 2009 started, our CEO owned 2,315,119 shares of Company stock and had been granted options/stock awards on 2,496,000 shares of stock that have not yet been exercised or not yet vested. For the company’s other named executive officers, share ownership ranged 323,802-1,023,700 and grants of options/stock awards that have not yet been exercised or not yet vested ranged from 429,500-1,139,376.

The Company’s Compensation Committee has established stock ownership guidelines for its named executive officers that are based on a multiple of base salaries (five times for the CEO, four times for Vice Chairman, Executive Vice Presidents and Chief Financial Officer). All the named executive officers had satisfied the ownership guidelines, according to the 2009 Proxy Statement.

However, the Company has no requirement that its executives retain any of their shares following termination of employment.

We believe requiring senior executives to hold a significant portion of shares obtained through compensation plans after the termination of employment would focus them on Company long-term success and would better align their interests with those of Company stockholders. In the context of the current financial crisis, we believe it is imperative that companies reshape their compensation policies and practices to discourage excessive risk-taking and promote long-term, sustainable value creation. A 2002 report by a commission of The Conference Board endorsed the idea of a holding requirement, stating that the long-term focus promoted thereby “may help prevent companies from artificially propping up stock prices over the short-term to cash out options and making other potentially negative short-term decisions.”

We believe the Company’s current policy of the CEO and other named executive officers of owning multiples of their bases salaries in stock does not go far enough to ensure that equity compensation builds executive ownership. We also view a retention requirement approach as superior to a stock ownership guideline because a guideline loses effectiveness once it has been satisfied.

We urge stockholders to vote for this proposal.

Stockholder Proposals (Continued)

YOUR BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL

Your Board recommends a vote AGAINST this proposal because Chevron’s executive compensation program and existing stock ownership guidelines strike an appropriate balance to motivate our executives to deliver long-term results, while encouraging long-term strategies.

Our executive compensation philosophy, which is discussed at length in this Proxy Statement under Compensation Discussion and Analysis, motivates our executives to manage Chevron in a way that provides long-term value for our stockholders. Our compensation programs are designed to compensate for long-term results, since Chevron’s business is based on long-term projects that are developed over many years.

Your Board agrees that equity compensation and mandatory equity ownership for executives promotes accountability and encourages executives to enhance stockholder value over the long-term. Chevron’s compensation programs result in significant equity holdings over time. Your Board has established stock ownership guidelines for senior executives (set forth in Chevron’s Governance Guidelines available at www.chevron.com) that set stock ownership targets that are a multiple of base salary: for the CEO, five times; for the Vice Chairman, Executive Vice Presidents and Chief Financial Officer, four times; and for all other executive officers, two times. Executives are expected to achieve these targets within five years of assuming their positions. Your Board’s Management Compensation Committee periodically assesses these guidelines and makes recommendations to the Board as appropriate.

Following retirement or termination, Chevron’s senior executives typically continue to have a significant interest in Chevron’s long-term performance because they continue to hold significant equity interests in Chevron. Performance shares, which pay out in cash based on the value of Chevron common stock, do not pay out until three years after the date of grant. If the retiree has sufficient tenure, performance shares held at least one year will pay out on schedule and thus will pay out up to two years following retirement. In addition, Chevron senior executives historically wait several years following their termination to exercise outstanding stock options, and a large portion of Chevron stock holdings of senior executives are held through Chevron’s deferred compensation plans. Federal tax requirements for deferred compensation arrangements do not allow the distribution of amounts held in these plans until at least six months following retirement and, under Chevron’s benefit plans, distribution is not allowed until at least one year following retirement. In many cases, executives have elected to receive distribution over a number of years following that.

Your Board believes that any stock ownership policy should enhance, not hinder, Chevron’s ability to attract, motivate and retain high-quality executive talent. Chevron’s continued ability to do so is critical to our stockholders’ long-term success. Your Board believes that the proposed ownership and holding policy would unduly hinder Chevron’s ability to attract, motivate and retain executives. The proposed 75 percent holding threshold severely limits an executive’s ability to diversify personal assets, which are already heavily weighted in Chevron stock.

Finally, this proposal asserts that it is important that compensation policies and practices discourage excessive risk-taking. Your Board agrees. Your Board’s Management Compensation Committee has structured Chevron’s equity compensation programs so as not to encourage unnecessary and excessive risks. In addition, Chevron has amended its Long-Term Incentive Plan and Deferred Compensation Plan to permit certain “claw backs” from plan participants when a participant’s misconduct results in Chevron having to prepare an accounting restatement or other harm to Chevron’s business reputation or other employees, even after termination of employment.

Your Board believes that Chevron’s current equity compensation program and stock ownership guidelines align the interests of executive officers with the long-term interests of stockholders, while still permitting Chevron to use equity incentives as part of a balanced approach to compensation that supports recruitment and retention of top talent. Therefore, your Board recommends that you vote AGAINST this proposal.

Stockholder Proposals (Continued)

STOCKHOLDER PROPOSAL REGARDING DISCLOSURE OF PAYMENTS TO HOST GOVERNMENTS

(Item 6 on the proxy card)

Supporting Statement

WHEREAS: Chevron paid more than $40 billion in 2008 in taxes to governments around the world. If managed properly by these governments, these funds can contribute to higher and broader-based economic growth and reduced poverty. However, according to analyses by the World Bank, International Monetary Fund and leading economists, large increases in government revenues derived from oil, gas and minerals in resource-rich economies can increase the potential for government mismanagement, corruption and economic and political instability.

Citizens of resource-rich developing nations need adequate information to hold their governments accountable for the responsible investment of natural resource revenues. Responsible use of resource revenues can ultimately create a more stable and less risky operating environment for companies and their investors.

Chevron has endorsed the concept of revenue transparency, but does not fully disclose its revenue payments to governments on a country-by-country basis.

Chevron’s 2008 corporate responsibility report states that “Chevron believes that disclosure of revenues received by governments and payments made by extractive industries to governments could lead to improved governance in resource-rich countries. The transparent and accurate accounting of these funds contributes to stable, long-term investment climates, economic growth and the well-being of communities.” Developing Partnerships, p. 40.

Chevron has also played a leading role in the global Extractive Industries Transparency Initiative (EITI) and has thus demonstrated an understanding of the value of revenue transparency. While the EITI is widely recognized as an important step towards improving revenue transparency, implementation has been limited and EITI does not currently cover all countries in which Chevron operates including Angola, Chad and Cambodia. It also does not require disaggregated (company by company) country-level disclosure and thus does not provide the highest degree of transparency. Additionally, EITI’s executive director Peter Eigen has stated that EITI “welcomes efforts to improve resource revenue transparency that are consistent with the goals of the EITI.”

By fully disclosing its taxes, royalties, fees, production entitlements and bonuses on a disaggregated, country-by-country basis, Chevron can provide uniform, dependable and comprehensive information in all its countries of operation. In so doing, Chevron can continue to lead the industry in the area of transparency in advance of potential initiatives by the US Congress and the International Accounting Standards Board to develop country-by-country revenue disclosure requirements. Two of Chevron’s competitors, Statoil and Talisman Energy, currently have disclosure policies regarding these kinds of payments.

Proposal

RESOLVED: Shareholders request the Board of Directors to report by April 1, 2011, and on an annual basis thereafter, at reasonable cost and omitting proprietary information, all taxes, royalties, fees (including license and area fees), production entitlements and bonuses, broken out by country, paid in the preceding fiscal year to governments in which the company operates.

Supporting statement: Chevron should practice the highest possible degree of disclosure of payments from the company to host governments to maintain its industry leadership position on this critical issue and to ensure that its investments contribute to increased economic development and political stability.

Stockholder Proposals (Continued)

YOUR BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL

Your Board recommends a vote AGAINST this proposal because Chevron’s unilateral disclosure of amounts paid to host governments under production and similar arrangements could, in the absence of an agreed-upon disclosure framework and the cooperation of all stakeholders, threaten the sanctity of existing contracts where such disclosures may be currently prohibited and could undermine the efforts of more productive disclosure initiatives, and could put Chevron at a competitive disadvantage.

Chevron has worked to support disclosure of payments made to host governments and revenues received by host governments. Specifically, we have worked to support disclosure in Angola and Nigeria. These disclosures, and the resulting greater transparency, can lead to improved governance in resource-rich countries. This is why Chevron plays a leading role in the Extractive Industries Transparency Initiative (EITI). The purpose of the EITI is to promote the implementation of uniform standards of revenue disclosure and transparency by not only extractive companies but also host governments. Supporters of the EITI include companies, governments, nongovernmental organizations, industry associations, institutional investors and international organizations. Chevron already abides by the EITI rules, which, for example, require companies to publish figures in the EITI implementing countries in the manner prescribed by the host government.

Your Board believes that unilaterally disclosing company payments, in the absence of an agreed-upon disclosure framework and the cooperation of all stakeholders, actually creates problems without accomplishing the goals of transparency. First, unilateral disclosure of payments by an extractive company could give rise to legal liability where contractual arrangements and country-specific laws can prohibit such disclosure and could legally prevent Chevron from making such disclosures. Chevron must and will continue to comply with its contractual commitments and local regulations on payment disclosure by host countries.

Second, unilateral disclosures by one extractive company does not provide critically important information on the revenues received by host governments because unless all revenues are disclosed, interested parties will be unable to reconcile revenues received and payments made. Otherwise, as the proposal notes, citizens of resource-rich countries are not able to hold their governments responsible.

Third, if Chevron adopted the proposed practice, it could put itself at a competitive disadvantage against other companies that do not similarly disclose payments on a country-by-country basis. Chevron’s competitors could benefit from Chevron’s disclosures of payments if they are competing for the same business opportunities, leading to distinct competitive disadvantages for Chevron. Chevron advocates for an alternative approach that allows host governments to take the lead in applying disclosure measures across the entire industry so that companies working in a country can operate under the same guidelines.

Your Board believes that the approach recommended by the proposal could threaten the sanctity of existing contracts and is inferior to a government-led, multi stakeholder approach and could put Chevron at a competitive disadvantage. Therefore, your Board recommends that you vote AGAINST this proposal.

Stockholder Proposals (Continued)

STOCKHOLDER PROPOSAL REGARDING GUIDELINES FOR COUNTRY SELECTION

(Item 7 on the proxy card)

Proposal

WHEREAS: Following the Burmese military’s 2007 crackdown on peaceful demonstrators, its restrictions on allowing humanitarian relief into Burma after cyclone Nargis and its 2008 sentencing of pro-democracy activists to lengthy prison terms, Chevron has faced government criticism, negative publicity, and a consumer boycott concerning its investment in Burma;

The U.S. government has three times enacted economic sanctions on Burma, including a ban on new investment in 1997, a ban on imports in 2003, and further restrictions on imports in 2008;

Nobel Peace Prize Laureate Aung San Suu Kyi, leader of the National League for Democracy that won more than 80 percent of the seats in the 1990 Burmese elections, has repeatedly called for economic sanctions on Burma, stating that corporations in Burma “create jobs for some people, but what they’re mainly going to do is make an already wealthy elite wealthier, and increase its greed and strong desire to hang on to power ... these companies harm the democratic process a great deal;”

Chevron, in partnership with Total of France, the Petroleum Authority of Thailand, and Myanma Oil and Gas Enterprise, holds equity in Burma’s largest investment project: the Yadana gas-field and pipeline that transports gas to Thailand, generating billions of dollars for the Burmese regime;

How the Burmese regime uses the revenue is under scrutiny, according to the Financial Times, which obtained a 2009 International Monetary Fund report that found that Burma’s rulers add revenues from natural gas exports to the budget at the 30-year-old official exchange rate, causing the gas money to account for under one percent of budget revenue in 2007-08 instead of 57 percent if valued at market rates (“Burma’s economic prospects ‘bleak,’” Financial Times, May 10, 2009);

Human rights organizations have documented egregious human rights abuses by Burmese troops employed to secure the pipeline area, including forcible relocation of villagers and use of forced labor on infrastructure related to the project;

In March 2005, Unocal settled a case for a reported multi-million dollar amount in which it was claimed that Unocal was complicit in human rights abuses by Burmese troops hired by the Yadana project to provide pipeline security;

By purchasing Unocal, Chevron acquired Unocal’s investment in Burma including its legal, moral, and political liabilities;

Chevron also does business in other countries with controversial human rights records: Angola, Kazakhstan, and Nigeria;

BE IT RESOLVED: The shareholders request the Board to make available by the 2011 annual meeting a report, omitting proprietary information and at reasonable cost, on Chevron’s criteria for (i) investment in; (ii) continued operations in; and, (iii) withdrawal from specific countries.

Supporting Statement

We believe Chevron’s current country selection process is opaque and leaves unclear how Chevron determines whether to invest in or withdraw from countries where:

•	the government has engaged in ongoing, systematic human rights violations;

•	there is a call for economic sanctions by human rights and democracy advocates; and,

•	Chevron’s presence exposes the Company to government sanctions, negative publicity, and consumer boycotts.

Stockholder Proposals (Continued)

YOUR BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL

Your Board recommends a vote AGAINST this proposal because Chevron has rigorous policies and processes to identify and manage issues and risks, and we already report on these processes.

In order to find, produce and provide energy, Chevron must go where energy resources exist or are thought to exist. This may require conducting business in countries with cultural, economic, social and political institutions and practices that are very different from those in the United States. Chevron’s operations require long-term, sustained and capital-intensive commitments, and the company’s operating units around the world continuously review political and economic conditions in their areas to assess the risks to Chevron employees, assets and brands. To appropriately manage those investments, Chevron has rigorous policies and processes to identify, assess and manage risks.

In all countries, Chevron operates legally and under the values outlined in The Chevron Way. These values are implemented through numerous policies and processes, including Chevron’s Business Conduct and Ethics Code, Operational Excellence Management System (OEMS), Voluntary Principles on Security and Human Rights, Environmental, Social and Health Impact Assessment, and Human Rights Policy. These policies and processes help Chevron to identify, analyze and manage security, social, environmental, health and safety issues incident to its operations and major capital projects, reinforce the company’s commitment to respect human rights, and set strict compliance policies for foreign corrupt practices and anticorruption laws. In the case of Chevron’s OEMS, Lloyd’s Register Quality Assurance has attested that OEMS meets all requirements of the International Standards Organization’s 14001 environmental management system standard and the Occupational Health and Safety Assessment Series management specification 18001 and that OEMS is implemented throughout the corporation.

In addition to our commitment and policies to reinforce legal, ethical and responsible operations, Chevron has been able to exercise positive influence in host countries by providing economic opportunities for their people through active community engagement initiatives and by working with communities to improve health care, schools, and opportunities for vocational training, supplier development and jobs. For example, in Myanmar, Chevron supports critical health, economic development and education programs that make substantive and positive improvements in the lives of approximately 50,000 people. Chevron also contributed $2 million to the International Committee of the Red Cross and other disaster relief agencies to provide assistance to the people of Myanmar affected by Cyclone Nargis in early 2008. Chevron and project partners also engage third parties to report on community activities and practices in Myanmar. Since 2002, Chevron and project partners have been participants in the Corporate Engagement Project of CDA Collaborative Learning Projects, a U.S. nonprofit organization that has been visiting the pipeline area and publishing its independent observations. The reports are publicly available at www.CDAinc.com.

The proposed report would be duplicative of Chevron’s current disclosures and the suggested guidelines would not be as effective as Chevron’s current procedures for managing and evaluating in-country issues and risks. These policies and processes are described in Chevron’s annual Corporate Responsibility Report and on Chevron’s Web site at www.chevron.com. Therefore, your Board recommends that you vote AGAINST this proposal.

Stockholder Proposals (Continued)

STOCKHOLDER PROPOSAL REGARDING FINANCIAL RISKS FROM CLIMATE CHANGE

(Item 8 on the proxy card)

Supporting Statement

WHEREAS: There is general consensus among climate scientists that, without significant intervention, climate change will result in dramatic weather events, rising sea levels, drought in some areas, and significant impacts on human and ecosystem health. The Pentagon also believes that climate change has significant national security implications.

Climate change will therefore have profound negative effects on global economies, confronting business leaders with major challenges.

Business and political leaders, as well as scientists globally, have identified risks of climate change for the natural environment and the global economy and are calling for urgent action.

Chevron is advertising steps being taken to diversify fuel sources and reduce greenhouse gases contributing to climate change. Proponents commend Chevron for these steps.

Other companies are lobbying actively for specific, legislative changes to shape future laws and regulations.

Many investors, including members of the Investor Network on Climate Risk, representing approximately $7 trillion of assets under management, are urging companies to provide full disclosure of climate risk and urging the Securities and Exchange Commission to mandate such disclosure.

In addition, many companies are conducting internal assessments of the business risks and opportunities posed by climate change and some, such as AES, Dow Chemical, DuPont, Exelon, Ford, Intel, PG&E, and Xcel are adding sections in their 10K Reports on present and future risks.

Chevron has responded carefully to questions about climate risk in the Carbon Disclosure Project survey, supported by investors globally with over $50 Trillion of Assets under Management.

As investors, we are concerned about ways in which climate change and related government policies can adversely affect our investment in Chevron.

Hence, we believe it is important for Chevron to carefully study the financial impacts, risks and opportunities posed by climate change on our company and its future operations to enable management to respond effectively and make the changes necessary to protect shareowner value. The results of the study would be reported to shareowners.

Proposal

RESOLVED: Investors request Chevron’s Board of Directors to prepare a report to shareowners on the financial risks resulting from climate change and its impacts on shareowner value over time, as well as actions the Board deems necessary to provide long-term protection of our business interests and shareowner value. The Board shall decide the parameters of the study and summary report.

A summary report will be made available to investors by September 15, 2010. Cost of preparation will be kept within reasonable limits and proprietary information omitted.

We suggest the report consider the following issues in its analysis:

•	Emissions management;

•	Physical risks of climate change on our business and operations (e.g. the impact of rising sea levels on drilling operations and refineries, including the supply chain);

•	U.S. and global regulatory risks of legislative proposals on carbon taxes and cap and trade;

•	“Material risks” with respect to climate change;

•	Reputation, brand and legal risk;

•	Positive business opportunities.

Stockholder Proposals (Continued)

YOUR BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL

Your Board recommends a vote AGAINST this proposal because Chevron already discloses material risks related to climate change and climate change regulation in its Annual Report on Form 10-K, which is filed with the U.S. Securities and Exchange Commission and is available at www.chevron.com. Moreover, in light of the highly uncertain regulatory environment, disclosing speculative or immaterial risks could be misleading and could result in confusion.

Chevron is working to be a part of the solution to the challenges facing the world from energy use and climate change. Now in its eighth year of implementation, Chevron’s Action Plan on Climate Change continues to guide our activities in response to climate change in the areas of greenhouse gas (GHG) emissions reduction, energy efficiency improvement, research and development investment in innovative low-carbon energy technologies and advocacy. For example:

•

As of 2009, Chevron has reduced the total energy consumption required to complete all of its business functions by 30 percent compared with the energy the Company would have consumed in 1992 to complete the same business functions;

•

The Gorgon project in Australia will include storage of carbon dioxide. The sequestration component is expected to be the largest in the world and will demonstrate Chevron’s global leadership in this technology;

•

Chevron is the world’s largest producer of geothermal energy, with installed geothermal capacity in Indonesia and the Philippines of more than 1,200 megawatts, enough energy to meet the needs of 16 million people;

•

Catchlight Energy LLC, Chevron’s joint venture with Weyerhaeuser Co., is a research and development partnership to transform cellulosic biomass into biofuels, with a focus on commercial-scale production; and

•

Chevron Energy Solutions (CES) applies proven energy-efficiency and renewable power technologies to meet the needs of customers and works within Chevron to support internal energy efficiency, reliability, and renewable energy projects.

Chevron is currently complying with GHG emissions limits under the European Union Emissions Trading Scheme (ETS) and is preparing for the mid-2010 start of the New Zealand ETS. Chevron recently concluded a study to align organizational capability and governance for carbon markets, ensuring a robust response to existing and potential market-based regulation. Chevron is actively participating in legislative and regulatory processes in jurisdictions where new legislation or regulation is under consideration, including Australia, the United States, California and Canada.

For capital projects, Chevron evaluates GHG emissions profiles, potential costs of carbon, opportunities for avoidance or reduction of emissions, and the potential opportunities for carbon credit generation. For capital projects over $5 million, Chevron conducts an analysis to estimate emissions and the potential range of GHG management costs and benefits and integrates this analysis into the capital projects’ planning. In 2009, a set of upgraded tools and guidance was launched to better aid project teams with the evaluation and management of GHG emissions over project life cycles.

Since 2002, Chevron has used an enterprise-wide emissions protocol and inventory system to calculate its emissions of carbon dioxide (CO2), methane (CH4) and nitrous oxide (N2O) and to estimate its energy use in accordance with industry accepted methods. In 2009, Chevron deployed a new Web-based system that is based on industry best practices in GHG accounting and reporting. In addition to direct and indirect sources of emissions, this system covers the emissions from Chevron’s products. This will help Chevron reduce compliance risk and meet new regulatory requirements by incorporating mandatory GHG reporting methods and a high level of transparency and automation. Since 2004, Chevron has participated in the Carbon Disclosure Project, an annual survey conducted on behalf of more than 475 institutional investors, and has been recognized for its transparency. Chevron regularly communicates the GHG footprint of its operations and its performance against an annual GHG emissions target in the Corporate Responsibility Report available at www.chevron.com.

Chevron evaluates costs and opportunities under existing and potential regulation for both its current business and capital investments. Based on this analysis, Chevron discloses the material risks from climate change and climate change regulation in its Annual Report on Form 10-K filed with the SEC. Therefore, your Board recommends that you vote AGAINST this proposal.

Stockholder Proposals (Continued)

STOCKHOLDER PROPOSAL REGARDING HUMAN RIGHTS COMMITTEE

(Item 9 on the proxy card)

Supporting Statement

Whereas, mindful of the severe abuses of basic human rights by the Government of China to punish its people for expressing and exercising the free speech and free association rights (for example, I myself, born in Beijing and graduated from Tsinghua University in Beijing, was deprived of my Chinese citizenship in 1996 without any document), and

Whereas, taking into account the fact that U.S. laws prohibit the involvement of U.S. companies in major human rights abuses taking place in foreign nations, including China,

Proposal

Therefore, be it resolved, that shareholders request that Chevron establish a Human Rights Committee with the responsibility to review and approve all policies and actions taken by the Company that might affect human rights observance in countries where it does business, or where its products and technologies are being sold or used. This Committee will follow the Universal Declaration of Human Rights and will include high-level officials of Chevron, and respected outside human rights experts (especially with knowledge of China’s human rights situation) to help Chevron understand the human rights impacts of Chevron business abroad.

Stockholder Proposals (Concluded)

YOUR BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL

Your Board recommends a vote AGAINST this proposal because establishing a human rights committee is unnecessary to further Chevron’s efforts to monitor human rights issues and maintain its continued commitment to universal human rights.

Although governments have the primary duty to protect and ensure fulfillment of human rights, Chevron recognizes that it plays an important role in respecting human rights in the communities where it operates. In December 2009, Chevron adopted an updated and comprehensive Human Rights Policy, supported by an implementation plan, defined roles and responsibilities, and management oversight and guidance. Chevron works cooperatively and constructively with host governments, communities and nongovernment organizations. It also engages with subject matter experts who help build on its understanding of human rights issues relevant to its business.

Chevron’s existing governance framework includes Board-level and executive-level committees that routinely focus on human rights as well as other social policy matters. Your Board’s Public Policy Committee considers policies, programs and practices concerning a broad array of public policy issues, including human rights. In addition, Chevron’s Global Issues Committee, which is a subcommittee of the Executive Committee, identifies and develops policies on global issues of significance to Chevron, such as the Human Rights Policy mentioned previously. The Committee routinely solicits the input of internal and external experts to develop these policies. In view of the above, your Board believes that the formation of a new human rights committee would duplicate the work of these two committees.

Support for universal human rights has long been and will continue to be a core value and an important part of the way Chevron conducts its business. The manner in which Chevron conducts its global operations is consistent with the spirit and intent of widely recognized international human rights principles, including the United Nations Universal Declaration of Human Rights, the International Labor Organization Declaration on Fundamental Principles and Rights at Work, and the Voluntary Principles on Security and Human Rights. Starting with The Chevron Way, Chevron’s commitment to respect human rights is manifested in its policies and processes through our: (i) Business Conduct and Ethics Code; (ii) participation in and promotion of the Voluntary Principles on Security and Human Rights initiative; (iii) Corporate Guidelines on the Voluntary Principles on Security and Human Rights to support implementation of the Voluntary Principles; (iv) Corporate Standard Environmental, Social and Health Impact Assessment Process to assess potential project impacts on people and the environment; (v) Operational Excellence Management System; and (vi) community engagement programs to support community access to basic human needs such as education, health care and economic livelihood. Chevron’s new Human Rights Policy builds upon and reinforces these policies and principles.

Your Board believes that the significant time and resources Chevron currently devotes to human rights issues under its current governance framework enables Chevron to understand and address the impacts of these issues on Chevron’s business worldwide. Given Chevron’s existing policies and practices, a human rights committee as suggested by the proponent is unnecessary to ensure a strong commitment to human rights issues. Therefore, your Board recommends that you vote AGAINST this proposal.

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CHEVRON CORPORATION
Your Board recommends a vote FOR and, unless you vote “Against” or “Abstain,” your proxy holders will vote FOR the election of the following Directors 1a through 1p:			For	Against	Abstain

1a.	S. H. Armacost		☐	☐	☐				For	Against	Abstain
1b. 1c.	L. F. Deily R. E. Denham		☐ ☐	☐ ☐	☐ ☐	1o. C. Ware 1p. J. S. Watson Your Board recommends a vote FOR and, unless you vote “Against” or “Abstain,” your proxy holders will vote FOR Board proposals 2 and 3:			☐ ☐	☐ ☐	☐ ☐
1d.	R. J. Eaton		☐	☐	☐	2.	Ratification of Independent Registered Public Accounting Firm		☐	☐	☐
1e.	C. Hagel		☐	☐	☐
1f. 1g.	E. Hernandez F. G. Jenifer		☐ ☐	☐ ☐	☐ ☐	3.	Amendment to Chevron’s By-Laws to Reduce the Percentage of Stockholdings Required for Stockholders to Call for Special Meetings		☐	☐	☐
1h. 1i.	G. L. Kirkland S. Nunn		☐ ☐	☐ ☐	☐ ☐	Your Board recommends a vote AGAINST and, unless you vote “For” or “Abstain,” your proxy holders will vote AGAINST stockholder proposals 4, 5, 6, 7, 8 and 9:
1j.	D. B. Rice		☐	☐	☐	4.	Appointment of an Independent Director with Environmental Expertise		☐	☐	☐

1k.	K. W. Sharer		☐	☐	☐	5.	Holding Equity-based Compensation through Retirement		☐	☐	☐

1l.	C. R. Shoemate		☐	☐	☐	6.	Disclosure of Payments to Host Governments		☐	☐	☐

1m.	J. G. Stumpf		☐	☐	☐	7.	Guidelines for Country Selection		☐	☐	☐

1n.	R. D. Sugar		☐	☐	☐	8.	Financial Risks from Climate Change		☐	☐	☐

	Please indicate if you plan to attend this meeting.		☐	☐		9.	Human Rights Committee		☐	☐	☐

			Yes	No

	Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)		Date

Dear Stockholders:

The lower portion of this form is your proxy for Chevron Corporation’s 2010 Annual Meeting of Stockholders (the “Annual Meeting”). It is important that you vote. You may vote via telephone, Internet or mail. If you wish to vote via telephone or Internet, instructions are printed on the reverse side of this form. If you wish to vote via mail, please mark, sign, date and return the proxy (the reverse portion of this form) using the enclosed postage paid envelope.

The upper portion of this form is your Annual Meeting admission ticket. I invite you to attend the Annual Meeting at the Chevron Building Auditorium, 1500 Louisiana Street, Houston, Texas. Only stockholders are invited to attend the meeting. Please bring this ticket and a government-issued photo identification with you to the Annual Meeting. You will need a ticket to be admitted into the meeting.

Sincerely,

Lydia I. Beebe

Corporate Secretary and Chief Governance Officer

Annual Meeting of Stockholders
•	Meeting Date:	May 26, 2010
•	Meeting Time:	8:00 a.m., CDT (doors open at 7:30 a.m.)
•	Meeting Location:	Chevron Building Auditorium 1500 Louisiana Street
Houston, Texas 77002-7308

Directions to the Annual Meeting location are provided on page 7 of the 2010 Proxy Statement.

Note: Cameras, recording equipment, electronic devices, cell phones, etc. will not be allowed in the meeting, other than for Company purposes. A checkroom will be provided. For your protection, all briefcases, purses, packages, etc. will be subject to an inspection as you enter the meeting. We regret any inconvenience this may cause you.

(See reverse side for additional information.)

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 26, 2010: The Notice of the 2010 Annual Meeting, 2010 Proxy Statement and 2009 Annual Report are available at www.proxyvote.com.

M21460-P93025-Z52156

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CHEVRON CORPORATION

The undersigned stockholder of Chevron Corporation hereby appoints John S. Watson, R. Hewitt Pate and Lydia I. Beebe, and each of them, proxy holders of the undersigned, each with power of substitution, to represent and to vote all the shares of Chevron Corporation common stock held of record by the undersigned on April 1, 2010 at Chevron Corporation’s Annual Meeting of Stockholders, to be held on May 26, 2010, and any adjournment thereof. The proxy holders will vote as directed by the undersigned. If the undersigned gives no directions, the proxy holders will vote in accordance with the Board’s recommendations. The proxy holders will vote in accordance with their discretion on such other matters as may properly come before the meeting and any adjournment thereof, including, without limitation, any proposal to adjourn the meeting to a later time and place for the purpose of soliciting additional proxies, unless the undersigned strikes out this sentence.

If shares of Chevron Corporation common stock are issued to or held for the account of the undersigned under employee plans and voting rights are attached to such shares (a “Voting Plan”), the undersigned hereby directs the respective fiduciary of each applicable Voting Plan to vote all shares of Chevron Corporation common stock held in the undersigned’s name and/or account under such Voting Plan in accordance with the instructions given herein, at Chevron Corporation’s Annual Meeting of Stockholders and at any adjournments or postponements thereof, on all matters properly coming before the meeting, including but not limited to the matters set forth on the reverse side. If you have shares in a Voting Plan and do not vote those shares, your trustee may or may not vote the shares, in accordance with the terms of the Voting Plan. We encourage you to vote the shares. All votes of Voting Plan shares must be received by the respective fiduciary by May 21, 2010 in order to be counted. You may attend the meeting; however, Voting Plan shares may not be voted at the Meeting.

Your telephone or Internet vote authorizes the named proxy holders and/or the respective fiduciary to vote the shares in the same manner as if you marked, signed and returned your proxy form.

If you vote your proxy via telephone or Internet, you do not need to mail back your proxy form.

Please mark, date and sign this proxy on the reverse side and return it using the enclosed postage paid envelope.